UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
CADENCE DESIGN SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CADENCE DESIGN SYSTEMS, INC.
2655 SEELY AVENUE
SAN JOSE, CALIFORNIA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 10, 2011

TO THE STOCKHOLDERS OF CADENCE DESIGN SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation, will be held on May 10, 2011, at 1:00 p.m. Pacific time, at Cadence’s offices located at 2655 Seely Avenue, Building 10, San Jose, California 95134 for the following purposes:

1.	To elect directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the directors’ earlier death, resignation or removal.

2.	To approve the 2000 Equity Incentive Plan, including an increase in the number of shares of common stock reserved for issuance thereunder.

3.	To re-approve the performance goals under the Senior Executive Bonus Plan for compliance with Section 162(m) of the Internal Review Code of 1986, as amended.

4.	To re-approve the performance goals under the 1987 Stock Incentive Plan for compliance with Section 162(m) of the Internal Review Code of 1986, as amended.

5.	To approve an amendment to the 1987 Stock Incentive Plan, including an increase in the number of shares of common stock reserved for issuance thereunder.

6.	To vote on a non-binding advisory resolution regarding executive compensation.

7.	To vote on a non-binding advisory resolution regarding the frequency of non-binding stockholder votes regarding executive compensation.

8.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Cadence for its fiscal year ending December 31, 2011.

9.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Cadence’s Board of Directors has fixed the close of business on March 15, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors

James J. Cowie
Sr. Vice President, General Counsel and Secretary

San Jose, California
March 28, 2011

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE, AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED (WHICH HAS PREPAID POSTAGE IF MAILED IN THE UNITED STATES) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

CADENCE DESIGN SYSTEMS, INC.
2655 SEELY AVENUE
SAN JOSE, CALIFORNIA 95134

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation, which is referred to in this proxy statement as Cadence, for use at its Annual Meeting of Stockholders to be held on May 10, 2011, at 1:00 p.m. Pacific time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cadence’s offices located at 2655 Seely Avenue, Building 10, San Jose, California 95134. Cadence intends to publish this proxy statement on the investor relations page of its website at http://www.cadence.com/company/investor_relations/index.aspx on or about March 28, 2011.

INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, Cadence is furnishing proxy materials to its stockholders primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. Cadence believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of its annual meeting and helps conserve natural resources. On or about March 28, 2011, Cadence will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including its proxy statement and annual report, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Cadence may at its discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including its proxy statement and annual report, to one or more stockholders.

An audio webcast of the annual meeting will also be available on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations/index.aspx. The webcast will allow investors to listen to the proceedings of the annual meeting, but stockholders accessing the annual meeting using the Internet will not be considered present at the annual meeting by virtue of this access and will not be able to vote on matters presented at the annual meeting or ask any questions of Cadence’s directors, management or independent registered public accounting firm. For a description of how to vote on matters presented at the annual meeting, see “Voting” below. The webcast will begin promptly at 1:00 p.m. Pacific time on the day of the annual meeting and may be accessed on Cadence’s website for 30 days thereafter.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Cadence’s outstanding common stock, $0.01 par value per share, at the close of business on March 15, 2011, which is referred to in this proxy statement as the record date, will be entitled to notice of and to vote at the annual meeting. At the close of business on the record date, Cadence had 268,572,911 shares of common stock outstanding and entitled to vote. Each holder of record of common stock outstanding at the close of business on the record date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The presence in person or by proxy of a majority of the shares of Cadence common stock outstanding and entitled to vote on the record date is required for a quorum at the annual meeting. Both abstentions and “broker non-votes” are counted as present for purposes of determining the presence of a quorum, but broker non-votes will not be counted towards the tabulation of votes cast on proposals presented to stockholders.

Broker non-votes include shares for which a bank, broker or other nominee holder (i.e., record holder) has not received voting instructions from the beneficial owner and for which the record holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record holders of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters. Brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, because the election of directors (Proposal 1) and Proposals 2, 3, 4, 5, 6 and 7 are considered non-routine matters. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposals 1, 2, 3, 4, 5, 6 or 7. Proposal 8, regarding the ratification of Cadence’s independent registered public accounting firm, is considered a routine matter and brokers are therefore permitted to vote shares held by them without instruction.

ANNUAL MEETING ADMISSION

Stockholders at the close of business on the record date or holders of a valid proxy for the annual meeting are entitled to attend the annual meeting. Such individuals should be prepared to present photo identification, such as a valid driver’s license or passport, and verification of Cadence stock ownership for admittance. For stockholders at the close of business on the record date, proof of ownership as of the record date will be verified prior to admittance into the annual meeting. For stockholders who were not stockholders of record at the close of business on the record date but hold shares through a bank, broker or other nominee holder, proof of beneficial ownership at the close of business on the record date, such as an account statement or similar evidence of ownership, will be verified prior to admittance into the annual meeting. Stockholders will be admitted to the annual meeting if they comply with these procedures. Please allow ample time for admittance to the 1:00 p.m. Pacific time meeting time.

VOTE REQUIRED

The election of directors at the annual meeting requires that each director receive a majority of the votes cast at the annual meeting (number of shares voted “for” a director must exceed the number of votes cast “against” that director), provided that in a contested election, each director shall be elected by the affirmative vote of a plurality of the votes cast at the annual meeting.

All other items to be voted on at the annual meeting require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

BNY Mellon Shareowner Services has been appointed as the inspector of elections for the annual meeting. All votes will be tabulated by a representative of BNY Mellon Shareowner Services. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

VOTING

Stockholders at the close of business on the record date have three options for submitting their vote prior to the annual meeting: (i) vote via the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials, (ii) vote via telephone, by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or (iii) vote via mail, by completing, signing, dating and mailing a paper proxy card in a pre-addressed envelope, which a stockholder can request as outlined in the Notice of Internet Availability of Proxy Materials.

If a stockholder attends the annual meeting, he or she may also submit his or her vote in person, and any votes that were previously submitted — whether via the Internet, by telephone or by mail — will be superseded by the vote that is cast at the annual meeting. Whether the proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted and if it is not revoked prior to the annual meeting, the shares will be voted at the annual meeting in the manner set forth in this proxy statement or as otherwise specified by the stockholder.

REVOCABILITY OF PROXIES

Whether the proxy is submitted via the Internet, telephone or mail, any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by providing a written notice of revocation or a duly executed proxy bearing a later date to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134, or it may be revoked by attending the meeting and voting in person. Attendance at the annual meeting will not, by itself, be sufficient to revoke a proxy. Accessing the webcast of the annual meeting will not, by itself, constitute attendance at the annual meeting and will not enable a stockholder to revoke his, her or its proxy via the Internet, unless the proxy revocation procedures set forth above are followed.

SOLICITATION

Cadence will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders by Cadence in connection with the matters to be voted on at the annual meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Cadence common stock beneficially owned by others for forwarding to the beneficial owners. Cadence will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile, and use of the Internet or personal solicitation by directors, officers or other employees of Cadence and by Georgeson Inc., which is referred to in this proxy statement as Georgeson. Cadence has retained Georgeson to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $50,000, plus reasonable expenses. No additional compensation will be paid to directors, officers or other employees of Cadence or any of its subsidiaries for their services in soliciting proxies.

HOUSEHOLDING INFORMATION

SEC rules permit companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Cadence’s Notice of Internet Availability of Proxy Materials and proxy materials for stockholders who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Cadence common stock that the broker or other nominee holder will be householding the Notice of Internet Availability of Proxy Materials or proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials and proxy materials, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Cadence common stock. You may also request additional copies of Cadence’s Notice of Internet Availability of Proxy Materials and proxy materials by writing to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134, or by calling Cadence’s Investor Relations Group at (408) 944-7100 or e-mailing the Investor Relations Group at investor_relations@cadence.com. Please note, however, that if you wish to receive a paper copy of the proxy or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions provided in the Notice of Internet Availability of Proxy Materials. Copies of Cadence’s SEC filings and certain other submissions are made available free of charge on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations/index.aspx as soon as practicable after Cadence electronically files or furnishes these documents with the SEC. Information on Cadence’s website is not incorporated by reference in this proxy statement.

CORPORATE GOVERNANCE

Cadence common stock is listed under the symbol CDNS on the NASDAQ Global Select Market, which is referred to in this proxy statement as NASDAQ.

Cadence and its Board of Directors, which is referred to in this proxy statement as the Board, regularly review and evaluate Cadence’s corporate governance practices. Cadence’s corporate governance documents are posted on the investor relations page of its website at http://www.cadence.com/company/investor_relations/index.aspx. Paper copies of these documents are also available to stockholders upon written request directed to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines of the Board of Directors, which are referred to in this proxy statement as the Corporate Governance Guidelines. The Corporate Governance Guidelines cover various topics relating to the Board and its activities including, but not limited to, the selection and composition of the Board, Board leadership, compensation of directors, responsibilities of directors, Board access to senior management and outside advisors, meeting procedures and board and committee responsibilities and other matters. The Corporate Governance and Nominating Committee of the Board periodically reviews the Corporate Governance Guidelines, which may be amended by the Board at any time, and were most recently amended in November 2010.

CODE OF BUSINESS CONDUCT

Cadence has adopted a Code of Business Conduct to provide standards for ethical conduct in dealing with customers, suppliers, agents, government officials, political entities and others, which is referred to in this proxy statement as the Code of Business Conduct. The Code of Business Conduct applies to all Cadence directors, officers and employees (and those of its subsidiaries), including Cadence’s President and Chief Executive Officer, who is referred to in this proxy statement as the CEO, and Cadence’s Senior Vice President and Chief Financial Officer, who is referred to in this proxy statement as the CFO. Compliance with the Code of Business Conduct is a condition of continued service to or employment with Cadence. The Code of Business Conduct covers topics including, but not limited to, integrity and confidentiality of assets and information, conflicts of interest, compliance with federal and state securities laws, employment practices, payment practices, and compliance with competition, anti-corruption and other laws and regulations.

Except as otherwise provided by applicable law, each person subject to the Code of Business Conduct has the responsibility to report any possible misconduct, including unethical business practices, violations of the Code of Business Conduct and apparent or suspected illegal activities and any concerns regarding corporate governance, accounting, internal accounting controls or auditing matters, in the following manner:

•	Employees must report to the Office of the General Counsel or, in the event the report concerns a Cadence executive officer, to the General Counsel or the chair of the Audit Committee (employees may report possible misconduct on an anonymous basis);

•	Executive officers must report to the General Counsel or, if the report concerns the General Counsel, to the chair of the Audit Committee, or, if the report concerns the chair of the Audit Committee, executive officers are to contact the Chair of the Corporate Governance and Nominating Committee or another member of the Corporate Governance and Nominating Committee; and

•	Directors must report to the chair of the Audit Committee or, if the report concerns the chair of the Audit Committee, to the Chair of the Corporate Governance and Nominating Committee or another member of the Corporate Governance and Nominating Committee.

Any waiver of a provision of the Code of Business Conduct with respect to a director or an executive officer may only be made by the Board or the Corporate Governance and Nominating Committee. Any waivers for other employees may be granted only by the CEO or the General Counsel, or their respective designees. To the extent required under applicable SEC rules, Cadence will disclose material amendments to the Code of Business Conduct and any waiver of its provisions with respect to any director or executive officer by filing a Current Report on Form 8-K with the SEC or posting such information on its website at www.cadence.com.

STOCK OWNERSHIP GUIDELINES

The Board has adopted Stock Ownership Guidelines for its members and Cadence’s executive officers, to align the interests of its directors and executive officers with the interests of stockholders and to further promote Cadence’s commitment to sound corporate governance. Each member of the Board is encouraged to hold at least 5,000 shares of Cadence common stock within the first two years of his or her election to the Board, and Cadence’s executive officers are encouraged to hold at least the following number of shares of Cadence common stock no later than five years after the date of his or her designation to the following offices: CEO — 100,000 shares; CFO — 50,000 shares; and Senior Vice Presidents — 25,000 shares. As of the record date, all directors and executive officers met the Stock Ownership Guidelines applicable to them, subject to their respective phase-in periods according to Cadence’s Stock Ownership Guidelines.

CADENCE’S BOARD OF DIRECTORS

DIRECTOR INDEPENDENCE

Cadence’s Corporate Governance Guidelines require that at least a majority of the Board be “independent directors” within the meaning of the listing standards of NASDAQ, as determined by the Board. To be “independent” a director must not have a relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a Cadence director. In making these determinations, the Board considers all relevant facts and circumstances and applies the following standards:

•	A director who is employed by Cadence or any of its subsidiaries, or whose family member is employed as an executive officer of Cadence or any of its subsidiaries, is not independent until three years after the end of the employment relationship;

•	A director who accepts, or whose family member accepts, more than $120,000 in compensation from Cadence or any of its subsidiaries, other than compensation for Board or Board committee service, compensation paid to a family member who is a non-executive employee of Cadence or any of its subsidiaries, benefits under a tax-qualified retirement plan or non-discretionary compensation and payments arising solely from investment in Cadence stock, during any twelve month period within the past three fiscal years, until three years after the date of payment;

•	A director who is, or whose family member is, a current partner or employee of Cadence’s independent registered public accounting firm is not independent;

•	A director who was, or whose family member was, a partner or employee of Cadence’s independent registered public accounting firm who worked on Cadence’s audit during that time is not independent until three years after the end of the employment relationship;

•	A director who is, or whose family member is, employed as an executive officer of another entity for which at any time during the past three years any of Cadence’s executive officers served on the compensation committee of such entity is not independent; and

•	A director who is, or whose family member is, a partner in, or a controlling stockholder or an executive officer of, any organization to which Cadence made, or from which Cadence received, payments for property or services in the current fiscal year or any of the past three fiscal years that exceed in such year the greater of 5% of the recipient’s consolidated gross revenues or $200,000, other than payments arising solely from investments in Cadence securities or payments under non-discretionary charitable contribution matching programs, is not independent until three years after the conclusion of the fiscal year in which such payments are made or received.

The Board has determined that Ms. Bostrom, Dr. Shoven and Messrs. Lucas, Scalise, Siboni and Swainson, who constitute a majority of the Board, are “independent directors” within the meaning of the listing standards of NASDAQ.

BOARD MEETINGS

During the fiscal year ended January 1, 2011, the Board held ten meetings, in addition to taking actions by unanimous written consent in lieu of a meeting. Each director attended more than 75% of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member during fiscal 2010. The Corporate Governance Guidelines encourage directors to attend the annual meeting of stockholders. All of Cadence’s then-current directors attended the 2010 Annual Meeting of Stockholders.

Under the Corporate Governance Guidelines, Cadence’s independent directors meet separately at least twice each year. Pursuant to the Corporate Governance Guidelines, Dr. Shoven, as the Chairman of the Board and an independent director, presides over meetings of the independent directors.

CONTACTING THE BOARD OF DIRECTORS

Stockholders interested in communicating directly with the Board may do so by sending a letter to the Board, or to any individual director, group of directors or committee of the Board, c/o the Office of the Corporate Secretary, Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California 95134. Inquiries and other communications may be submitted anonymously and confidentially. The Corporate Secretary will review the correspondence and will transmit such communications as soon as practicable to the identified director addressee(s), unless there are legal or other considerations that mitigate against further transmission of the communication, as determined by the Corporate Secretary. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded by the Corporate Secretary, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam and surveys. In addition, material that the Corporate Secretary determines is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that the Board or individual directors so addressed shall be advised of any communication withheld for legal or other considerations as soon as practicable.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board currently has the following committees:

•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance and Nominating Committee; and

•	Finance Committee.

Each of the above committees has a written charter approved by the Board. The charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are posted on the investor relations page of Cadence’s website at http://www.cadence.com/company/investor_relations/index.aspx. The members and chairs of the current committees are identified in the following table.

Corporate
Governance
and
Director	Audit	Compensation	Nominating	Finance
Susan L. Bostrom			✓

Donald L. Lucas	✓	✓	Chair	Chair

Dr. Alberto Sangiovanni-Vincentelli

George M. Scalise		✓	✓

Dr. John B. Shoven	✓	Chair	✓	✓

Roger S. Siboni	Chair		✓	✓

John A.C. Swainson		✓	✓

Lip-Bu Tan

Audit Committee

The Board has determined that all members of the Audit Committee are “independent” as defined by the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement as the Exchange Act. The Board has also determined that each of the three members of the Audit Committee is an “audit committee financial expert” as defined in rules promulgated by the SEC. In addition, the Board has determined that each Audit Committee member is able to read and understand fundamental financial statements and, other than strictly in his capacity as a member of the Board or a committee of the Board, has not participated in preparing Cadence’s financial statements in any of the past three years.

The Audit Committee charter was last amended in February 2010 and complies with the NASDAQ listing standards. The duties and responsibilities of the Audit Committee include:

•	Appointing, retaining, compensating, evaluating, overseeing and terminating Cadence’s independent registered public accounting firm and annually evaluating the qualifications, performance and independence of the independent registered public accounting firm, including an evaluation of the lead partner of the independent registered public accounting firm;

•	Pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing policies and procedures for such pre-approval;

•	Reviewing and discussing with the independent registered public accounting firm their report regarding all relationships or services between Cadence and the independent registered public accounting firm and any other relationship or services that may impact the objectivity and independence of the independent registered public accounting firm;

•	Reviewing with the independent registered public accounting firm their audit procedures, including the scope and timing of the audit, the results of the annual audit and any audit problems or difficulties and management’s response to any such problems or difficulties;

•	Meeting to review with management and the independent registered public accounting firm Cadence’s annual and quarterly financial statements, reports and specific disclosures, and recommending to the Board whether the financial statements should be included in Cadence’s Annual Report on Form 10-K;

•	Reviewing and discussing the adequacy and effectiveness of Cadence’s internal controls, disclosure controls and procedures and practices with respect to risk assessment and risk management as they relate to financial reporting; and

•	Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including a system for the confidential anonymous submission of accounting or auditing concerns by Cadence employees.

The Audit Committee held nine meetings during fiscal 2010. See “Report of the Audit Committee” below for more information.

Compensation Committee

The Compensation Committee of the Board, which is referred to in this proxy statement as the Compensation Committee, is comprised of four non-employee, independent directors of Cadence, each of whom the Board has determined to be “independent” as defined by the listing standards of NASDAQ. In addition, all Compensation Committee members are “outside directors” within the meaning of Section 162(m) of the Code, to allow Cadence a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All Compensation Committee members are also “outside directors” within the meaning of Rule 16b-3 of the Exchange Act to allow Cadence to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. As provided in its charter, the Compensation Committee acts on behalf of the Board to identify, review and approve corporate goals and objectives relevant to the compensation of Cadence’s CEO and any director who is also a Cadence employee, evaluate the performance of the CEO and any director who is also a Cadence employee in light of those goals and objectives, and determine and approve the compensation of the CEO and any director who is also a Cadence employee. Although the Compensation Committee may delegate its authority to management when it deems it to be appropriate and in the best interests of Cadence, the Compensation Committee did not delegate any authority with respect to the consideration and determination of executive officer and director compensation in fiscal 2010 and does not currently expect to delegate any such authority in the future. At or near the beginning of each fiscal year, the Compensation Committee typically establishes base salary levels and target bonuses for the CEO and other executive officers of Cadence. In addition, the Compensation Committee administers and, if deemed necessary, may amend the Senior Executive Bonus Plan, which is referred to in this proxy statement as the Bonus Plan, Cadence’s equity-based compensation plans and stock purchase plans, and Cadence’s deferred compensation plans. The Compensation Committee also reviews and recommends to the Board the compensation of Cadence’s directors.

The Compensation Committee charter was last amended in February 2010. The duties and responsibilities of the Compensation Committee include:

•	Identifying, reviewing and approving corporate goals and objectives relevant to the compensation of Cadence’s CEO and any director who is also a Cadence employee, evaluating the performance of the CEO and any employee director in light of those goals and objectives and determining and approving, either as a committee or together with the independent directors of the Board, the compensation of the CEO and any employee director based on such evaluation;

•	Overseeing the evaluation of the executive officers of Cadence;

•	Reviewing periodically Cadence’s management succession planning in consultation with the CEO and reporting to the Board, at least annually, on CEO succession planning;

•	Reviewing compensation programs and determining the compensation of Cadence’s executive officers;

•	Reviewing and discussing with management Cadence’s Compensation Discussion and Analysis and related disclosures that are required be included in Cadence’s annual report and proxy statement, recommending to the Board, based on the review and discussions, whether the Compensation Discussion and Analysis should be included in the annual report and the proxy statement, and preparing the compensation committee report that SEC rules require to be included in the annual report and the proxy statement;

•	Overseeing Cadence’s overall compensation practices, policies and programs, assessing whether Cadence’s compensation structure establishes appropriate incentives for management and employees, and assessing the risks associated with such practices, policies and programs; and

•	Reviewing and, in certain cases, amending and administering Cadence’s general compensation plans including:

•	Equity incentive and stock purchase plans;

•	Benefit programs; and

•	Bonus plans.

In fiscal 2010, the Compensation Committee retained the services of a compensation consultant, Semler Brossy Consulting Group, LLC, or Semler Brossy, for advice regarding the compensation of Cadence’s executive officers. The Compensation Committee believes that having an outside evaluation of executive officer salary, bonus and equity compensation is a valuable tool for the Compensation Committee and Cadence’s stockholders. Semler Brossy has not been engaged to perform any other work for Cadence.

The Compensation Committee retained Semler Brossy for a number of purposes, including:

•	Constructing and reviewing peer groups for compensation comparison purposes;

•	Performing a competitive assessment of Cadence’s compensation programs, practices and levels for its executive officers and other select employees; and

•	Providing information on typical industry practices concerning employment, equity practices, severance and change in control agreements.

The Compensation Committee made a number of compensation decisions, including decisions with respect to Cadence’s Named Executive Officers (as defined below in “Compensation Discussion and Analysis”), based on the competitive assessments provided by and through consultation with Semler Brossy. In addition, Cadence’s CEO typically makes assessments and recommendations to the Compensation Committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of executive officers other than himself based upon an assessment of certain factors described in “Compensation Discussion and Analysis” below. The Compensation Committee reviews such assessments and recommendations and determines whether or not to approve or modify the CEO’s recommendations. The Compensation Committee’s decisions are made, however, by the Compensation Committee in its sole discretion. See “Compensation Discussion and Analysis” below for more information.

The Compensation Committee, in consultation with Semler Brossy, reviews Cadence’s compensation practices, policies and programs for all employees, including the Named Executive Officers, to assess the risks associated with such practices, policies and programs. Among the risk-mitigating factors considered by the Compensation Committee are:

•	The use of different types of compensation that provide a balance of short- and long-term incentives with fixed and variable components;

•	Cadence’s Stock Ownership Guidelines;

•	Cadence’s Clawback Policy, which, in the event of a restatement of Cadence’s reported financial results, allows Cadence to seek to recover or cancel performance-based bonuses and awards made to senior executives to the extent that performance goals would not have been met under such restated financial results;

•	Caps on bonus awards to limit windfalls;

•	The Named Executive Officers must obtain permission from Cadence’s General Counsel before trading any shares of Cadence common stock, even during an open trading period; and

•	The Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers, including the Named Executive Officers.

The Compensation Committee held four meetings during fiscal 2010.

Corporate Governance and Nominating Committee

The Board has determined that all Corporate Governance and Nominating Committee members are independent as defined by the NASDAQ listing standards.

The Corporate Governance and Nominating Committee charter was last amended in November 2010. The duties and responsibilities of the Corporate Governance and Nominating Committee include:

•	Determining the Board’s criteria for selecting new directors and recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Interviewing and evaluating candidates for Board membership;

•	Reviewing, at least annually, the appropriate skills and characteristics required for directors in the context of the current composition of the Board;

•	Reviewing periodically the size of the Board and recommending any proposed changes to the Board;

•	Overseeing the annual evaluation of the Board and its committees, and considering the results of the annual evaluation;

•	Retaining, terminating and approving the fees and retention terms with respect to any search firm employed to identify director candidates;

•	Evaluating, at least annually, each Board member’s performance and effectiveness and determining whether the Board desires continued service;

•	Making a recommendation to the Board as to whether to accept or reject the resignation of an incumbent director who has received a greater number of votes cast “against” such nominee than votes cast “for” such nominee at an annual or special meeting of stockholders;

•	Reviewing, at least annually, the Corporate Governance Guidelines and the Code of Business Conduct;

•	Overseeing the administration of the Code of Business Conduct and administering the Code of Business Conduct with respect to Cadence’s directors and executive officers;

•	Reviewing and approving any related person transactions as defined in applicable SEC rules and establishing policies and procedures for the review, approval and ratification of such transactions; and

•	Reviewing whether it is appropriate for a director to continue service if his or her business responsibilities or personal circumstances change and make a recommendation to the Board as to any action to be taken with respect to such change.

The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate director nominees. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement of directors or otherwise, and the need for particular expertise on the Board. If vacancies are anticipated or otherwise arise, the committee considers potential director candidates. Additionally, candidates may come to the attention of the committee through current directors, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. In connection with this evaluation, the Corporate Governance and Nominating Committee determines whether to interview the prospective nominee and, as warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the committee. In February 2011, the Board elected Susan L. Bostrom to serve as a director.

The Corporate Governance and Nominating Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Cadence’s Bylaws relating to stockholder nominations. A stockholder who wishes to recommend a prospective nominee for the Board should notify Cadence’s Corporate Secretary or the Corporate Governance and Nominating Committee in writing with the supporting material required by Cadence’s Bylaws as described under “Other Matters — Stockholder Proposals and Nominations” below, and any other material the stockholder considers necessary or appropriate.

Although the Board currently has no defined minimum criteria for consideration or continued service as a director, the Corporate Governance and Nominating Committee evaluates prospective nominees against the standards and qualifications set out in the Corporate Governance Guidelines and other relevant factors as it deems appropriate. Among the factors the Board may consider are the current composition of the Board, the need for particular expertise, a prospective nominee’s experience, judgment, integrity, diversity of background, independence, ability to commit sufficient time and attention to Board activities, skills, such as an understanding of electronic design and semiconductor technologies, international background and other relevant characteristics. At least a majority of the directors on the Board must be “independent” as defined by the NASDAQ listing standards and as determined by the Board.

The Corporate Governance and Nominating Committee held three meetings during fiscal 2010.

Finance Committee

The Finance Committee, on behalf of the Board, evaluates and approves financings, mergers, acquisitions, divestitures and other financial commitments of Cadence to unaffiliated third parties that involve amounts up to $60 million.

The Finance Committee held seven meetings during fiscal 2010.

Technology Committee

The Technology Committee was constituted to monitor trends in technology that might affect Cadence’s strategic plans, advise the Board regarding Cadence’s research and development activities and review and make recommendations to management regarding Cadence’s leading technologists and researchers.

The Technology Committee held three meetings during fiscal 2010 and was dissolved in February 2011 because the Board determined that it was more efficient for the Board as a whole, in conjunction with management, to monitor trends in technology that may affect Cadence’s strategic plans.

Board Leadership Structure

Mr. Tan serves as CEO and Dr. Shoven, an independent director, serves as Chairman of the Board. The Board believes that Cadence and its stockholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Cadence and its risk management practices, separate from the CEO. However, the Corporate Governance Guidelines permit the roles of the Chairman of the Board and the CEO to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Cadence’s needs and the Board’s assessment of Cadence’s leadership from time to time. The Corporate Governance Guidelines provide for a lead independent director if the roles are combined.

Risk Oversight

The Board exercises its risk oversight function through the Board as a whole and through certain of its committees. The Board and the relevant committees seek to understand and oversee the most critical risks facing Cadence. The Board does not view risk in isolation, but considers risk as part of its regular consideration of business decisions and business strategy. The Board as a whole has the ultimate responsibility for the oversight of risk management, but has delegated the oversight of certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing risk management as it relates to Cadence’s financial condition, financial statements, financial reporting process and accounting matters. The Compensation Committee is responsible for overseeing Cadence’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. The Board and the relevant committees review with Cadence’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in Cadence’s strategic decisions, the Board and the relevant committees also discuss risk throughout the year in relation to specific proposed actions.

COMPENSATION OF DIRECTORS

Directors who are Cadence employees do not receive additional compensation for their service on the Board. The following table sets forth the compensation earned by Cadence’s non-employee directors (as defined below) for their service on the Board in fiscal 2010:

DIRECTOR COMPENSATION FOR FISCAL 2010*

	Fees Earned	Option	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)

Donald L. Lucas	$187,000	$71,823	$8,279	$267,102
Dr. Alberto Sangiovanni-Vincentelli	137,000	71,823	883	209,706
George M. Scalise	110,000	71,823	0	181,823
Dr. John B. Shoven	228,000	143,645	4,833	376,478
Roger S. Siboni	161,000	71,823	17,435	250,258
John A.C. Swainson	101,000	71,823	0	172,823

*	Susan L. Bostrom was appointed to the Board on February 14, 2011 and is therefore not included in the table above, which relates only to fiscal 2010.

(1)	As of January 1, 2011, the aggregate number of outstanding stock options held by each director was as follows: Mr. Lucas — 220,000; Dr. Sangiovanni-Vincentelli — 272,500; Mr. Scalise — 247,500; Dr. Shoven — 408,750; Mr. Siboni — 260,000; and Mr. Swainson — 125,000.

(2)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during fiscal 2010 calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation — Stock Compensation, which is referred to in this proxy statement as FASB ASC 718. The grant date fair value is based on the price of Cadence common stock on the date the stock option was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the stock option will actually realize upon the vesting of the stock option nor whether the stock option will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock options for fiscal 2010 are set forth in Note 11 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

(3)	All Other Compensation for Drs. Sangiovanni-Vincentelli and Shoven and Messrs. Lucas and Siboni consists of reimbursements pursuant to the director medical and prescription benefits coverage reimbursement plan described below.

A “non-employee director” is a Cadence director who was not an employee of Cadence during fiscal 2010. The annual retainer for non-employee directors is set at $80,000, with an additional annual retainer of $80,000 for a non-employee director serving as Chairman of the Board. In May 2009, the Board temporarily reduced the retainer fees payable to the non-employee directors and the retainer fee payable to the Chairman of the Board by 10% each, effective July 1, 2009 through March 31, 2010. In February 2010, the Board extended the duration of the reduction through June 30, 2010. Effective July 1, 2010, the annual retainer for non-employee directors was restored back to its original fiscal 2009 level. A non-employee director serving as Chairman of the Audit Committee or the Finance

Committee receives an annual retainer of $40,000 per year and a non-employee director serving as Chairman of the Corporate Governance and Nominating Committee or the Compensation Committee receives an annual retainer of $20,000 per year. In 2010 and prior to the dissolution of the Technology Committee, the Chairman of the Technology Committee also received an annual retainer of $40,000 per year. A non-employee director serving as Chairman of the Board is also eligible to receive fees for service as the Chairman of any of these Board committees.

Each non-employee director of Cadence earned a $76,000 retainer for his service on the Board in fiscal 2010. Dr. Shoven earned an additional $76,000 retainer for his service as Chairman of the Board in fiscal 2010 and a retainer of $20,000 for his service as Chairman of the Compensation Committee. Mr. Siboni and Dr. Sangiovanni-Vincentelli each earned a retainer of $40,000 for his service as Chairman of the Audit Committee and Chairman of the Technology Committee, respectively. Mr. Lucas earned a retainer of $20,000 for his service as the Chairman of the Corporate Governance and Nominating Committee and a retainer of $40,000 for his service as the Chairman of the Finance Committee. Each non-employee director also received meeting fees of $2,000 for each meeting attended in person and $1,000 for each meeting attended via telephone. No additional compensation was paid when the Board or a committee acted by unanimous written consent in lieu of a meeting. Non-employee directors were also eligible for reimbursement of their expenses incurred in connection with attending Cadence’s Board meetings in accordance with Cadence’s policy.

Each non-employee director also receives stock option grants under Cadence’s 1995 Directors Stock Option Plan, as amended, which is referred to in this proxy statement as the Directors Plan. Only non-employee directors are eligible to receive stock options under the Directors Plan.

Under the Directors Plan, each non-employee director, upon joining the Board, is automatically granted a one-time option to purchase the number of shares of Cadence common stock equal to 6,250 multiplied by the number of full calendar quarters between the date the director’s service begins and the next April 1st. A director is considered to have served the full calendar quarter if he or she becomes a director at any time during the first half of the quarter. These initial grants vest and become exercisable in full on the March 31st following the grant date and have an exercise price equal to the average closing price of Cadence common stock for the 20 trading days prior to the grant date.

In addition, every April 1st, each non-employee director is automatically granted an option to purchase 25,000 shares of Cadence common stock and a non-employee director serving as Chairman of the Board is automatically granted an option to purchase an additional 25,000 shares of common stock. These annual stock option grants vest and become exercisable in full on the March 31st following the grant date and have an exercise price equal to the average closing price of Cadence common stock for the 20 trading days prior to the grant date.

Directors may elect to defer compensation payable to them under Cadence’s deferred compensation plan. These deferred compensation payments are held in accounts with values indexed to the performance of selected mutual funds, self-directed accounts or money market accounts. Cadence does not match contributions made under Cadence’s deferred compensation plan.

Furthermore, a medical and prescription benefits coverage reimbursement plan is available for active non-employee directors, eligible retired directors and their dependents. All non-employee directors and their dependents are eligible for coverage under the plan during their term of service on the Board. Retired employee and non-employee directors and their dependents are eligible for continuing coverage under the plan after the director’s termination of service for a term not to exceed such director’s term of service on the Board. In accordance with the plan, which was last amended in February 2011, a director’s eligibility for participation in the plan immediately ceases if the plan administrator determines that an eligible director violated the Code of Business Conduct or is engaged as employee, consultant, director, advisor, or significant investor of a Cadence competitor. Under the plan, Cadence reimburses 100% of the premiums for participants and their dependents up to a maximum of $20,000 per calendar year, which maximum amount may be adjusted for future changes in medical costs. Benefits under the plan are fully taxable to the participants and Cadence does not gross up reimbursement payments to cover any such taxes. Messrs. Lucas and Siboni and Drs. Sangiovanni-Vincentelli and Shoven maintained medical coverage under this plan in fiscal 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

The Corporate Governance and Nominating Committee of the Board has recommended, and the Board has nominated, the eight nominees named below for election to the Board. Each director elected at the 2011 Annual Meeting of Stockholders will hold office until the 2012 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until the director’s earlier death, resignation or removal. Each nominee listed below is currently a Cadence director, and all of the nominees have previously been elected by Cadence’s stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTOR QUALIFICATIONS AND DIVERSITY

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee Cadence’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Cadence’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Corporate Governance Guidelines, include a prospective nominee’s integrity, experience, judgment, diversity of background, independence, ability to commit sufficient time and attention to Board activities, skills such as an understanding of electronic design and semiconductor technologies, international background and other relevant characteristics. The Corporate Governance and Nominating Committee considers all of these criteria in the context of the perceived needs of the Board at that point in time. In addition, the Corporate Governance and Nominating Committee annually reviews with the Board the appropriate skills and characteristics required of directors in the context of the current composition of the Board. In seeking a diversity of background, the Corporate Governance and Nominating Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as Cadence’s needs evolve and change over time, and also enables the Board to assess the effectiveness of its policy to seek a diversity of background on the Board. In identifying director candidates from time to time, the Corporate Governance and Nominating Committee and the Board may establish specific skills and experience that it believes Cadence should seek in order to have an effective board of directors.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Corporate Governance and Nominating Committee has considered all of the criteria described above and, for incumbent directors, past performance on the Board. Among other things, the Corporate Governance and Nominating Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

•	Strong technologists with in-depth understanding of electronic design and semiconductor technologies, which is vital in understanding and reviewing Cadence’s strategy, including product development and the acquisition of businesses that offer complementary products, services or technologies;

•	Current or former executives with significant operating experience that gives them specific insight into developing, implementing and assessing our operating plan and business strategy;

•	Substantial international experience, which is particularly important given our global presence;

•	Financial expertise with which to evaluate our financial statements and capital structure; and

•	Corporate governance experience from publicly traded companies to support our goals of accountability for management and the Board, and protection of stockholder interests.

The Corporate Governance and Nominating Committee believes that all of the eight director nominees listed below are highly qualified and have the skills and experience required for service on our Board. The biographies below contain information regarding each of their experiences, qualifications and skills.

NOMINEES

The names of the nominees and certain information about them, including term of service as a Cadence director and age as of the 2011 Annual Meeting of Stockholders, are set forth below:

Susan L. Bostrom 50 Years Old Director Since February 2011, and previously from 2001 to 2005 Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs, Cisco Systems, Inc.	Susan L. Bostrom has served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs, of Cisco Systems, Inc., a networking equipment provider, from January 2006 to January 2011. From 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco Systems, Inc., including as Senior Vice President, Chief Marketing Officer, Vice President of the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom also serves as a director of Varian Medical Systems, Inc. and Stanford Hospital and Clinics and is a member of the Advisory Board of the Stanford Institute for Economic Policy Research. Ms. Bostrom is also a member of the Management Board of the Stanford Graduate School of Business.

As a former leader at one of the world’s leading technology companies, Ms. Bostrom has broad knowledge of marketing, government affairs and developing trends in networking and new media, as well as financial and corporate governance expertise.

Donald L. Lucas 81 Years Old Director Since 1988 Private Venture Capital Investor	Donald L. Lucas served as Chairman of the Board of Cadence from 1988 to 2004. From its inception in 1983 to 1987, Mr. Lucas served as Chairman of the Board and a director of SDA Systems, Inc., a predecessor of Cadence. Mr. Lucas has been a private venture capital investor since 1960. Mr. Lucas also serves as a director of 51job, Inc., and Oracle Corporation.

Mr. Lucas served as a director of Vimicro International Corporation from July 2004 to July 2010, and Spansion, Inc. from September 2007 to May 2010.

As a successful private venture capital investor and long-time director for a range of large and small technology companies, Mr. Lucas is highly regarded for his business judgment and has broad industry and business experience, as well as financial and corporate governance expertise.

Dr. Alberto Sangiovanni-Vincentelli 63 Years Old Director Since 1992 Professor of Electrical Engineering and Computer Sciences, University of California, Berkeley	Dr. Alberto Sangiovanni-Vincentelli is a co-founder of SDA Systems, Inc., a predecessor of Cadence, and currently serves as a consultant to Cadence’s CEO. Since 1976, Dr. Sangiovanni-Vincentelli has been a professor of electrical engineering and computer sciences at the University of California, Berkeley, where he holds the Edgar L. and Harold H. Buttner Chair of Electrical Engineering. Dr. Sangiovanni-Vincentelli was elected to the National Academy of Engineering in 1998 and received the Kaufman Award from the Electronic Design Automation Consortium in 2001, the IEEE/RSE Wolfson James Clerk Maxwell Medal for his impact on the development of electronics and electrical engineering or related fields in 2008 and the ACM/IEEE A. Richard Newton Technical Impact Award in Electronic Design Automation in 2009.

As a co-founder of one of Cadence’s predecessor companies, a professor of electrical engineering at the University of California, Berkeley and a well-known expert in electrical engineering, Dr. Sangiovanni-Vincentelli is a strong technologist with significant industry expertise, as well as substantial international experience.

George M. Scalise 77 Years Old Director Since 1989 Former President, Semiconductor Industry Association	George M. Scalise has served as President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers, from 1997 to December 2010. Mr. Scalise served on the Board of Directors of the Federal Reserve Bank of San Francisco from 2000 to 2005, including as Deputy Chairman from 2001 to 2003 and as Chairman from 2003 to 2005. Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. (now Apple, Inc.) from 1996 to 1997. Mr. Scalise also served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation, a semiconductor company, from 1991 to 1996. Mr. Scalise served on President George W. Bush’s Council of Advisors on Science and Technology from 2001 to 2009. Mr. Scalise also serves as a director of ATMI, Inc.

As a former President of the Semiconductor Industry Association, a former board member of the Federal Reserve and a former Chief Administrative Officer of Apple Computer, Inc. (now Apple, Inc.), Mr. Scalise has significant semiconductor and financial expertise and substantial international experience.

Dr. John B. Shoven 63 Years Old Director Since 1992 Professor of Economics, Stanford University	Dr. John B. Shoven has served as Chairman of the Board since 2005. Dr. Shoven is the Charles R. Schwab Professor of Economics at Stanford University and the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research. He is also a senior fellow at the Hoover Institution, a fellow of the American Academy of Arts and Sciences and a research associate at the National Bureau of Economic Research. Dr. Shoven has been a member of the faculty at Stanford University since 1973, serving as Chairman of the Economics Department from 1986 to 1989, director of the Center for Economic Policy Research from 1988 to 1993 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven also serves as a director of Exponent, Inc., Financial Engines, Inc. and the Mountain View Board of American Century Funds.

Dr. Shoven served as a director of Watson Wyatt Worldwide, Inc. from 2002 to 2006.

As a professor of economics at Stanford University, the director of the Stanford Institute for Economic Policy Research and a director of a number of companies, Dr. Shoven has strong financial and corporate governance expertise.

Roger S. Siboni 56 Years Old Director Since 1999 Independent Investor	Roger S. Siboni served as Chairman of the Board of Epiphany, Inc., a software company that provided customer relationship management solutions, from 2003 to 2005, and as President and Chief Executive Officer of Epiphany, Inc. from 1998 to 2003. Prior to joining Epiphany, Inc., Mr. Siboni spent more than 20 years at KPMG LLP, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni also serves as a director of Dolby Laboratories, Inc.

Mr. Siboni served as a director of ArcSight, Inc. from 2009 to 2010, Classmates Media Corporation from 2007 to 2010, FileNet Corporation from 1998 to 2006 and infoGroup, Inc. from 2009 to 2010.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer of and an accountant at KPMG LLP and a director of a number of software companies, Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance expertise.

John A.C. Swainson 56 Years Old Director Since 2006 Former Chief Executive Officer, CA, Inc.	John A.C. Swainson served as Chief Executive Officer of CA, Inc., an information technology management software company, from 2005 to 2009. Prior to joining CA, Inc., Mr. Swainson was Vice President of Worldwide Sales and Marketing of the Software Group at International Business Machines Corporation (IBM), during 2004 and General Manager of the Application Integration and Middleware division of IBM’s Software Group from 1997 to 2004. Mr. Swainson also serves as a director of Assurant, Inc., Broadcom Corporation and Visa, Inc., where he has been Lead Independent Director since 2007, and as a Senior Advisor to Silver Lake.

Mr. Swainson served as a director of CA, Inc. from November 2004 to 2009, and Visa U.S.A., the predecessor of Visa, Inc., from 2006 to 2007.

As a former Chief Executive Officer and director of CA, Inc., as well as a former General Manager and Vice President of Worldwide Sales and Marketing of IBM, Mr. Swainson has significant management, international operating and sales and marketing experience, as well as substantial corporate governance expertise.

Lip-Bu Tan 51 Years Old Director Since 2004 President and Chief Executive Officer, Cadence Design Systems, Inc.	Lip-Bu Tan has served as President and Chief Executive Officer of Cadence since January 2009. In 1987, Mr. Tan founded Walden International, an international venture capital firm, and since its founding has served as its Chairman. Mr. Tan also serves as a director of Flextronics International Ltd., Inphi Corporation, Semiconductor Manufacturing International Corporation and SINA Corporation.

Mr. Tan served as a director of Centillium Communications, Inc. from 1997 to 2007, Creative Technology, Ltd. from 1990 to 2009, Integrated Silicon Solution, Inc. from 1990 to 2007, and Leadis Technology, Inc. from 2002 to 2006.

As a Chairman of an international venture capital firm and a director of a number of technology companies, Mr. Tan has extensive experience in the electronic design and semiconductor industries, as well as international operations and corporate governance expertise.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

Shares represented by executed proxies will be voted FOR the election of the eight nominees named above, if authority to do so is not withheld.

The Board recommends a vote FOR the election of each of the eight nominees. The election of directors at the annual meeting requires that each director receive a majority of the votes cast with respect to that director, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. If, however, the election of directors is contested, the directors will be elected by the affirmative vote of a plurality of the votes cast at the annual meeting. The election this year is not contested and the majority voting standard outlined above applies.

In order for an incumbent Cadence director to become a nominee at the annual meeting, such director must submit an irrevocable resignation that becomes immediately effective if (i) the votes cast “for” such director does not exceed the votes cast “against” such director in an election that is not a contested election, and (ii) the Board accepts the resignation in accordance with the policies and procedures adopted by the Board for such purpose. If a nominee who is currently serving as a Cadence director is not elected at the annual meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject such director’s resignation, or whether to take other action. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose (as required by applicable law) its decision and the reasons behind it within 90 days from the date the election results are certified.

If any nominee should be unavailable for election as a result of unexpected circumstances, shares will be voted for the election of any substitute nominee named by the Board. Each person nominated for election has agreed to be named in this proxy statement and to serve if elected, and Cadence has no reason to believe that any nominee will be unable to serve.

Abstentions will be treated as being present and entitled to vote on the proposal, however, abstentions are not counted as votes “for” or “against” directors and will not have an effect on the election of directors. Unless marked to the contrary, proxies received will be voted FOR the election of each of the eight director nominees.

PROPOSAL 2

APPROVAL OF THE 2000 EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE IN THE
NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

Overview

On March 16, 2011, Cadence’s Board of Directors adopted, subject to stockholder approval, an amendment and restatement of the 2000 Equity Incentive Plan, formerly known as the 2000 Nonstatutory Equity Incentive Plan. The amended and restated form of the 2000 Equity Incentive Plan is referred to in this proxy statement as the 2000 Plan, and the prior version is referred to as the Original Plan. The Board recommends that Cadence’s stockholders approve the 2000 Plan because it believes that employee ownership in Cadence serves the best interests of all stockholders by promoting its employees’ focus on the long-term increase in stockholder value. The 2000 Plan supports this goal by allowing Cadence to award equity-based compensation that aligns a portion of employee compensation with increasing stockholder value. The 2000 Plan permits the grant of stock options (including nonqualified stock options and incentive stock options), incentive stock and restricted stock units, which are referred to in this proxy statement as RSUs. The 2000 Plan provides for an increase in the number of shares authorized for issuance from 50,000,000 shares to 57,500,000 shares. No employee or consultant who is an executive officer of Cadence, who is a member of the Board of Directors or who beneficially owns 10% or more of Cadence’s common stock will be entitled to receive a stock award under the 2000 Plan unless the stock award will be granted to a person not previously employed by Cadence as a material inducement to such person becoming an employee of Cadence.

A copy of the 2000 Plan is attached as Appendix A to this proxy statement.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under Cadence’s equity plans as of January 1, 2011:

	1987 Plan		1993 Plan	1997 Plan	2000 Plan

Total shares underlying outstanding options	4,884,523		10,000	4,073,740	13,125,207
Weighted average exercise price of outstanding options	$4.95		$4.20	$9.34	$15.44
Weighted average remaining contractual life of outstanding options, in years	4.96		3.16	4.01	2.88
Total shares underlying outstanding unvested incentive stock awards and RSUs	749,159		0	1,347,479	6,200,654
Total shares currently available for grant (options, incentive stock awards and RSUs)	7,997,314	*	845,932	1,203,457	6,260,587

*	Of these 7,997,314 shares, no more than 2,089,876 shares may be granted as full-value awards (incentive stock awards and RSUs).

Broad-based equity compensation is an essential and long-standing element of Cadence’s culture and success. It continues to be critical to attracting and retaining the most talented employees and consultants.

In a challenging macroeconomic environment, Cadence’s net annual dilution of stockholder interests pursuant to the 1987, 1993, 1997 and 2000 Plans (including the effect of annual cancellations and forfeitures) in 2008, 2009 and 2010 was 1.10%, 0.0078%, and negative 2.28%, respectively.

Institutional Shareholder Services, referred to in this proxy statement as ISS, applies an alternate methodology to analyze the level of annual share usage relative to the Company’s industry group. The ISS methodology converts full value shares to option equivalents, and does not include the effect of annual cancellations and forfeitures. Based on this approach, Cadence’s three-year average annual burn rate has been 6.16%, which is below the ISS burn rate threshold of 7.26% applied to our industry.

Three-Year Burn Rate — ISS Methodology

			Performance-			Burn Rate =
		Time-Based	Based		Weighted	Total
		Incentive	Incentive		Average	Granted or
		Stock	Stock		Number of	Earned /
		Awards and	Awards and		Common	Common
	Options	RSUs	RSUs		Shares	Shares
Year	Granted	Granted	Earned*	Total**	Outstanding	Outstanding

2010	2,940,095	3,979,364	276,672	13,580,185	260,786,708	5.21%
2009	4,144,000	4,496,613	459,925	16,535,345	257,782,305	6.41%
2008	3,268,200	5,320,088	350,341	17,444,273	254,322,937	6.86%
Three-Year Average	3,450,765	4,598,688	362,313	15,853,268	257,630,650	6.16%

*	The amount in this column includes performance based incentive stock awards and RSUs that were earned (i.e., the performance conditions were satisfied and shares subject to the award vested) during the applicable fiscal year.

**	Total calculation is based on the ISS methodology of weighting incentive stock awards and RSUs more heavily than options, using a 2.5:1 ratio.

Promotion of Good Corporate Governance Practices

Cadence designed the 2000 Plan to include a number of best practice provisions that it believes reinforce the alignment between stockholders’ interests and equity compensation arrangements for employees and consultants. These provisions include, but are not limited to, the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Repricing without Stockholder Approval. Cadence cannot, without stockholder approval, “reprice” such an award by reducing the exercise price of such stock option or exchanging such stock option for cash, or other awards or a new stock option at a reduced exercise price.

•	No Share Recycling for “Net Exercises,” Tax Withholding or Open Market Purchases. Shares retained by or delivered to the Company to pay either the exercise price of an outstanding stock option or the withholding taxes in connection with the vesting of incentive stock or RSUs, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 2000 Plan.

•	No Dividends on Unearned Performance Awards. The 2000 Plan prohibits the payment of dividends or dividend equivalent rights on unvested performance awards.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Board.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2000 Plan can be automatically replenished.

•	No Automatic Grants. The 2000 Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups. The 2000 Plan does not provide for any tax gross-ups.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board recommends a vote FOR approval of the 2000 Plan. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved. Unless marked to the contrary, proxies received will be voted FOR approval of the 2000 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
OF THE 2000 PLAN.

2000 PLAN SUMMARY

The following summary of the material provisions of the 2000 Plan is qualified in its entirety by the complete text of the 2000 Plan, a copy of which is attached as Appendix A to this proxy statement.

GENERAL

The 2000 Plan provides for the grant of incentive stock options, nonstatutory stock options, incentive stock awards and restricted stock units. Incentive stock options granted under the 2000 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2000 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of awards that may be granted under the 2000 Plan.

PURPOSE

The 2000 Plan was adopted to give an opportunity to Cadence’s and its affiliates’ employees and consultants to purchase Cadence common stock or receive grants of incentive stock subject to performance-based or time-based vesting, to incentivize them to exert maximum efforts for the success of Cadence and its affiliates and to attract and retain the services of persons most capable of filling these positions.

ADMINISTRATION

The 2000 Plan provides that the Board shall administer the 2000 Plan and has the final power to interpret the 2000 Plan, including the power to prescribe, amend and rescind rules and regulations relating to the plan and to delegate administration of the 2000 Plan as described below. The Board has the power to determine which of the persons eligible under the 2000 Plan will be granted awards, the types of awards that will be granted, when and how each award will be granted, and the terms and provisions of each award to be granted in accordance with the provisions of the 2000 Plan. While Cadence intends to continue to grant stock awards with specified vesting criteria, as described under “Option Provisions — Option Exercise” below, the Board has the power to accelerate the exercise date and vesting of any stock award granted under the 2000 Plan. The Board may delegate the administration of the 2000 Plan to a committee, such as Cadence’s Compensation Committee, consisting of one or more members of the Board.

Once appointed, the committee will continue to serve until otherwise directed by the Board. At any time, the Board or the committee may delegate to a committee of one or more members of the Board the authority to grant awards under the 2000 Plan. In addition, the Board or the Committee may by resolution authorize one or more officers of Cadence to perform any or all tasks that the Board is authorized and empowered to do or perform under the 2000 Plan, to the extent permitted by applicable law, and for all purposes under the 2000 Plan, such officer or officers shall be treated as the Board; provided, however, that the resolution so authorizing such officer or officers will specify the maximum number of shares per stock award (if any) and the total number of shares (if any) such officer or officers may award pursuant to such delegated authority, and any such stock award will be subject to the form of stock award agreement previously approved by the Board or the Committee

The Board has delegated administration of the 2000 Plan to the Compensation Committee. However, any increase in the number of shares authorized for issuance under the 2000 Plan requires the approval of the full Board. As used in this proxy statement solely with respect to the 2000 Plan, the “Board” refers to any committee the Board appoints to administer the 2000 Plan as well as to the Board itself.

ELIGIBILITY

Incentive stock options may be granted under the 2000 Plan only to employees of Cadence and its affiliates. Employees and consultants of Cadence and its affiliates are eligible to receive nonstatutory stock options, incentive stock awards and restricted stock units under the 2000 Plan. Notwithstanding the foregoing, no employee or consultant who is an executive officer of Cadence, who is a member of the Board of Directors or who beneficially owns 10% or more of Cadence’s common stock is entitled to receive the grant of a stock award under the 2000 Plan unless the stock award is granted to a person not previously employed by Cadence as a material inducement to take employment with Cadence. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the 2000 and all other plans of Cadence and its affiliates, may not exceed $100,000.

Almost all of Cadence’s and its subsidiaries’ approximately 4,600 employees, excluding Cadence’s executive officers, are eligible to receive awards under the 2000 Plan. Directors are not eligible to receive awards under the 2000 Plan.

STOCK SUBJECT TO THE 2000 PLAN

The shares of common stock reserved under the 2000 Plan (if approved by stockholders) will include reserved shares of common stock that are not subject to a grant or as to which the stock award granted has been forfeited under the Cadence Design Systems, Inc. 1993 Nonstatutory Stock Incentive Plan, as amended and the Cadence Design Systems, Inc. 1997 Nonstatutory Stock Incentive Plan, as amended, which are collectively referred to in this proxy statement as the Prior Plans, and under the Original Plan, and, subject to stockholder approval of this proposal, an additional 7,500,000 shares of common stock. As of January 1, 2011, and without giving effect to this proposal, the number of shares available for grant under the Original Plan was 6,260,587, and the number of shares available for grant under the Prior Plans (in the aggregate) was 2,049,389.

If a stock award should expire, become unexercisable, be forfeited or otherwise terminate for any reason without having been exercised in full, then the unpurchased or forfeited shares that were subject to the award will, unless the 2000 Plan has been terminated, become available for future grant under the 2000 Plan. Additionally, shares subject to a stock award under the 2000 Plan may not again be made available for issuance under the 2000 Plan if such shares are: (i) shares used to pay the exercise price of an option, (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to a stock award or (iii) shares repurchased on the open market with the proceeds of an option exercise.

Subject to approval of this proposal, the aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2000 Plan will not exceed 57,500,000, which number will be calculated and adjusted for changes in capitalization only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an incentive stock option under Section 422 of the Code.

OPTION PROVISIONS

The following describes the permissible terms of options granted under the 2000 Plan. Individual option grants may be more restrictive as to any or all of these permissible terms.

Exercise Price.  The exercise price of options granted under the 2000 Plan may not be less than the fair market value of Cadence’s common stock on the grant date. In the case of an incentive stock option granted to a 10% stockholder, the exercise price of the option may not be less than 110% of the fair market value on the grant date. The fair market value for purposes of the 2000 Plan is the closing price of Cadence’s common stock on the grant date as reported by NASDAQ.

Payment of Exercise Price.  The exercise price of options granted under the 2000 Plan may be paid by cash, check, promissory note, shares of Cadence common stock with a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which the option is being exercised, or any combination of these methods, or other consideration and payment method as may be determined by the Board. In determining the type of consideration to accept, the Board considers whether the acceptance of such consideration may be reasonably expected to benefit Cadence. The particular forms of consideration available to exercise a specific option are set forth in the terms of the option agreement for that option.

Option Exercise.  Options granted under the 2000 Plan become exercisable at the times and under the conditions determined by the Board. The Board has the power to accelerate the time at which an option may first be exercised or the time during which an option will vest.

Term.  The maximum term of options granted under the 2000 Plan is seven years. And, the maximum term of incentive stock options granted to a 10% stockholder is five years. Options granted under the 2000 Plan generally terminate three months (twelve months in the case of termination due to death or disability), or such other period of time as determined by the Board, after termination of the optionee’s employment or consulting relationship with Cadence or one of its affiliates.

INCENTIVE STOCK AWARD AND RESTRICTED STOCK UNIT PROVISIONS

The following describes the permissible terms of incentive stock awards and restricted stock units granted under the 2000 Plan.

Sales Price and Payment of Sales Price.  The Board determines the price, if any, at which shares of incentive stock or shares underlying restricted stock units will be sold or awarded to a participant under the 2000 Plan, subject to applicable law. The sales price may vary among participants and may be below the fair market value of the shares of common stock on the grant date. The Board also determines the form of consideration that may be used to pay the sales price, if any, of shares of incentive stock or shares underlying restricted stock units.

Vesting.  The grant, issuance, retention and vesting of shares of incentive stock and restricted stock units granted under the 2000 Plan will be at the times and in the installments determined by the Board. The timing of the grant, the issuance, the ability to retain shares and the vesting of shares of incentive stock and restricted stock units may be subject to continued service, the passage of time and/or the performance criteria as the Board deems appropriate as described below. The Board may accelerate the vesting of an incentive stock award and restricted stock units in the event of a participant’s termination of service as an employee or consultant, a change in control of Cadence or a similar event.

EFFECT OF CERTAIN CORPORATE EVENTS

The 2000 Plan provides that, in the event of a change in control of Cadence, the surviving or acquiring corporation will assume the awards outstanding under the 2000 Plan or substitute them with similar awards. If the surviving or acquiring corporation refuses to assume such awards or to substitute similar awards, (i) the vesting of awards held by participants then providing services to Cadence as an employee or consultant will be accelerated prior to the change in control event and will terminate if not exercised after such acceleration and at, or prior to, such event, and (ii) all other awards outstanding under the 2000 Plan, if any, will terminate if not exercised prior to the change in control event.

ADJUSTMENT PROVISIONS

Upon an increase or decrease in the number of issued shares of Cadence common stock resulting from a stock split, the payment of a stock dividend or any other increase or decrease effected without receipt of consideration by Cadence, the number of shares authorized for issuance under the 2000 Plan, and the number of shares covered by each outstanding stock award and the price per share of common stock covered by each outstanding stock award, will be equitably adjusted for any increase or decrease.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 2000 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2000 Plan will terminate on March 16, 2021. However, any suspension or termination of the 2000 Plan will not adversely affect awards previously granted and awards will remain in full force and effect, unless mutually agreed upon in a writing signed by the plan participant and Cadence.

The Board may also amend the 2000 Plan at any time or from time to time. However, if the amendment would require stockholder approval to comply with any securities exchange or national market system listing requirements or any other applicable law, the amendment will not be effective unless approved by Cadence stockholders before or after its adoption by the Board. The Board may submit any other amendment to the 2000 Plan for stockholder approval. Any amendment of the 2000 Plan will not adversely affect awards previously granted unless mutually agreed upon in a writing signed by the plan participant and Cadence.

RESTRICTIONS ON TRANSFER

Under the 2000 Plan, except as specifically provided in a stock award agreement, a stock award may not be transferred by the holder other than by will or by the laws of descent and distribution and, during the lifetime of the holder, may be exercised only by the holder or the holder’s legal representative. However, the holder may designate in writing a third party who may exercise the option in the event of the holder’s death.

FEDERAL INCOME TAX INFORMATION

The following is only a summary of the federal income tax consequences with respect to the grant and exercise of awards under the 2000 Plan based upon applicable federal law as currently in effect, is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the 2000 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the 2000 Plan.

Nonstatutory Stock Options.

Options granted under the 2000 Plan that are not intended to qualify as incentive stock options are referred to in this proxy statement as nonstatutory stock options, or NSOs. A participant will not recognize any taxable income when an NSO is granted. The participant will generally recognize ordinary income upon the exercise of an NSO equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise price. The ordinary income recognized by a participant will be subject to applicable tax withholding, including applicable income and employment taxes.

Upon the disposition of the shares acquired upon exercise of an NSO, the participant will recognize gain or loss equal to the difference between the amount realized on the disposition and the sum of the exercise price plus the amount of ordinary income recognized by the participant as a result of the exercise of the NSO. Any gain or loss on the subsequent disposition of shares acquired through the exercise of an NSO will generally be treated as long-term or short-term capital gain or loss, depending on whether the holding period for the shares exceeds one year at the time of the disposition.

Cadence will generally be entitled to a deduction to the extent a participant realizes ordinary income upon the exercise of an NSO.

Incentive Stock Options.

Although the 2000 Plan permits grants of incentive stock options, referred to in this proxy statement as ISOs, Cadence has not granted any options intended to be ISOs in the past several years and does not intend to do so in the foreseeable future. ISOs granted under the 2000 Plan are intended to be eligible for the favorable federal income tax treatment accorded to “incentive stock options” under Section 422 of the Code. Generally, a participant does not recognize any taxable income at the time of the grant of an ISO. In addition, the participant will not recognize income for regular federal income or employment tax purposes at the time of the exercise of an ISO. However, a participant may be subject to an alternative minimum tax upon the exercise of an ISO. Cadence is not entitled to a deduction at the time of the grant or the exercise of an ISO.

If the participant holds the shares acquired through the exercise of an ISO for at least one year from the date of exercise and two years from the grant date, referred to in this proxy statement as the ISO holding period, the participant generally will realize long-term capital gain or loss upon disposition of the shares. This gain or loss will generally equal the difference between the amount realized upon the disposition of the shares and the exercise price of the shares.

If a participant disposes of the shares acquired through the exercise of an ISO before expiration of the ISO holding period, referred to in this proxy statement as a disqualifying disposition, the participant will have: (i) ordinary income equal to the lesser of (a) the amount by which the sales price of such shares exceeds the exercise price, and (b) the amount by which the fair market value of such shares on the date of exercise exceeds the exercise price; (ii) capital gain equal to the amount by which the sales price of such shares exceeds the fair market value of such shares on the date of exercise; and capital loss equal to the amount by which the exercise price exceeds the sales price of such shares.

In the event of a disqualifying disposition, Cadence will generally be entitled to a deduction to the extent that the participant realized ordinary income as a result of the disqualifying disposition.

Incentive Stock Awards.

The tax consequences to a participant who receives an incentive stock award pursuant to the 2000 Plan will vary depending on whether or not the participant makes a timely Section 83(b) election under the Code with respect to the unvested shares of incentive stock. The Board has the discretion to establish, in accordance with the 2000 Plan, the terms of incentive stock awards, including whether or not participants may make Section 83(b) elections under the Code. A participant who does not make a timely Section 83(b) election with respect to unvested shares of incentive stock will not recognize any taxable income upon the award of the shares. However, when the restrictions subsequently lapse on the shares, the participant will recognize ordinary income in the amount by which the fair market value of the shares on the date the restrictions lapse with respect to those shares exceeds the purchase price (if any) paid for the shares. A participant who makes a timely Section 83(b) election with respect to unvested shares of incentive stock will be required to recognize ordinary income in the year the incentive stock award is granted equal to the amount by which the fair market value of the shares on the award date exceeds the purchase price (if any) paid for the shares. The fair market value of the shares will be determined as if the shares were not restricted. A participant who makes a Section 83(b) election for unvested shares of incentive stock will not recognize any additional income when the restrictions on those shares subsequently lapse.

Cadence will generally be entitled to a deduction equal to the amount of ordinary income recognized by a participant in connection with the acquisition of shares of Cadence common stock pursuant to an incentive stock award.

Restricted Stock Units.

Participants who are granted restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and Cadence will receive a corresponding deduction.

STOCK PRICE

On March 15, 2011, the closing price of Cadence common stock as reported by NASDAQ was $9.44.

PARTICIPATION IN THE 2000 PLAN

Other than in limited cases of new executives receiving awards as a material inducement to such person becoming an employee of Cadence, Cadence’s executive officers were not eligible to receive stock awards under the Original Plan and instead have historically received stock awards under the 1987 Plan. Cadence’s executive officers and non-employee directors will remain ineligible to receive stock awards under the 2000 Plan. As of January 1, 2011, stock awards covering 173,303,079 shares had been granted over the life of the Original Plan and the Prior Plans, which includes stock awards that were granted to former employees no longer employed by Cadence, and also includes forfeited shares.

Because the Board has the discretion to grant awards under the 2000 Plan, it is not possible as of the date of this proxy statement to determine future awards that will be received by executive officers and other employees under the 2000 Plan.

PROPOSAL 3

RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE SENIOR EXECUTIVE BONUS PLAN FOR COMPLIANCE WITH SECTION 162(m) OF THE CODE

Cadence maintains the Senior Executive Bonus Plan, referred to in this proxy statement as the Bonus Plan, which was most recently approved by stockholders on May 10, 2006.

In order to allow for certain awards under the Bonus Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Code, which is referred to in this proxy statement as Section 162(m), Cadence is asking stockholders to re-approve the material terms of the performance goals under the Bonus Plan. One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by Cadence’s stockholders every five years. Stockholders are not being asked to approve any amendment to the Bonus Plan or to approve the Bonus Plan itself, but are only asked to re-approve the material terms for compliance with Section 162(m).

The Board believes that it is in the best interests of Cadence and its stockholders to provide for a stockholder-approved plan under which bonuses paid to its executive officers can be deducted by Cadence for federal income tax purposes. Accordingly, Cadence has structured the Bonus Plan in a manner such that payments made under the

Bonus Plan can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to Cadence’s CEO and certain executive officers may be limited to the extent that such compensation exceeds $1,000,000 in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by Cadence. One of the requirements of “performance-based compensation” for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by Cadence’s stockholders every five years. For purposes of Section 162(m), the material terms of the performance goals under which compensation may be paid include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Bonus Plan is discussed below. A copy of the Bonus Plan is attached as Appendix B to this proxy statement.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board of Directors recommends a vote FOR re-approval of the material terms of the performance goals under the Bonus Plan. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved. Unless marked to the contrary, proxies received will be voted FOR re-approval of the material terms of the performance goals under the Bonus Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE SENIOR EXECUTIVE BONUS PLAN FOR
COMPLIANCE WITH SECTION 162(m) OF THE CODE.

SUMMARY OF THE BONUS PLAN

The following summary of the material provisions of the Bonus Plan is qualified in its entirety by the complete text of the Bonus Plan, a copy of which is attached as Appendix B to this proxy statement.

GENERAL

The Bonus Plan provides a framework under which Cadence can operate an executive bonus program that can satisfy the standard of “performance-based compensation” within the meaning of Section 162(m) of the Code.

PURPOSE

The purpose of the Bonus Plan is to motivate and reward Cadence’s CEO, and the individuals who are part of Cadence’s senior executive management team as designated by the CEO, in order to enhance stockholder value through incentivizing the improvement of Cadence’s profitability and achievement of Cadence’s strategic goals.

ADMINISTRATION

The Bonus Plan is administered by the Compensation Committee. The Compensation Committee has the sole discretion and authority to: (i) administer and interpret the Bonus Plan in accordance with Section 162(m) of the Code as appropriate; (ii) prescribe the terms and conditions of any awards granted under the Bonus Plan; (iii) adopt rules and guidelines for the administration of the Plan that are consistent with the Bonus Plan; and (iv) interpret, amend or revoke any such rules any guidelines. The decisions of the Compensation Committee are in every case final and binding on all persons having an interest in the Bonus Plan.

ELIGIBILITY

The Bonus Plan provides that bonuses may be paid under the Bonus Plan to the CEO and the individuals who are part of Cadence’s senior executive management team as designated by the CEO, who are collectively referred to in this section of the proxy statement as executives. As of March 15, 2011, 8 employees, including executive officers, as designated by the CEO, were eligible to participate in the Bonus Plan during fiscal 2011. Cadence’s non-employee directors are not entitled to participate in the Bonus Plan.

PERFORMANCE CRITERIA

The Bonus Plan provides for cash bonus payments to the executives. The amount of a performance-based bonus payment varies depending on the extent to which Cadence achieves its performance criteria within the applicable Bonus Plan measurement period. The performance criteria may be measured individually or in combination, and may be applied to Cadence’s performance as a whole or, alternatively, to individual business units of Cadence. In addition, the performance criteria can be measured by Cadence’s performance alone or, alternatively, measured relative to a designated group of companies or relative to a pre-established target or a previous performance period’s results. The performance criteria will include one or more of the following (and in each case, on a GAAP or non-GAAP basis, if applicable): (a) cash flow (including measures of operating or free cash flow), (b) earnings per share (diluted or basic), (c) earnings per share from continuing operations, (d) earnings (including but not limited to earnings before interest, taxes, depreciation and amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) customer loyalty or satisfaction, as measured by a customer loyalty index determined by an independent consultant or expert in measuring such matters, (q) return on investment, (r) stock price, (s) market capitalization, (t) cash from operations, (u) product innovation or release schedule, (v) capital expenditure, (w) working capital, (x) cost of capital, (y) cost reductions, (z) bookings and segments of bookings, such as net product bookings, (aa) market penetration, and (bb) technology development or proliferation.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may (i) appropriately adjust any evaluation of performance under a performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principles all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in Cadence’s financial statements or notes to the financial statements, and (ii) appropriately adjust any evaluation of performance under a performance criteria to exclude any of the following events that occur during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) accruals of any amounts for payment under the Bonus Plan or any other compensation arrangement maintained by Cadence.

The performance bonus amount payable to each executive is based on a target bonus, which is in turn based on the extent to which one or more relevant performance criteria targets identified for such criteria are realized. Any performance criteria may be measured over all or part of a fiscal year. If all of the performance criteria are to be measured over the entire fiscal year, the Compensation Committee will establish the target bonus amount, the relevant performance criteria and the respective targets for such criteria within the first 90 days of each fiscal year. If a shorter performance period is used, the Compensation Committee will establish the target bonus, the relevant performance criteria and the respective targets for such criteria within the first quarter of the shorter performance period.

The Compensation Committee may, in its discretion, direct that any performance bonus be reduced below the amount as calculated above. Thus, in administering the Bonus Plan, the Compensation Committee may establish performance criteria and targeted bonus amounts that would allow the Compensation Committee to establish a potential bonus amount at the high end of its targeted range, and then utilize its discretion to reduce the amount of the actual bonus paid to a participant. Further, the Compensation Committee may, in its discretion, increase the bonus amount otherwise payable to any executive upon achievement of the designated targets, but only if the executive is not covered by Section 162(m) of the Code.

MAXIMUM AMOUNT OF COMPENSATION PAYABLE UNDER THE BONUS PLAN

The maximum aggregate amount payable under the Bonus Plan as a performance bonus to any executive is $5,000,000 for any fiscal year.

Any bonus under the Bonus Plan will be paid as soon as practicable after the end of the bonus measurement period, but only after the Compensation Committee has certified that the performance criteria and targets established for the relevant period have been achieved. In addition, the executive must remain employed by Cadence until the time the bonus payments are distributed, except in the event of death or disability or unless otherwise provided in a written agreement between Cadence and the executive. If the executive was not employed for the entire bonus measurement period, he or she may be entitled to receive a prorated amount of the bonus amount payable.

CLAWBACK

Executives participating in the Bonus Plan and all amounts earned by them under the Bonus Plan on or after January 1, 2010 are subject to the Cadence Design Systems, Inc. Clawback Policy as in effect from time to time (see description in the “Compensation Discussion and Analysis” section below).

AWARDS UNDER THE BONUS PLAN

No payments were made under the Bonus Plan for fiscal 2008 or fiscal 2009. Please refer to the Summary Compensation Table below under “Compensation of Executive Officers” for the amounts paid under the Bonus Plan for fiscal 2010 to the Named Executive Officers. For fiscal 2010, all current executive officers as a group were paid a total of $1,650,818 under the Bonus Plan. Non-employee directors and employees who are not executive officers do not participate in the Bonus Plan. Because payments under the Bonus Plan for fiscal 2011 will be determined by comparing actual performance to the performance targets set by the Compensation Committee, it is not possible to state the amounts that will be paid under the Bonus Plan in fiscal 2011.

AMENDMENT AND TERMINATION

The Compensation Committee may terminate the Bonus Plan at any time, for any or no reason, and may also amend the Bonus Plan in order to reduce the amount of any executive’s bonus payment at any time, for any or no reason.

NON-EXCLUSIVITY

Nothing contained in the Bonus Plan prevents the Board of Directors from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for Cadence’s executive officers, directors or other employees, whether or not stockholders approve the Bonus Plan. However, any such other or additional compensation arrangements will not be designed to provide compensation to Bonus Plan participants to make up for a failure to achieve any performance goals or any part of the compensation they might have received under the Bonus Plan had such performance goals been achieved. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be applicable only for specific executives, directors or employees or may be generally applicable.

PROPOSAL 4

RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE 1987 STOCK INCENTIVE PLAN FOR COMPLIANCE WITH SECTION 162(m)

In April of 1987, Cadence’s Board of Directors originally adopted the 1987 Stock Incentive Plan. In February of 2007, the Compensation Committee approved the 1987 Plan, as amended, which was subsequently approved by Cadence’s stockholders on May 9, 2007. The 1987 Stock Incentive Plan, as amended in February and July 2007 and as further amended by the Compensation Committee in the first quarter of 2011, is referred to in this proxy statement as the 1987 Plan.

In order to allow for certain awards under the 1987 Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m) of the Code, which is referred to in this proxy statement as Section 162(m), Cadence is asking stockholders to re-approve the material terms of the performance goals under the 1987 Plan. Stockholders are not being asked to approve any amendment to the 1987 Plan or to approve the 1987 Plan itself in this Proposal 4, but are only asked to re-approve the material terms for compliance with Section 162(m) of the Code.

The Board believes that it is in the best interests of Cadence and its stockholders to continue providing an equity incentive plan under which equity-based compensation awards made to executive officers can be deducted by Cadence for federal income tax purposes. The 1987 Plan has been structured in a manner such that awards granted under it can satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to Cadence’s CEO and certain executive officers may be limited to the extent that such compensation exceeds $1,000,000 in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by Cadence. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by Cadence’s stockholders every five years.

For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below. A copy of the 1987 Plan with the proposed share increase and revised termination date, which are discussed further in Proposal 5 below is attached as Appendix C to this proxy statement.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board recommends a vote FOR re-approval of the material terms of the performance goals under the 1987 Plan. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved. Unless marked to the contrary, proxies received will be voted FOR re-approval of the material terms of the performance goals under the 1987 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE 1987 STOCK INCENTIVE PLAN.

SUMMARY OF THE 1987 PLAN

The following summary of the material provisions of the 1987 Plan is qualified in its entirety by the complete text of the 1987 Plan a copy of which is attached as Appendix C to this proxy statement. Appendix C also reflects the share increase and revised termination date requested in Proposal 5.

GENERAL

The 1987 Plan provides for the grant of incentive stock options, nonstatutory stock options, incentive stock awards and restricted stock units. Incentive stock options granted under the 1987 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1987 Plan are intended not to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of awards that may be granted under the 1987 Plan.

PURPOSE

The 1987 Plan was adopted to provide a means by which employees of and consultants to Cadence and its affiliates (including officers and directors who are also employees or consultants) could be given an opportunity to purchase Cadence common stock or receive grants of incentive stock subject to performance-based or time-based vesting to attract and retain the services of persons most capable of filling these positions, and to provide incentives for these persons to exert maximum efforts for the success of Cadence and its affiliates.

ADMINISTRATION

The 1987 Plan provides that the Board shall administer the 1987 Plan and has the final power to interpret the 1987 Plan, including the power to prescribe, amend and rescind rules and regulations relating to the plan and to delegate administration of the 1987 Plan as described below. The Board has the power to determine which of the persons eligible under the 1987 Plan will be granted awards, the types of awards that will be granted, when and how each award will be granted, and the terms and provisions of each award to be granted in accordance with the provisions of the 1987 Plan. While Cadence intends to continue to grant stock awards with specified vesting criteria, as described under “Option Provisions — Option Exercise” below, the Board has the power to accelerate the exercise date and vesting of any stock award granted under the 1987 Plan. The Board may delegate the administration of the 1987 Plan to a committee, such as Cadence’s Compensation Committee, consisting of one or more members of the Board.

Once appointed, the committee will continue to serve until otherwise directed by the Board. At any time, the Board or the committee may delegate to a committee of one or more members of the Board the authority to grant awards under the 1987 Plan. Members of the Board who are either eligible for awards or have been granted awards may vote on any matters affecting the administration of the 1987 Plan or the grant of any awards thereunder, but may not grant awards to themselves. However, such members may be counted in determining the existence of a quorum at a Board or committee meeting during which action is taken with respect to the granting of such awards.

The Board has delegated administration of the 1987 Plan to the Compensation Committee of the Board. However, any increase in the number of shares authorized for issuance under the 1987 Plan requires the approval of the full Board. As used in this proxy statement solely with respect to the 1987 Plan, the “Board” refers to any committee the Board appoints to administer the 1987 Plan as well as to the Board itself.

ELIGIBILITY

Incentive stock options may be granted under the 1987 Plan only to Cadence employees or employees of its affiliates. Employees of Cadence and its affiliates (including officers and directors who are also Cadence employees or employees of its affiliates) as well as consultants are eligible to receive nonstatutory stock options, incentive stock awards and restricted stock units under the 1987 Plan. No incentive stock option may be granted under the 1987 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Cadence or any of its affiliates, such person being referred to below as a 10% stockholder, unless the option exercise price is at least 110% of the fair market value of the common stock subject to the option on the grant date, and the term of the option does not exceed five years from the grant date. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, under the 1987 and all other plans of Cadence and its affiliates, may not exceed $100,000.

No person may be granted awards under the 1987 Plan covering more than an aggregate of 2,216,702 shares of common stock in any calendar year.

Almost all of Cadence’s and its subsidiaries’ approximately 4,600 employees, including Cadence’s 8 executive officers, are eligible to receive awards under the 1987 Plan. Non-employee directors are not eligible to receive awards under the 1987 Plan.

STOCK SUBJECT TO THE 1987 PLAN

75,370,100 shares of common stock have been authorized for issuance over the life of the 1987 Plan, with a limit of 5,000,000 of such shares authorized for issuance as incentive stock or restricted stock units. As of January 1, 2011, 7,997,314 shares of common stock remained available for issuance under the 1987 Plan, of which no more than 2,089,876 shares may be issued as awards of incentive stock or restricted stock units. These limits are subject to the provisions of the 1987 Plan relating to adjustments upon changes in common stock described below. If any award granted under the 1987 Plan expires, becomes unexercisable, is forfeited or otherwise terminates, in whole or in part, without having been exercised, the unpurchased or forfeited shares again become available for issuance under the 1987 Plan.

OPTION PROVISIONS

The following describes the permissible terms of options granted under the 1987 Plan. Individual option grants may be more restrictive as to any or all of these permissible terms.

Exercise Price.  The exercise price of options granted under the 1987 Plan may not be less than the fair market value of Cadence’s common stock on the grant date. In the case of an incentive stock option granted to a 10% stockholder, the exercise price of the option may not be less than 110% of the fair market value on the grant date. The fair market value for purposes of the 1987 Plan is the closing price of Cadence’s common stock on the grant date as reported by NASDAQ.

Payment of Exercise Price.  The exercise price of options granted under the 1987 Plan may be paid by cash, check, shares of Cadence common stock with a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is being exercised, or any combination of these methods, or other consideration and payment method as may be determined by the Board. In determining the type of consideration to accept, the Board considers whether the acceptance of such consideration may be reasonably expected to benefit Cadence. The particular forms of consideration available to exercise a specific option are set forth in the terms of the option agreement for that option.

Option Exercise.  Options granted under the 1987 Plan become exercisable at the times and under the conditions, including the achievement of performance or other criteria with respect to Cadence and/or the optionee, as determined by the Board. The Board has the power to accelerate the time at which an option may first be exercised or the time during which an option will vest.

Term.  The maximum term of options granted under the 1987 Plan is seven years. In all cases, the maximum term of incentive stock options granted to a 10% stockholder is five years. Options granted under the 1987 Plan generally terminate three months, or such longer period of time as determined by the Board, after termination of the optionee’s employment or consulting relationship with Cadence or one of its affiliates.

INCENTIVE STOCK AWARD AND RESTRICTED STOCK UNIT PROVISIONS

The following describes the permissible terms of incentive stock awards and restricted stock units granted under the 1987 Plan.

Sales Price and Payment of Sales Price.  The sales price, if any, at which shares of incentive stock or shares underlying restricted stock units will be sold or awarded to a participant under the 1987 Plan will be determined by the Board. The sales price may vary among participants and may be below the fair market value of the shares of common stock on the grant date. The Board also will determine the form of consideration that may be used to pay the sales price, if any, of shares of incentive stock or shares underlying restricted stock units.

Vesting.  The grant, issuance, retention and vesting of shares of incentive stock and restricted stock units granted under the 1987 Plan will be at the times and in the installments as determined by the Board. The timing of the grant, the issuance, the ability to retain shares and the vesting of shares of incentive stock and restricted stock units may be subject to continued service, the passage of time and/or the performance criteria as the Board deems appropriate as described below. However, if the vesting of the incentive stock or restricted stock units is based solely on continued service, the award may not vest in full sooner than three years after the grant date and may not have a vesting schedule more favorable, at any point in time, than what would become vested under a monthly pro rata vesting schedule (i.e., 1/36th per month) over those three years. If vesting is also subject to the achievement of performance criteria, the award may not vest in full sooner than one year after the grant date. The Board may accelerate the vesting of an incentive stock award and restricted stock units in the event of a participant’s termination of service as an employee or consultant, a change in control of Cadence or a similar event, provided that, in the case of incentive stock awards and restricted stock units that are intended to qualify as “performance based compensation” under Section 162(m) of the Code, the acceleration complies with the regulations relating to Section 162(m).

Qualifying Performance Criteria.  The performance criteria for any incentive stock award or restricted stock unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be any one or more of the following performance criteria as determined pursuant to an objective formula, either individually, alternatively or in any combination, applied either to Cadence as a whole or to a Cadence business unit, segment or affiliate, either individually, alternatively or in any combination, and measured over a performance period determined by the Board, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, in each case as specified by the Board in the incentive stock award or restricted stock unit (and in each case on a GAAP or non-GAAP basis, if applicable): (a) cash flow (including measures of operating or free cash flow), (b) earnings per share (diluted or basic), (c) earnings per share from continuing operations, (d) earnings (including but not limited to earnings before interest, taxes, depreciation and amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) customer loyalty or satisfaction as measured by a customer loyalty or satisfaction index determined by an independent consultant or expert in measuring such matters, (q) return on investment, (r) stock price, (s) market capitalization, (t) cash from operations, (u) product innovation or release schedule, (v) capital expenditure, (w) working capital, (x) cost of capital, (y) cost reductions, (z) bookings and segments of bookings such as net product bookings, (aa) market penetration, and (bb) technology development or proliferation.

The Board, in its discretion, may reduce the number of shares granted, issued, retainable and/or vested under an incentive stock award or restricted stock unit on account of either financial performance or personal performance evaluations, despite the satisfaction of any performance criteria. In addition, the Board may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws and provisions affecting reported results; (d) accruals for reorganization and restructuring programs; and (e) any extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations in Cadence’s annual report to stockholders for the applicable year.

EFFECT OF CERTAIN CORPORATE EVENTS

The 1987 Plan provides that, in the event of a change in control of Cadence, the surviving or acquiring corporation shall assume the awards outstanding under the 1987 Plan or provide substitute similar awards. If the surviving or acquiring corporation refuses to assume such awards or to substitute similar awards, (i) the vesting of awards held by participants then providing services to Cadence as an employee or consultant will be accelerated prior to the change in control event and will terminate if not exercised after such acceleration and at or prior to such event, and (ii) all other awards outstanding under the 1987 Plan, if any, will terminate if not exercised prior to the change in control event.

ADJUSTMENT PROVISIONS

Upon an increase or decrease in the number of issued shares of Cadence common stock resulting from a stock split, the payment of a stock dividend or any other increase or decrease effected without receipt of consideration by Cadence, the number of shares authorized for issuance under the 1987 Plan, and the number of shares covered by each outstanding stock award and the price per share of common stock covered by each outstanding stock award, will be equitably adjusted for any increase or decrease.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the 1987 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1987 Plan will terminate on May 8, 2017, unless extended as requested in Proposal 5. However, any suspension or termination of the 1987 Plan will not adversely affect awards previously granted and awards will remain in full force and effect, unless mutually agreed upon in a writing signed by the plan participant and Cadence.

The Board may also amend the 1987 Plan at any time or from time to time. However, no amendment will be effective unless approved by Cadence stockholders before or after its adoption by the Board if the amendment would require stockholder approval to comply with Rule 16b-3 of the Exchange Act, Section 422 of the Code or any securities exchange or national market system listing requirements. The Board may submit any other amendment to the 1987 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees. Any amendment of the 1987 Plan will not adversely affect awards previously granted unless mutually agreed upon in a writing signed by the participant and Cadence.

RESTRICTIONS ON TRANSFER

Under the 1987 Plan, except as specifically provided in a stock option agreement or incentive stock agreement, a stock award may not be transferred by the holder other than by will or by the laws of descent and distribution and, during the lifetime of the holder, may be exercised only by the holder or the holder’s legal representative. However, the holder may designate in writing a third party who may exercise the option in the event of the holder’s death.

FEDERAL INCOME TAX INFORMATION

The following is only a summary of the federal income tax consequences with respect to the grant and exercise of awards under the 1987 Plan based upon applicable federal law as currently in effect, is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the 1987 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the 1987 Plan.

Nonstatutory Stock Options.

Options granted under the 1987 Plan that are not intended to qualify as incentive stock options are referred to as nonstatutory stock options, or NSOs. A participant will not recognize any taxable income when an NSO is granted. The participant will generally recognize ordinary income upon the exercise of an NSO equal to the amount by which the fair market value of the shares on the exercise date exceeds the exercise price. The ordinary income recognized by a participant will be subject to applicable tax withholding, including applicable income and employment taxes.

Upon the disposition of the shares acquired upon exercise of an NSO, the participant will recognize gain or loss equal to the difference between the amount realized on the disposition and the sum of the exercise price plus the amount of ordinary income recognized by the participant as a result of the exercise of the NSO. Any gain or loss on the subsequent disposition of shares acquired through the exercise of an NSO will generally be treated as long-term or short-term capital gain or loss, depending on whether the holding period for the shares exceeds one year at the time of the disposition.

Cadence will generally be entitled to a deduction to the extent a participant realizes ordinary income upon the exercise of an NSO.

Incentive Stock Options.

Although the 1987 Plan permits grants of incentive stock options, referred to as ISOs, Cadence has not granted any options intended to be ISOs in the past several years and does not intend to do so in the foreseeable future. ISOs granted under the 1987 Plan are intended to be eligible for the favorable federal income tax treatment accorded to “incentive stock options” under Section 422 of the Code. Generally, a participant does not recognize any taxable income at the time of the grant of an ISO. In addition, the participant will not recognize income for regular federal income or employment tax purposes at the time of the exercise of an ISO. However, a participant may be subject to alternative minimum tax upon the exercise of an ISO. Cadence is not entitled to a deduction at the time of the grant or the exercise of an ISO.

If the participant holds the shares acquired through the exercise of an ISO for at least one year from the date of exercise and two years from the grant date, referred to as the ISO holding period, the participant generally will realize long-term capital gain or loss upon disposition of the shares. This gain or loss will generally equal the difference between the amount realized upon the disposition of the shares and the exercise price of the shares.

If a participant disposes of the shares acquired through the exercise of an ISO before expiration of the ISO holding period, referred to as a disqualifying disposition, the participant will have: (i) ordinary income equal to the lesser of (a) the amount by which the sales price of such shares exceeds the exercise price, and (b) the amount by which the fair market value of such shares on the date of exercise exceeds the exercise price; and (ii) either (a) capital gain equal to the amount by which the sales price of such shares exceeds the fair market value of such shares on the date of exercise, or (b) capital loss equal to the amount by which the exercise price exceeds the sales price of such shares.

In the event of a disqualifying disposition, Cadence will generally be entitled to a deduction to the extent that the participant realized ordinary income as a result of the disqualifying disposition.

Incentive Stock Awards.

The tax consequences to a participant who receives an incentive stock award pursuant to the 1987 Plan will vary depending on whether or not the participant makes a timely Section 83(b) election under the Code with respect to the unvested shares of incentive stock. The Board has the discretion to establish, in accordance with the 1987 Plan, the terms of incentive stock awards, including whether or not participants may make Section 83(b) elections under the Code. A participant who does not make a timely Section 83(b) election with respect to unvested shares of incentive stock will not recognize any taxable income upon the award of the shares. However, when the restrictions subsequently lapse on the shares, the participant will recognize ordinary income in the amount by which the fair market value of the shares on the date the restrictions lapse exceeds the purchase price (if any) paid for the shares. A participant who makes a timely Section 83(b) election with respect to unvested shares of incentive stock will be required to recognize ordinary income in the year the incentive stock award is granted equal to the amount by which the fair market value of the shares on the award date exceeds the purchase price (if any) paid for the shares. The fair market value of the shares will be determined as if the shares were not restricted. A participant who makes a Section 83(b) election for unvested shares of incentive stock will not recognize any additional income when the restrictions on those shares subsequently lapse.

Cadence will generally be entitled to a deduction equal to the amount of ordinary income recognized by a participant in connection with the acquisition of shares of Cadence common stock pursuant to an incentive stock award.

Restricted Stock Units.

Participants who are granted restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, participants generally recognize ordinary income in an amount equal to the fair market value of the units at such time, and Cadence will receive a corresponding deduction.

Potential Limitation on Deductions.

As described above, Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds

$1,000,000 for such employee. It is possible that compensation attributable to stock awards granted under the 1987 Plan, when combined with all other types of compensation received by a Cadence covered employee, may cause this limitation to be exceeded in any particular year. Stock awards that qualify as “performance-based compensation” are disregarded for purposes of the deduction limitation of Section 162(m). If Cadence’s stockholders approve the material terms of the performance goals under the 1987 Plan, the plan will continue to enable Cadence to grant awards that will be exempt from the deduction limits of Section 162(m). Cadence does, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible.

STOCK PRICE

On March 15, 2011, the closing price of Cadence common stock as reported by NASDAQ was $9.44.

PARTICIPATION IN THE 1987 PLAN

Non-employee directors are not eligible to receive grants under the 1987 Plan, except for Dr. Alberto Sangiovanni-Vincentelli, who is a consultant to Lip-Bu Tan, Cadence’s CEO. As of January 1, 2011, over the life of the 1987 Plan, stock awards covering 566,250 shares of Cadence common stock had been granted to Dr. Sangiovanni-Vincentelli, who is the only current director and director nominee who is not an executive officer who has been granted stock awards under the 1987 Plan, most recently in February 2002. As of January 1, 2011, as a group, Cadence’s current executive officers and Kevin S. Palatnik, who resigned his position as Senior Vice President and Chief Financial Officer on November 1, 2010, had been granted stock awards covering 6,109,150 shares over the life of the 1987 Plan. As of January 1, 2011, the current and former executive officers listed in the Summary Compensation Table below, referred to in this proxy statement as the Named Executive Officers, had been granted stock awards covering the following aggregate number of shares over the life of the 1987 Plan: Lip-Bu Tan, 3,115,000; Geoffrey G. Ribar, 0; Kevin S. Palatnik, 713,750; John J. Bruggeman II, 170,000; Thomas A. Cooley, 405,400, and Charlie Huang, 405,000. All other employees as a group had been granted stock awards covering 135,347,230 shares over the life of the 1987 Plan, which includes stock awards that were granted to former executive officers and other employees no longer employed by Cadence, and also includes forfeited shares.

Because the Board has the discretion to grant awards under the 1987 Plan, it is not possible as of the date of this proxy statement to determine future awards that will be received by executive officers and other employees under the 1987 Plan.

PROPOSAL 5

APPROVAL OF AN AMENDMENT TO THE 1987 STOCK INCENTIVE PLAN, INCLUDING AN INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

Overview

As discussed in Proposal 4 of this proxy statement, Cadence’s Board of Directors is seeking re-approval of the performance goals under the 1987 Plan. For information related to the 1987 Plan, including a general summary of the material provisions thereunder, see Proposal 4 of this proxy statement above.

In this Proposal 5, Cadence is asking stockholders to: (i) approve an increase in the number of shares of common stock authorized for issuance under the 1987 Plan from 75,370,100 shares to 79,370,100 shares under the 1987 Plan and to (ii) set the termination date for the plan to be March 16, 2021. Cadence is not asking stockholders to approve any increase to the 5,000,000 shares of common stock that are issuable under the 1987 Plan as incentive stock awards or restricted stock units.

Key Data

See Proposal 2 for information regarding outstanding equity awards and shares available for future awards under Cadence’s equity plans as of January 1, 2011.

Broad-based equity compensation is an essential and long-standing element of Cadence’s culture and success. It continues to be critical to attracting and retaining the most talented employees and consultants. As shown in Proposal 2, Cadence’s three-year average annual “burn rate” has been 6.16%, which is below the burn rate threshold of 7.26% applied to our industry by Institutional Shareholder Services, which is referred to in this proxy statement as ISS.

Promotion of Good Corporate Governance Practices

Cadence designed the 1987 Plan to include a number of best practice provisions that reinforce the alignment between stockholders’ interests and equity compensation arrangements for employees and consultants. These provisions include, but are not limited to, the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	No Repricing without Stockholder Approval. Cadence cannot, without stockholder approval, “reprice” such an award by reducing the exercise price of such stock option or exchanging such stock option for cash, or other awards or a new stock option at a reduced exercise price.

•	Minimum Vesting Requirements. Incentive Stock and RSUs granted under the 1987 Plan are required to meet minimum vesting requirements. Incentive Stock and RSUs that are not performance-based must have vesting periods over at least three years, and performance-based awards must measure performance over a period of at least one year.

•	No Share Recycling for “Net Exercises,” Tax Withholding or Open Market Purchases. Shares retained by or delivered to the Company to pay either the exercise price of an outstanding stock option or the withholding taxes in connection with the vesting of incentive stock or RSUs, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance as future awards under the 1987 Plan.

•	No Dividends on Unearned Performance Awards. The 1987 Plan prohibits the payment of dividends or dividend equivalent rights on unvested performance awards.

•	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Board.

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 1987 Plan can be automatically replenished.

•	No Automatic Grants. The 1987 Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups. The 1987 Plan does not provide for any tax gross-ups.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board recommends a vote FOR approval of (i) an increase in the shares of common stock authorized for issuance under the 1987 Plan from 75,370,100 to 79,370,100 and (ii) a March 16, 2021 termination date for the 1987 Plan. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved. Unless marked to the contrary, proxies received will be voted FOR approval of an increase in the shares authorized for issuance under, and a March 16, 2021 termination date for, the 1987 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
AMENDMENT TO THE 1987 PLAN.

PROPOSAL 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

BACKGROUND TO THE ADVISORY VOTE

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which is called the Dodd-Frank Act in this proxy statement, and Section 14A of the Exchange Act enable the Cadence’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement.

OUR COMPENSATION PROGRAM

Stockholders are encouraged to read the “Compensation Discussion and Analysis” in this proxy statement and the tables and narrative for the details on Cadence’s executive compensation. Cadence’s executive compensation programs are designed to support its long-term success and the creation of stockholder value. Highlights of Cadence’s executive compensation program for fiscal 2010 include:

•	Continuation of the reduction in executives’ annual base salaries that began in 2009;

•	After no bonus payouts for fiscal 2008 and 2009, resumed short-term cash incentive compensation opportunities for fiscal 2010 with actual payment below targets;

•	Continued emphasis on long-term equity incentives aligned with stock performance;

•	Adoption of a “clawback” policy;

•	Adoption of a performance-based stock award policy;

•	Absence of material perquisites; and

•	Continued absence of tax “gross-ups.”

After realigning its business operations with fiscal 2009’s economic realities and implementing the executive compensation program highlighted above, Cadence grew both its business and stockholder value in 2010. Cadence’s fiscal 2010 revenue and non-GAAP operating margin increased by $83.3 million and $100.2 million, respectively, as compared to fiscal 2009. Cadence exceeded its fiscal 2010 Annual Operating Plan targets and materially increased cash flow from operating activities, enhancing liquidity. The leadership, commitment and performance of the named executive officers were critical to Cadence’s performance.

Similarly, critical to the fiscal 2010 performance was Cadence’s focus on pay-for-performance in its compensation policies and decisions. As such, the Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are consistent with sound executive compensation principles, as well as stockholder interests and concerns, and that they will act to incentivize the achievement of Cadence’s goals moving forward.

In accordance with recently adopted Section 14A of the Exchange Act, Cadence is asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the compensation paid to the Cadence’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 7

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES
ON EXECUTIVE COMPENSATION

BACKGROUND TO THE ADVISORY VOTE

In Proposal 6 above, Cadence stockholders were asked to vote on an advisory resolution on named executive compensation. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal 7, stockholders are able to indicate how frequently they believe an advisory “say-on-pay” vote, as included in Proposal 6, should occur. By voting on this Proposal 7, stockholders may indicate whether they prefer that Cadence hold an advisory “say-on-pay” vote every year, every two years or every three years.

REASONS FOR THE BOARD RECOMMENDATION

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for Cadence, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur every year. While Cadence’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that compensation disclosures are made annually. Holding an annual advisory vote on executive compensation would provide Cadence with more direct and immediate feedback on those compensation disclosures. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of Cadence’s executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change such executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory “say-on-pay” votes is non-binding on the Board. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on “say-on-pay” that has been selected by our stockholders. However, because this vote is advisory and not binding, the Board may in the future decide to conduct advisory votes on a more or less frequent basis.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL 8

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Cadence’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Pursuant to the Audit Committee charter, the Board has directed management to submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited Cadence’s financial statements since fiscal 2002. Representatives from KPMG LLP are expected to be present at the 2010 Annual Meeting of Stockholders, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as Cadence’s independent registered public accounting firm is not required by Cadence’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If Cadence’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Cadence and its stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

The Board recommends a vote FOR ratification of the selection of KPMG LLP. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 8.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is comprised of three non-employee directors of Cadence who are “independent” as defined by the listing standards of NASDAQ and as defined under the Exchange Act. During fiscal 2010, the Audit Committee was comprised of Dr. Shoven and Messrs. Lucas and Siboni, with Mr. Siboni serving as its Chairman. The Audit Committee met nine times in fiscal 2010.

The Audit Committee operates under a charter that was last amended by the Board in February 2010. The Audit Committee charter is posted on the investor relations page of Cadence’s website at www.cadence.com. As more fully described in its charter, the Audit Committee appoints and retains the independent registered public accounting firm and oversees the quality and integrity of Cadence’s financial statements, Cadence’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of Cadence’s internal audit function, Cadence’s accounting and financial reporting processes and the audits of Cadence’s financial statements on behalf of the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements included in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 with Cadence’s management and KPMG LLP, Cadence’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed under Public Company Accounting Oversight Board standards (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from Cadence and its management. The Audit Committee has also considered whether the provision of other non-audit services by KPMG LLP to Cadence is compatible with KPMG LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 for filing with the SEC.

AUDIT COMMITTEE

Roger S. Siboni, Chairman
Donald L. Lucas
John B. Shoven

The foregoing Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Cadence under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

FEES BILLED TO CADENCE BY KPMG LLP DURING FISCAL 2010 AND 2009

The following table presents fees incurred by Cadence for professional services rendered by KPMG LLP for the fiscal years ended January 1, 2011 and January 2, 2010.

	Fiscal Year Ended		Fiscal Year Ended
	January 1,		January 2,
	2011		2010
	(In thousands)

Audit Fees(1)	$ 3,089		$ 3,150
Audit-Related Fees(2)	201	(3)	1	(4)

Total Audit and Audit-Related Fees	3,290		3,151
Tax Fees(5)	109	(6)	40	(7)
All Other Fees	—		—

Total Fees	$ 3,399		$ 3,191

(1)	Includes fees for the audit of Cadence’s consolidated financial statements in Cadence’s Annual Report on Form 10-K, fees for the audit of Cadence’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, fees for the review of the interim condensed consolidated financial statements in Cadence’s Quarterly Reports on Form 10-Q and fees for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or other engagements.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Cadence’s consolidated financial statements that are not reported under “Audit Fees.”

(3)	Audit-Related Fees for fiscal 2010 consisted primarily of fees for services provided in connection with Cadence’s convertible debt offering during fiscal 2010.

(4)	Audit-Related Fees for fiscal 2009 consisted of fees for a statutory compliance engagement in India associated with the certification of certain financial data for a regulatory filing.

(5)	Includes fees for tax compliance, tax advice and tax planning.

(6)	Tax Fees for fiscal 2010 consisted of tax compliance fees of $43,663 and tax advice and tax planning fees of $65,329.

(7)	Tax Fees for fiscal 2009 consisted of tax compliance fees of $40,218.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP prior to the engagement of KPMG LLP with respect to such services. Pursuant to its pre-approval policy, the Audit Committee has pre-approved specified audit services, audit-related services, tax compliance services and tax planning and related tax services.

However, engagements for these pre-approved audit-related and tax services with an estimated cost of more than $250,000 or that exceed the applicable budgeted amount for the pre-approved services must be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. In addition, any proposed engagement of KPMG LLP for services that are not pre-approved audit-related and tax services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. The members to whom such authority is delegated must report any approval decisions to the full Audit Committee at its next scheduled meeting. None of the services described in the table above entitled “Fees Billed to Cadence by KPMG LLP During Fiscal 2010 and 2009” were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Cadence common stock as of March 15, 2011, the record date, unless otherwise indicated below, by:

•	All those known by Cadence to be beneficial owners of more than 5% of its common stock;

•	Each of the current or former executive officers named in the Summary Compensation Table presented below under “Compensation of Executive Officers;”

•	All directors and director nominees; and

•	All current executive officers and directors of Cadence as a group.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total

Five Percent Stockholders:
Dodge & Cox(2)	45,760,982	17.0%
555 California Street, 40th Floor
San Francisco, CA 94104
T. Rowe Price Associates, Inc.(3)	18,259,197	6.8
100 E. Pratt Street Baltimore, Maryland 21202
BlackRock, Inc.(4)	15,585,456	5.8
40 East 52nd Street
New York, NY 10022
Directors and Executive Officers:
Susan L. Bostrom(5)	31,250	*
Donald L. Lucas(5)(6)	245,000	*
Dr. Alberto Sangiovanni-Vincentelli(5)	280,493	*
George M. Scalise(5)	235,000	*
Dr. John B. Shoven(5)	490,000	*
Roger S. Siboni(5)	242,500	*
John A.C. Swainson(5)	140,000	*
Lip-Bu Tan(5)(7)	2,216,555	*
Geoffrey G. Ribar(5)	50,000	*
Kevin S. Palatnik(5)(8)	806,762	*
John J. Bruggeman II(5)	216,814	*
Thomas A. Cooley(5)	310,040	*
Charlie Huang(5)(9)	751,343	*
All current executive officers and directors as a group (15 persons)(10)	6,579,723	2.4

*	Less than 1%

(1)	This table is based upon information provided by principal stockholders pursuant to Schedules 13G filed with the SEC and the executive officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cadence believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by such stockholder. Beneficial ownership of greater than 5% of Cadence’s outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below, while beneficial ownership of the executive officers and directors is as of the record date. Applicable percentages are based on 268,572,911 shares of Cadence common stock outstanding on the record date, adjusted as required by rules promulgated by the SEC.

(2)	Dodge & Cox filed Amendment No. 3 to its Schedule 13G with the SEC on February 10, 2011, indicating that it beneficially owns 45,760,982 shares for which it has sole voting power with respect to 43,322,532 shares, shared voting power with respect to none of the shares and sole dispositive power with respect to 45,760,982 shares.

(3)	T. Rowe Price Associates, Inc. filed Amendment No. 1 to its Schedule 13G with the SEC on February 10, 2011, indicating that it beneficially owns 18,259,197 shares for which it has sole voting power with respect to 1,875,380 shares and sole dispositive power with respect to 18,259,197 shares.

(4)	BlackRock, Inc. filed Amendment No. 1 to Schedule 13G with the SEC on February 3, 2011, indicating that it beneficially owns 15,585,456 shares for which it has sole voting and dispositive power.

(5)	Includes shares which executive officers named in the Summary Compensation Table presented under “Compensation of Executive Officers” and directors of Cadence have the right to acquire within 60 days after the record date upon exercise of outstanding stock options as follows:

Susan L. Bostrom	31,250	Lip-Bu Tan	1,458,437
Donald L. Lucas	175,000	Geoffrey G. Ribar	0
Dr. Alberto Sangiovanni-Vincentelli	250,000	Kevin S. Palatnik(8)	567,083
George M. Scalise	225,000	John J. Bruggeman II	127,916
Dr. John B. Shoven	375,000	Thomas A. Cooley	178,646
Roger S. Siboni	237,500	Charlie Huang(11)	386,917
John A.C. Swainson	125,000

(6)	Includes 55,000 shares held by Donald L. Lucas, TTEE, Donald L. & Lygia S. Lucas Trust dated 12/3/84, of which Mr. Lucas is the trustee. Also includes 15,000 shares held by Donald L. Lucas, SUCC TTEE, Donald L. Lucas Profit Sharing Trust dated 1/1/84, of which Mr. Lucas is the Successor Trustee. Mr. Lucas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Includes 156,386 shares held by Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992, of which Mr. Tan and his spouse are trustees and for which Mr. Tan shares voting and investment power with his spouse, and 5,000 shares held by A&E Investment LLC, the sole member of which is the Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992. Also includes 7,000 shares held by L Tan & N Lee & W Lee Trustees, Pacven Walden Inc. 401(k) PSP FBO Lip-Bu Tan for which Mr. Tan has sole voting and investment power and 31,400 shares held by IRA FBO Lip-Bu Tan DB Securities Inc. Custodian Rollover Account 5/19/97. Mr. Tan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)	Kevin S. Palatnik resigned as Sr. Vice President and CFO effective November 1, 2010.

(9)	Includes 239,488 shares held by Huang-Zhang Trust U/A DTD 6/12/96, of which Mr. Huang and his spouse are trustees, and for which Mr. Huang shares voting and investment power with his spouse. Also includes 16,420 shares held in custodial accounts by Mr. Huang’s spouse for their minor children and 11,704 shares held by Mr. Huang’s spouse for which Mr. Huang may be deemed to share voting and investment power. Mr. Huang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	Includes 4,556,847 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days after the record date upon exercise of outstanding stock options.

(11)	Includes 3,959 shares held by Mr. Huang’s spouse that may be acquired within 60 days after the record date upon exercise of outstanding stock options.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses Cadence’s compensation program for the Named Executive Officers, or NEOs in fiscal 2010, who were: Lip-Bu Tan, its President and Chief Executive Officer, or CEO; Geoffrey G. Ribar, its Senior Vice President and Chief Financial Officer, or CFO; Kevin S. Palatnik, its Senior Vice President and CFO for part of fiscal 2010; and its three most highly compensated executive officers other than its CEO and CFO: John J. Bruggeman II, its Senior Vice President and Chief Marketing Officer; Thomas A. Cooley, its Senior Vice President, World Wide Field Operations; and Charlie Huang, its Senior Vice President and Chief Strategy Officer.

EXECUTIVE SUMMARY

Cadence’s Fiscal 2010 Compensation Highlights

In fiscal 2010, Cadence continued to compensate its executive officers in a manner consistent with its pay-for-performance philosophy, emphasizing both short and long-term incentive compensation.

In 2009, the semiconductor industry’s sales declined as the global macroeconomic environment was negatively affected by decreased consumer spending, high unemployment, and restrained corporate spending. As a result, Cadence faced significant challenges in fiscal 2009 that required realignment of Cadence’s business operations with the economic realities. As part of that realignment, Cadence initiated and executed a restructuring plan, and enacted significant pay reductions for its executive team, as discussed further below. In fiscal 2010, the semiconductor industry grew significantly as consumer demand for electronic products improved as global economic conditions improved. In fiscal 2010, Cadence grew its business and increased stockholder value by delivering superior technical solutions, implementing a number of austerity measures, and improving its operating margins. Total stockholder return over fiscal 2010 was 38%. Cadence’s fiscal 2010 revenue increased by 10% when compared to fiscal 2009 and Cadence’s non-GAAP operating margin improved to 9% in fiscal 2010 as compared to negative 2% in fiscal 2009. The executive officers’ leadership, commitment and performance were critical to the improvement in Cadence’s business results.

Consistent with Cadence’s executive compensation principles, the following compensation decisions were made with respect to fiscal 2010 (including related compensation decisions made prior to fiscal 2010):

•	Extended Fiscal 2009 Executive Base Salaries Reduction through the First Half of Fiscal 2010

•	The Cadence executive management team volunteered to extend their 10% annual base salary reductions through June 30, 2010. The executive team’s base salaries were first reduced effective July 1, 2009 and were originally set to resume to their prior level on March 31, 2010.

•	Mr. Tan, Cadence’s CEO, whose annual base salary had been reduced by 20% effective July 1, 2009, volunteered an additional 6.25% annual base salary reduction effective March 1, 2010, and extended his annual base salary reduction through December 31, 2010. Effective January 1, 2011, Mr. Tan’s annual base salary was restored to its prior level.

•	No Bonuses Paid to Executive Officers in 2008 or 2009

•	No bonuses were paid for fiscal 2009 performance, because the executive and senior management team volunteered to forgo their bonus opportunities at the beginning of fiscal 2009. No bonuses were paid to executive officers for fiscal 2008, either.

•	Resumed Short-Term Cash Incentive Compensation with Payments Below Annual Targets

•	While achievement of Cadence’s internal operating plan typically results in bonus payments at or near 100% of individual target levels, fiscal 2010 bonus plan objectives were set such that achievement of the revenue and non-GAAP operating margin targets in Cadence’s fiscal 2010 internal operating plan, referred to in this proxy statement as the 2010 Operating Plan, would result in bonuses at or near 50% of individual annual target payouts.

•	Because Cadence exceeded its 2010 Operating Plan revenue and non-GAAP operating margin targets, on a weighted average basis, the NEOs, as a group, were paid 76.8% of their target bonuses for fiscal

2010. Historically, such overachievement of performance targets would have resulted in payments above 100% of individual annual target payout levels.

•	Continued Emphasis on Long-Term Equity Incentives Aligned with Stock Performance

•	Cadence continued weighting equity incentive grants to its executive officers toward stock options to align the incentives of executive officers with the performance of Cadence’s stock.

•	In fiscal 2010, approximately 60% of the grant date fair value of equity incentive grants to the Named Executive Officers, other than the CEO, were options and approximately 40% were restricted stock awards. For the CEO, fiscal 2010 equity incentive grants were more heavily weighted toward options, with approximately 80% of the grant date fair value attributable to options and approximately 20% to restricted stock awards.

•	Adopted a Clawback Policy, Applicable to Performance-based Compensation for Cadence’s Senior Executive Officers, Including the Named Executive Officers

•	Adopted a Policy That a Portion of Stock Awards Granted to Executive Officers, Including the Named Executive Officers, be Performance-based

Executive Compensation Objectives

Cadence is engaged in a very competitive industry, and its success depends on its ability to attract, motivate and retain highly qualified, talented and creative executives with the leadership skills necessary to achieve Cadence’s annual and long-term business objectives. Cadence seeks to accomplish these objectives in ways that are aligned with the long-term interests of its stockholders.

Cadence’s executive officer compensation is based on the following principles:

•	Total direct compensation (consisting of annual base salary, short-term cash incentive compensation and long-term equity incentive compensation) is targeted to be competitive with peer companies and market practice; and

•	A substantial portion of compensation of the executive officers is at-risk and is highly dependent on Cadence’s financial and operational performance as well as each executive officer’s scope of responsibility, criticality and individual performance.

The Compensation Committee oversees the executive compensation program and assesses executive officer compensation at least annually to monitor Cadence’s adherence to these principles. The executive compensation program is results oriented and is dependent on achievement of difficult to attain targets and the long-term performance of Cadence’s stock.

Compensation Governance

In addition to the compensation decisions discussed above, Cadence’s executive compensation programs continued to support its commitment to sound corporate governance.

•	Cadence did not provide any material perquisites to any Named Executive Officer in fiscal 2010;

•	As noted above, in fiscal 2010, Cadence adopted a clawback policy, applicable to performance-based compensation for its senior executive officers, including the Named Executive Officers;

•	As noted above, in fiscal 2010, the Compensation Committee adopted a policy that a portion of stock awards granted to executive officers, including the Named Executive Officers, be performance-based;

•	The Compensation Committee conducts a formal review of the risks associated with Cadence’s executive compensation practices, policies, and programs on an annual basis and assesses risks as part of its regular decision making process;

•	Cadence has established stock ownership guidelines designed to promote alignment with the interests of stockholders. All of the Named Executive Officers are in compliance with Cadence’s stock ownership guidelines or are on track to do so within five years of becoming subject to the guidelines; and

•	The Compensation Committee continued to engage its own compensation consultant that does not provide any services to management or otherwise to Cadence and had no prior relationship with any of the NEOs.

DETERMINING EXECUTIVE COMPENSATION

Competitive Compensation Levels

Each year, the Compensation Committee assesses the competitiveness of the elements of the executive officers’ total direct compensation. The Compensation Committee also periodically reviews the competitiveness of the executive officers’ severance and change in control arrangements and the broad-based employee benefit plans in which the executive officers participate.

For fiscal 2010, the Compensation Committee considered the competitiveness of the executive officers’ total direct compensation as compared to executives with similar titles and responsibilities at companies with which Cadence competes for talent. This group of companies is referred to in this proxy statement as the Peer Group. In order to more accurately reflect the pool from which executive talent is drawn and to which it is lost, the Peer Group is not limited to Cadence’s direct business competitors. Rather, the Compensation Committee included publicly traded electronic design automation (EDA) competitors, as well as a broader group of semiconductor and application software companies that are located in the San Francisco Bay Area (where Cadence is headquartered) and compete in the same talent market as Cadence.

All members of the Peer Group fall within a relevant revenue and market capitalization range as follows: (i) revenue is between one-half and two times that of Cadence’s twelve-month trailing revenue, and (ii) two-year average market capitalization is between one-third and three times that of Cadence’s two-year average market capitalization. In February 2010, the Compensation Committee approved the resulting group of 19 companies, which was used to assess the competitiveness of the executive officers’ base salaries, target and actual annual cash incentive compensation, long-term equity incentive opportunities and total direct compensation.

The following companies comprised the Peer Group for fiscal 2010 for determining competitive compensation levels:

Altera Corporation	Intersil Corporation	National Semiconductor Corporation
ANSYS Inc.	KLA-Tencor Corporation	Novellus Systems, Inc.
Atheros Communications Inc.	Lam Research Corporation	PMC-Sierra Inc.
Atmel Corporation	Linear Technology Corporation	Synopsys, Inc.
Cypress Semiconductor Corporation	Maxim Integrated Products, Inc.	TIBCO Software Inc.
Informatica Corp.	Mentor Graphics Corporation	Xilinx Inc.
Integrated Device Technology Inc.

The Peer Group includes several changes from the peer group for fiscal 2009 (referred to in the 2009 proxy statement as the Primary Compensation Peer Group), primarily driven by two factors: (i) narrower revenue and market capitalization screening criteria, and (ii) decreases in Cadence’s revenue and market capitalization in fiscal 2009 as compared to fiscal 2008. As a result, 17 companies from the fiscal 2009 peer group were excluded, and 8 new companies were added. For the fiscal 2010 Peer Group, the median revenue was $800 million (as calculated on a trailing four-quarter basis as of December 31, 2009) and the median market capitalization was $2.0 billion (as calculated on a trailing two-year average basis as of December 31, 2009).

Compensation Determinations

Consistent with the principles of Cadence’s executive officer compensation outlined above, after the Compensation Committee determines the market levels of each executive officer’s compensation based on the compensation paid by the companies in the Peer Group, the Compensation Committee assesses the appropriateness of each executive officer’s compensation relative to executives with similar titles and responsibilities in the Peer

Group. For the purposes of this assessment, the Compensation Committee considers the annual base salary, short-term cash incentive award opportunities and long-term equity incentive award opportunities (based on the fair value of the equity awards on the date of grant). Cadence does not target executive officer compensation at a specific level or percentage relative to compensation provided by the companies in the Peer Group, whether for total direct compensation or any element of total direct compensation. Instead, when determining compensation for the executive officers, the Compensation Committee takes into account not only the information regarding compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group, but also each of the following factors, without prescribing particular weightings:

Cadence Factors

•	Cadence’s financial and operational performance as compared to the performance of the companies in the Peer Group;

•	Cadence’s relative size and scope of business as compared to the companies in the Peer Group; and

•	Budget constraints.

Individual Factors

•	Individual performance over the preceding year;

•	Strategic importance of the position;

•	Criticality, experience and ability to impact corporate and/or business group results;

•	Scarcity in the market of the individual’s skills and talents;

•	Expected future contributions;

•	Historical compensation;

•	Retention risks; and

•	Relative positioning/performance versus other executives.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation, although for each executive officer other than the CEO, the CEO typically makes assessments and recommendations to the Compensation Committee on other executive officers’ base salaries, short-term cash incentive compensation and long-term equity incentive compensation based upon an assessment of each of the “Cadence Factors” and the “Individual Factors” outlined above, which are collectively referred to in this proxy statement as the Compensation Factors. The Compensation Committee then reviews these assessments and recommendations and determines whether or not to approve or modify the CEO’s recommendations.

The Compensation Committee evaluates each of the “Cadence Factors” as well as the CEO’s performance with respect to each of the “Individual Factors” described above, and the assessment from such evaluation is used to determine the CEO’s compensation. The Compensation Committee, in its sole discretion, makes all decisions related to the CEO’s compensation.

ELEMENTS OF EXECUTIVE COMPENSATION

The Named Executive Officers’ compensation is comprised of the following elements:

•	Total direct compensation, consisting of:

•	Base salary;

•	Short-term cash incentive compensation; and

•	Long-term equity incentive compensation (including stock options and restricted stock).

•	Other compensation and benefits, consisting of:

•	Participation in Cadence’s broad-based employee benefit plans;

•	Participation in Cadence’s nonqualified deferred compensation plan; and

•	Limited perquisites.

•	Severance benefits.

Consistent with the principles of Cadence’s executive officer compensation outlined above, an executive officer’s total direct compensation is based upon Cadence’s performance as well as the performance of the individual executive officer. Cadence does not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the Peer Group and Cadence’s short-term and long-term strategic objectives. Instead, the Compensation Committee aims to provide total direct compensation at levels sufficient to attract, motivate and retain qualified executives. The Compensation Committee believes that executive compensation should incentivize Cadence’s consistent and sustained performance. Accordingly, the executive officers’ compensation at Cadence is weighted towards short-term cash incentives and long-term equity incentives rather than base salaries.

Base Salaries

Cadence offers its executive officers an annual base salary to compensate them for services rendered during the year. Base salaries are essential for the attraction and retention of talented executive officers and are determined as described above under “Compensation Determinations.” The executive officers’ base salaries are reviewed annually by the Compensation Committee, but do not automatically or necessarily increase each year. Changes to the executive officers’ base salaries, if any, are typically made in the first quarter of the year or in connection with an executive officer’s promotion or change in responsibilities.

In May 2009, in support of Cadence’s cost-reduction strategy and commitment to operational efficiency, Cadence’s executive officers, including the Named Executive Officers who were executive officers at the time, volunteered for a temporary reduction of their annual base salaries (effective July 1, 2009 through March 31, 2010) and the Compensation Committee accepted this voluntary reduction. During this period, the annual base salary of Mr. Tan was reduced by 20% and the annual base salary of each of Cadence’s Senior Vice Presidents (including all of the other Named Executive Officers who were executive officers at the time) was reduced by 10%. In February 2010, Mr. Tan requested, and the Compensation Committee agreed to, an additional 6.25% reduction of his already reduced annual base salary, effective March 1, 2010. Mr. Tan additionally requested, and the Compensation Committee agreed, that his reduced base salary remain in effect indefinitely. At the same time, Cadence’s other executive officers, including each of the Named Executive Officers, joined Mr. Tan and volunteered to continue (and in the case of Mr. Bruggeman, who became an executive officer after the initial reduction, to commence) the temporary 10% reductions in their base salaries through June 30, 2010, and the Compensation Committee accepted such extension. Effective July 1, 2010, the annual base salaries of the NEOs, except for Mr. Tan, were restored to their prior levels as follows: Mr. Palatnik, $450,000; Mr. Bruggeman, $350,000; Mr. Cooley, $425,000; and Mr. Huang, $400,000. Effective January 1, 2011, the annual base salary of Mr. Tan was restored to its original level of $600,000.

In September 2010, in connection with the appointment of Mr. Ribar as Senior Vice President and Chief Financial Officer of Cadence, effective November 1, 2010, the Compensation Committee set his base annual salary at $350,000, consistent with the principles of Cadence’s compensation for its executive officers described above. Mr. Palatnik resigned from his executive position at Cadence effective November 1, 2010.

Short-Term Cash Incentive Compensation

Target Bonuses

Cadence generally provides its executive officers with the opportunity to earn short-term cash incentive compensation under the Bonus Plan. The purpose of the Bonus Plan is to reward executive officers for performance during a single fiscal year (or portions thereof) and to provide incentives for them to achieve Cadence’s short-term financial and operational goals, as measured against specific performance criteria relative to Cadence’s overall business results as well as the particular executive officer’s individual performance. Cash bonus payouts under the Bonus Plan are determined semi-annually after the end of each performance period, and the amount paid to each executive officer is determined based upon the executive officer’s target bonus multiplied by a company performance modifier and an individual performance modifier (each described in more detail below). For each executive officer other than the CEO, the Compensation Committee reviews, as described above under “Compensation Determinations,” and approves (with or without modification, in its sole discretion) the CEO’s recommendations as to the executive officer’s target bonus. For the CEO, however, the Compensation Committee is solely responsible for assigning a target bonus based on its review, as described above under “Compensation Determinations.” For fiscal 2010, the target and actual bonuses paid to the executive officers are set forth in the table below:

		Target Bonus
		(as a % of Base	Target	Actual
Name	Base Salary*	Salary)	Bonus**	Bonus

Lip-Bu Tan	$454,616	100%	$453,692	$357,321
Geoffrey G. Ribar***	74,038	75	66,635	47,857
Kevin S. Palatnik	427,846	75	324,311	240,698
John J. Bruggeman II	341,250	75	257,331	196,875
Thomas A. Cooley	404,077	75	306,294	233,877
Charlie Huang	380,308	75	288,277	226,285

*	As described above in “Base Salaries,” the Named Executive Officers’ base salaries were reduced by 10% through June 30, 2010, and then restored to their pre-2009 reduction levels effective July 1, 2010, and this column reflects such salary adjustments.

**	Target bonuses were calculated by adding the target bonuses for each of the two performance periods in fiscal 2010. The target bonus for each period was determined by multiplying the performance period target percentage by the individual’s base salary during the performance period. Please see below for a more detailed explanation of the performance period targets and payment.

***	Mr. Ribar received only a pro-rated second-half bonus for fiscal 2010.

Ordinarily, the Compensation Committee would have made determinations in February 2010 about executive officer bonus payments for performance during fiscal 2009. However, because management had foregone bonus opportunities for fiscal 2009, the Compensation Committee made no such determinations and paid no bonuses for fiscal 2009. At the same time, the Compensation Committee determined that the executive officers, including the Named Executive Officers, would be eligible for bonus opportunities under the Bonus Plan for fiscal 2010, but elected to set very challenging financial and operational goals under the Bonus Plan, anticipating only partial payment under the Bonus Plan compared to target bonus amounts outlined in the table above. The Compensation Committee reviewed the target bonus amounts of the Named Executive Officers who were executive officers at that time and decided not to make any changes to their existing target bonus amounts because the Compensation Committee believed that the target bonus levels were appropriate. Moreover, the Compensation Committee set very difficult to attain financial performance measures that were not expected to result in payments at target levels.

For the first half of 2010, achievement of Cadence’s revenue and non-GAAP operating margin targets under its 2010 Operating Plan would have resulted in bonus payouts of 20% of annual target payouts under the 2010 Bonus Plan, and, for the second half of 2010, achievement of Cadence’s revenue and non-GAAP operating margin targets under its 2010 Operating Plan would have resulted in bonus payouts of 30% of annual target payouts under the 2010 Bonus Plan. Thus, for the full fiscal year, achievement of the revenue and non-GAAP operating margin targets under Cadence’s 2010 Operating Plan would have resulted in bonus payouts of only 50% of the annual target payouts under the Bonus Plan. Cadence weighted the payouts more heavily towards the second half of the fiscal year and set more challenging targets for the second half of the fiscal year because of a number of factors, including the expectation that its financial performance for fiscal 2010 would improve over the course of the year and that the Committee wanted to ensure that the company performed against its annual financial targets before paying the majority of executives’ bonuses.

Company Performance Modifier

The Company performance modifier is a percentage that reflects Cadence’s overall performance. The weightings and performance measures used to determine the Company performance modifier are reviewed by the Compensation Committee at the beginning of each performance period, in consultation with the CEO, to assure that they align with what the Compensation Committee and the CEO believe are the most important factors that influence Cadence’s annual business and financial performance and directly impact long-term stockholder value. For fiscal 2010, the components of the Company performance modifier and relative weightings were as follows: 45% for the total revenue target and 55% for the non-GAAP operating margin target.

For each half of fiscal 2010, the performance goals, and actual performance against such goals, used to determine the group performance modifiers were as follows:

		Non-GAAP		Non-GAAP
	Revenue	Operating	Revenue	Operating
	(In millions)	Margin*	(In millions)	Margin*
	1st Half		2nd Half

2010 Operating Plan Target	$436.0	4.3%	$472.1	6.9%
Actual Achievement**	449.0	7.7%	487.0	9.8%
Company Performance Modifier	0.763		0.684

*	Non-GAAP operating margin target is defined as non-GAAP income from operations expressed as a percentage of total revenue, as disclosed in Cadence’s earnings releases.

**	In fiscal 2010, the Compensation Committee set the Bonus Plan targets such that achievement of the fiscal 2010 Operating Plan targets would result in bonuses at or near 50% of individual annual target payouts.

Individual Performance and Bonus Determination

For each executive officer other than the CEO, the CEO makes a bonus recommendation for each performance period. Based on the executive officer’s performance, as well as the CEO’s bonus recommendation, the Compensation Committee determines the bonus for each executive officer, which reflects individual and company performance. For the CEO’s bonus, the Compensation Committee evaluates the CEO’s performance and contributions as well as Cadence’s overall performance.

For the first half of 2010, based on Cadence’s business results, as discussed in the “Executive Summary” above, and to recognize the achievements of executives who had performed well not only as individuals but as a strong, unified team, the Compensation Committee determined that each Named Executive Officer would receive approximately 84% of their first half 2010 bonus targets, as enumerated in “Target Bonuses” above.

For the second half of 2010, the Compensation Committee took into consideration the business results the executive team accomplished, as well as the “Individual Factors” listed above, to determine each Named Executive Officer’s bonus payment.

The decision of the Compensation Committee to award Mr. Tan approximately 75% of his second half 2010 target bonus was based on numerous factors, including Cadence’s overall performance and the significant increase in stockholder value in 2010, overachievement of Cadence’s 2010 Operating Plan financial targets, including achievement of a 10% increase in revenue as compared with fiscal year 2009, Mr. Tan’s intense focus on and significant contributions to strategic customer relationships, his leadership on setting the EDA360 vision for the industry and the successful acquisition and integration of Denali Software, Inc.

Mr. Huang received a bonus of approximately 75% of his target bonus for the second half of 2010, in recognition of his roles as the Chief Strategy Officer, acting Chief Technology Officer and the CEO’s Chief of Staff, his development of and leadership with respect to Cadence’s strategy and the key role he played in the acquisition and integration of Denali Software, Inc.

Mr. Palatnik received a bonus payment of approximately 68% of his target bonus for the second half of 2010, which reflected his contributions to Cadence’s fiscal performance, particularly, the improvement in operating margin from negative 2% in fiscal 2009 to 9% in fiscal 2010 and his role in ensuring a smooth transition of the CFO role to Mr. Ribar in the fourth quarter of 2010.

Mr. Ribar received a bonus payment of approximately 72% of his second half bonus target, as prorated to reflect the fact that Mr. Ribar joined Cadence during the second half of 2010. This bonus award was based on his quick assimilation as Cadence’s new CFO and the role he played in its fiscal performance in the fourth quarter of 2010.

Mr. Bruggeman received a bonus payment of approximately 72% of his second half 2010 target bonus based on the role he played in enhancing Cadence’s market presence and in developing and proliferating Cadence’s EDA360 vision for the EDA industry.

Mr. Cooley received a bonus payment of approximately 72% of his second half 2010 target bonus in recognition of his leadership of the Worldwide Sales team in driving Cadence’s success with new and existing customers, and Cadence’s progress in transitioning to a ratable revenue model.

Long-Term Equity Incentive Compensation

Consistent with the principles of Cadence’s compensation for its executive officers outlined above, long-term equity incentives are designed to provide executive officers with an equity stake in Cadence, promote stock ownership to align the executive officers’ interests with those of Cadence’s stockholders, and create significant incentives for executive retention. Specifically, stock options provide an opportunity for Cadence to reward its executive officers solely to the extent Cadence’s stock price increases from the date of grant over time and the executive officers remain employed at Cadence during the period required for the stock options to vest. Furthermore, awards of restricted stock align the interests of executive officers with the interests of stockholders through stock ownership, require continued employment of the executive throughout the vesting period, and increase in value when Cadence’s stock price increases.

When the Compensation Committee determines and approves individual equity grants to executive officers, it considers compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group and each of the Compensation Factors, without prescribing particular weightings to any of the Compensation Factors. In addition, the Compensation Committee reviews the CEO’s assessments and recommendations as to the long-term equity compensation for all of the executive officers except himself.

In fiscal 2010, the Compensation Committee adopted a policy that, in determining the compensation of executive officers, including the Named Executive Officers, a portion of their stock awards granted be performance-based. The performance-based stock awards may take either of the following forms:

•	Performance-Vesting Stock Awards — stock awards that do not vest or become exercisable unless certain specific business performance goals established by the Compensation Committee are met.

•	Performance-Accelerated Stock Awards — stock awards for which vesting is accelerated upon achievement of specific business performance goals established by the Compensation Committee.

Approximately 60% of the grant date fair value of the long-term equity incentives granted to the Named Executive Officers in February 2010 consisted of stock options, and the remaining approximately 40% consisted of restricted stock, with the exception of awards to Mr. Tan, approximately 80% of which consisted of stock options and the remaining approximately 20% consisted of restricted stock. The Compensation Committee intended this long-term equity incentive mix to provide the appropriate level of executive alignment with stockholder interests, reward its executives for building and sustaining long-term stockholder value, and balance between stock options (which provide value only if the stock price increases) and restricted stock (which provide more certain retention value subject to the fulfillment of certain conditions, including performance goals). The Compensation Committee and the CEO continue to believe that equity-based compensation is an important component of Cadence’s compensation program and essential to motivate executives and align their interests with those of its stockholders.

The stock options granted to the Named Executive Officers in February 2010 vest monthly over four years from the date of grant and expire seven years from the date of grant. The February 2010 restricted stock awards vest in equal semi-annual installments over three years from the date of grant, subject to the achievement of performance goals intended to qualify the awards as “performance-based compensation” under Section 162(m) of the Code. The values reflected for equity awards in the Summary Compensation Table are the grant date fair values of such awards. The values in the Summary Compensation Table do not reflect the financial benefit that the holders of the awards will actually realize upon the vesting of the awards, nor, with respect to stock options, whether the stock options will be exercised or exercisable prior to their expiration.

In September 2010, as an inducement for Mr. Ribar to join Cadence and in connection with the negotiation of the terms of his employment, the Compensation Committee approved an equity grant to Mr. Ribar that included stock options and restricted stock. Please refer to the Grants of Plan-Based Awards in Fiscal Year 2010 table below for more detail regarding Mr. Ribar’s grants and the grants to the other Named Executive Officers.

In February 2011, the Compensation Committee made equity grants in the form of stock options and performance-based restricted stock to each of the Named Executive Officers who were executive officers at the time, except for Mr. Ribar, who received an equity grant as an inducement to join Cadence in November 2010. Consistent with the February 2010 equity grants, the February 2011 equity grants are also allocated more heavily towards stock options than restricted stock. The Compensation Committee awarded approximately 70% of the total grant date fair value of Mr. Tan’s equity grant in the form of stock options, with the remainder consisting of restricted stock. Mr. Huang’s equity award was comprised of 100% stock options. For Messrs. Bruggeman and Cooley, approximately 60% of the total grant date fair value of the equity grants is in the form of stock options. The terms and vesting schedules of the February 2011 stock option grants and the incentive stock awards are consistent with the stock option grants made in fiscal 2010.

Grant Timing Policy

The Compensation Committee and senior management monitor Cadence’s stock option and restricted stock grant policies to ensure that such policies comply with governing regulations and are consistent with good corporate practice. Grants to the executive officers are generally made at the Compensation Committee meeting held in February of each year, after results for the preceding fiscal year become publicly available and after review and evaluation of each executive officer’s performance, enabling the Compensation Committee to consider both the prior year’s performance and expectations for the succeeding year in making grant decisions. However, the Compensation Committee may make grants at any time of the year it deems appropriate.

Deferred Compensation

In fiscal 2010, each of the Named Executive Officers was eligible to defer compensation payable to them under a nonqualified deferred compensation plan maintained by Cadence, which is referred to in this proxy statement as the Deferred Compensation Plan. The Deferred Compensation Plan is designed to allow for savings above the limits imposed by the Code for 401(k) plans on an income tax-deferred basis for Cadence employees at the level of vice president (or its equivalent) and above who choose to participate. Amounts deferred into the Deferred Compensation Plan are held in accounts with values indexed to the performance of selected mutual funds or money market accounts. The investment options made available under the Deferred Compensation Plan are substantially similar to those available under Cadence’s tax-qualified 401(k) plan. Cadence does not match contributions made under the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded and is subject to the claims of creditors, so that participants in the Deferred Compensation Plan have rights in the plan only as unsecured creditors. Cadence maintains the Deferred Compensation Plan for the purposes of providing a competitive benefit and allowing all participants, including the Named Executive Officers, an opportunity to defer income tax payments on their cash compensation.

Other Employee Benefit Plans

The Named Executive Officers are eligible for the same benefits generally available to Cadence employees. These include participation in a tax-qualified 401(k) plan, employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. Cadence does not currently offer guaranteed pension benefits. Cadence periodically assesses its broad-based employee benefit plans based upon a review of the benefits survey conducted by the Silicon Valley Employers’ Forum. Cadence aims to provide benefits to its employees that are competitive with market practices.

Perquisites

Cadence does not provide NEOs any tax restoration payments with respect to any taxable income. Cadence did not provide material perquisites to any Named Executive Officer in fiscal 2010.

Severance Benefits

The Compensation Committee periodically reviews typical industry practices concerning severance and change in control agreements and Cadence’s severance and change in control agreements. Cadence has entered into employment agreements with Messrs. Tan, Bruggeman, Cooley, and Huang that provide for benefits upon termination of employment under certain circumstances, including in connection with a change in control of Cadence. Cadence entered into an Executive Transition and Release Agreement with Mr. Palatnik, referred to in this proxy statement as the Transition Agreement, in connection with his resignation from his executive position at Cadence, effective November 1, 2010. Cadence provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on stockholder interests when considering strategic alternatives and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Cadence’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change in control of Cadence, and if the executive’s employment is terminated without cause or for good reason (constructive termination), the executive will receive enhanced severance benefits. Accordingly, Cadence provides for enhanced severance benefits only in the event of a “double trigger” because it believes that the executive officers would be materially harmed only if a change in control results in reduced responsibilities or compensation or loss of employment.

Please refer to the discussion under “Potential Payments upon Termination or Change in Control and Employment Contracts” below for a more detailed discussion of the severance and change in control arrangements with the Named Executive Officers.

Severance Benefits Provided Upon Resignation

Effective November 1, 2010, Mr. Palatnik resigned from his executive officer position with Cadence. Under the Transition Agreement, Mr. Palatnik remained with Cadence as a non-executive employee through February 28, 2011 to assist on transitional matters. Effective February 28, 2011, Mr. Palatnik became a part-time employee, and receives certain benefits consistent with a termination without cause as set forth in his Employment Agreement with Cadence dated July 29, 2008, as amended. For further detail of the severance benefits provided to and that will be provided to Mr. Palatnik, please refer to the footnotes to the Summary Compensation Table and the discussion under “Potential Payments Upon Termination or Change in Control and Employment Contracts.”

STOCK OWNERSHIP GUIDELINES

Cadence maintains stock ownership guidelines for its executive officers. These guidelines are designed to promote alignment with the interests of stockholders and Cadence’s commitment to sound corporate governance. The Compensation Committee reviewed industry standard practices when it established the guidelines below. All of the Named Executive Officers satisfy Cadence’s stock ownership guidelines.

Stock Ownership Guidelines

Position	Shares	Years to Meet Guidelines
Chief Executive Officer	100,000	5 years

Chief Financial Officer	50,000

Senior Vice Presidents	25,000

For purposes of determining stock ownership levels, the following forms of equity interests in Cadence count towards satisfaction of the stock ownership guidelines: restricted or incentive shares (whether vested or unvested), shares obtained through the Amended and Restated Employee Stock Purchase Plan, which is referred to in this proxy statement as the ESPP, shares acquired and held through the exercise of stock options, shares purchased on the open market, shares owned outright by the executive officer or his or her immediate family members residing in the same household, and shares held in trust for the benefit of the executive officer or his or her family.

CLAWBACK POLICY

Cadence has adopted a clawback policy, which provides that if Cadence restates its reported financial results, the Board will review all bonuses and other awards made to senior executive officers after January 1, 2010 on the basis of having met or exceeded performance goals during the period covered by the restatement and will, to the extent practicable and in the best interests of stockholders, instruct Cadence to seek to recover or cancel such bonuses or awards to the extent that performance goals would not have been met under such restated financial results.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. Cadence attempts to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Code, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m) of the Code. Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

In fiscal 2010, all stock option and restricted stock grants to Messrs. Tan, Palatnik, Bruggeman, Cooley, and Huang were structured with the intent to qualify them as “performance-based compensation” under Section 162(m) of the Code, and should be fully deductible, and performance measures and goals under the Bonus Plan were intended to comply with the exception for performance-based compensation Section 162(m) of the Code.

Section 280G of the Code

Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change in control, defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. Messrs. Tan, Palatnik, Bruggeman, Cooley, and Huang will not be provided with tax gross-up payments in the event their payments become subject to this excise tax, but instead would be entitled to the best after-tax alternative. In other words, they would be entitled to whichever of the following payments results in the largest after-tax amount:

•	The full payout including any portion that would be classified as an excess parachute payment; or

•	The maximum payout that would result in no portion of the payout being subject to the excise tax.

Cadence chose to provide Messrs. Tan, Palatnik, Bruggeman, Cooley, and Huang with the best after-tax alternative to maximize the benefits provided to each executive in connection with a change in control while allowing Cadence to avoid making any gross-up payments.

In the event that a portion of the payout would be classified as an excess parachute payment, Cadence’s tax deduction would be disallowed under Section 280G of the Code and an excise tax would be imposed on the Named Executive Officer under Section 4999 of the Code. Please refer to the discussion below under “Potential Payments upon Termination or Change in Control and Employment Contracts” for more detail on the potential lost tax deductions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and incorporation by reference into Cadence’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

SUBMITTED BY THE COMPENSATION
COMMITTEE

John B. Shoven, Chairman
Donald L. Lucas
George M. Scalise
John A. C. Swainson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2010, an officer or employee of Cadence or any of its subsidiaries. None of Cadence’s executive officers serves or served as a director or member of the compensation committee of another entity where an executive officer of such other entity serves or served as a director or member of the Compensation Committee of Cadence.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation awarded or paid to, or earned by, Cadence’s Named Executive Officers in fiscal 2010.

SUMMARY COMPENSATION TABLE

						Non-Equity	All
				Stock	Option	Incentive Plan	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(1)	($)(2)	($)(2)	($)(1)	($)(3)	($)

Lip-Bu Tan	2010	$454,616	$—	$560,000	$1,845,360	$357,321	$11,046	$3,228,343
President and Chief	2009	531,692	11,765	2,076,000	3,636,609	—	26,029	6,282,095
Executive Officer	2008	—	238,235	—	163,900	—	—	402,135

Geoffrey G. Ribar(4)	2010	74,038	—	329,600	656,500	47,857	2,043	1,110,038
Senior Vice President and Chief Financial Officer

Kevin S. Palatnik(5)	2010	427,846	—	224,000	299,871	240,698	10,261	1,202,676
Former Senior Vice	2009	423,135	—	210,000	625,873	—	10,261	1,269,269
President and Chief Financial Officer	2008	383,269	—	562,000	410,520	—	6,992	1,362,781

John J. Bruggeman II	2010	341,250	—	224,000	299,871	196,875	9,026	1,071,022
Senior Vice President and Chief Marketing Officer	2009	125,192	40,000	212,100	653,140	—	4,369	1,034,801

Thomas A. Cooley	2010	404,077	—	224,000	299,871	233,877	9,386	1,171,211
Senior Vice President, Worldwide Field Operations	2009	401,337	—	126,000	455,180	—	9,386	991,903

Charlie Huang	2010	380,308	—	224,000	299,871	226,285	9,265	1,139,729
Senior Vice President	2009	375,692	—	147,000	455,180	—	9,168	987,040
and Chief Strategy Officer	2008	350,000	—	318,300	256,212	—	8,135	932,647

(1)	Includes amounts deferred pursuant to Section 401(k) of the Code and the Deferred Compensation Plan.

(2)	In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718. While the grant date fair value of awards reflects the full value of the awards in the year of grant, the awards will be earned by holders over a number of years, and in certain cases, subject to performance conditions. The terms of the applicable awards are discussed in more detail in the Grants of Plan-Based Awards in Fiscal Year 2010 and the Outstanding Equity Awards at 2010 Fiscal Year End tables. The assumptions used to calculate the valuation of the awards for fiscal 2010 are set forth in Note 11 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and the assumptions used to calculate the valuation of the awards in prior years are set forth in the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the corresponding years. The amount shown is calculated based on the price of Cadence common stock on the date the awards were granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the market value of the awards as of January 1, 2011, the financial benefit that the holders of the awards will actually realize upon exercise of the awards or the likelihood that the awards will be exercised prior to their expiration.

(3)	The payments listed in the “All Other Compensation” column above reflect the following and, unless noted below, are based upon the actual cost expended by Cadence in connection with the following amounts:

•	For Mr. Tan, the amount shown includes (for fiscal 2010): $7,350 for 401(k) matching contributions and $3,696 for term life insurance premium payments.

•	For Mr. Ribar, the amount shown includes (for fiscal 2010): $1,608 for 401(k) matching contributions, and $435 for term life insurance premium payments.

•	For Mr. Palatnik, the amount shown includes (for fiscal 2010): $7,350 for 401(k) matching contributions and $2,911 for term life insurance premium payments.

•	For Mr. Bruggeman, the amount shown includes (for fiscal 2010): $7,350 for 401(k) matching contributions and $1,676 for term life insurance premium payments.

•	For Mr. Cooley, the amount shown includes (for fiscal 2010): $7,350 for 401(k) matching contributions and $2,036 for term life insurance premium payments.

•	For Mr. Huang, the amount shown includes (for fiscal 2010): $7,350 for 401(k) matching contributions and $1,915 for term life insurance premium.

(4)	Mr. Ribar was appointed Sr. Vice President and CFO, effective November 1, 2010.

(5)	Mr. Palatnik resigned from his position of Sr. Vice President and CFO, effective November 1, 2010.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Possible Payments Under			Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan			Shares of	Securities	Base Price	of Stock
		Awards			Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(1)	(#)	($/Sh)(2)	($)(3)

Lip-Bu Tan	2/08/10	$—	$—	$—	100,000	—	$—	$560,000
	2/08/10	—	—	—	—	800,000 (4)	5.60	1,845,360
	Bonus Plan	—	453,692	1,020,807	—	—	—	—
Geoffrey G. Ribar	11/15/10	—	—	—	40,000	—	—	329,600
	11/15/10	—	—	—	—	200,000 (5)	8.24	656,500
	Bonus Plan	—	66,635	149,928	—	—	—	—
Kevin S. Palatnik	2/08/10	—	—	—	40,000	—	—	224,000
	2/08/10	—	—	—	—	130,000 (4)	5.60	299,871
	Bonus Plan	—	324,311	729,701	—	—	—	—
John J. Bruggeman II	2/08/10	—	—	—	40,000	—	—	224,000
	2/08/10	—	—	—	—	130,000 (4)	5.60	299,871
	Bonus Plan	—	257,331	578,994	—	—	—	—
Thomas A. Cooley	2/08/10	—	—	—	40,000	—	—	224,000
	2/08/10	—	—	—	—	130,000 (4)	5.60	299,871
	Bonus Plan	—	306,294	689,162	—	—	—	—
Charlie Huang	2/08/10	—	—	—	40,000	—	—	224,000
	2/08/10	—	—	—	—	130,000 (4)	5.60	299,871
	Bonus Plan	—	288,277	648,624	—	—	—	—

(1)	The stock awards granted to Messrs. Bruggeman, Cooley, Huang, Palatnik and Tan on February 8, 2010 were granted under the 1987 Plan, and vest over three years, with 1/6th of the shares subject to such stock award vesting every six months after the date of grant, subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code. The stock award granted to Mr. Ribar on November 15, 2010 was granted under the 2000 Plan, as an inducement for him to accept employment as Senior Vice President and Chief Financial Officer. Mr. Ribar’s award vests over four years, with 1/4th of the shares subject to such stock award vesting on each anniversary of the date of grant.

(2)	The exercise price of the stock options is the closing price of Cadence common stock on the date of grant.

(3)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock awards and option awards calculated pursuant to FASB ASC 718. The grant date fair value is based on the price of Cadence common stock on the date the award was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the award will actually realize upon the vesting of the award, and with respect to option awards, such amount does not reflect whether the option award will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock awards and option awards for fiscal 2010 are set forth in Note 11 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

(4)	The stock options were granted under the 1987 Plan and vest over four years, with 1/48th of the shares subject to such option vesting at the end of each month after the date of grant.

(5)	The stock option was granted under the 2000 Plan as an inducement for Mr. Ribar to accept employment as Senior Vice President and Chief Financial Officer and vests over four years, with 1/4th of the shares subject to such stock option vesting on the first anniversary after the date of grant and 1/36th of the remaining shares vesting monthly thereafter.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010 TABLE

EMPLOYMENT TERMS

Certain elements of compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2010 table reflect the terms of an employment agreement or an offer letter between Cadence and each of the Named Executive Officers that were in effect as of January 1, 2011.

Lip-Bu Tan.  Cadence is a party to an employment agreement with Mr. Tan pursuant to which Mr. Tan serves as President and Chief Executive Officer. The agreement provides for an initial base salary of $600,000 per year and for Mr. Tan’s participation in the Bonus Plan at an annual target bonus of 100% of his base salary. Effective July 1, 2009, Mr. Tan’s base salary was subject to a voluntary salary reduction whereby his salary was reduced by 20%. Effective March 1, 2010, Mr. Tan’s employment agreement was further amended to reflect Mr. Tan’s request to reduce his base salary by another 6.25% to $450,000. Effective January 1, 2011, Mr. Tan’s salary was restored back to $600,000.

Geoffrey G. Ribar.  Cadence is party to an offer letter with Mr. Ribar pursuant to which Mr. Ribar serves as Senior Vice President and Chief Financial Officer. The offer letter provides for an initial base salary of $350,000 per year and for Mr. Ribar’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary.

Kevin S. Palatnik.  Cadence was a party to an employment agreement with Mr. Palatnik pursuant to which Mr. Palatnik served as Senior Vice President and Chief Financial Officer. The agreement provided for an initial base salary of $400,000 per year and for Mr. Palatnik’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. In February 2009, Mr. Palatnik’s base salary was increased to $450,000. Effective July 1, 2009 through June 30, 2010, Mr. Palatnik’s base salary was voluntarily reduced by 10% and effective July 1, 2010, Mr. Palatnik’s base salary was restored to $450,000. In connection with his resignation from all executive positions, effective November 1, 2010, Cadence entered into the Transition Agreement with Mr. Palatnik, which is discussed under “Executive Transition and Release Agreement with Mr. Palatnik” below.

John J. Bruggeman II.  Cadence is a party to an employment agreement with Mr. Bruggeman pursuant to which Mr. Bruggeman serves as Senior Vice President and Chief Marketing Officer. The employment agreement provides for an initial base salary of $350,000 per year and for Mr. Bruggeman’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. Mr. Bruggeman’s employment agreement also provides for a one-time hiring bonus of $40,000, which was payable upon the commencement of his employment in August 2009. Mr. Bruggeman must repay a pro-rated amount of the bonus if he voluntarily terminates his employment within 24 months of his hire date: 100% in the first 12 months after his hire date, 70% in the subsequent 12-18 months after his hire date, and 40% in the remaining 18-24 months after his hire date. Effective April 1, 2010 through June 30, 2010, Mr. Bruggeman’s base salary was voluntarily reduced by 10% and effective July 1, 2010, Mr. Bruggeman’s base salary was restored to $350,000.

Thomas A. Cooley.  Cadence is a party to an employment agreement with Mr. Cooley pursuant to which Mr. Cooley serves as Senior Vice President, Worldwide Field Operations. The agreement provides for an initial base salary of $425,000 per year and for Mr. Cooley’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. Effective July 1, 2009 through June 30, 2010, Mr. Cooley’s base salary was voluntarily reduced by 10% and effective July 1, 2010, Mr. Cooley’s base salary was restored to $425,000.

Charlie Huang.  Cadence is a party to an employment agreement with Mr. Huang pursuant to which Mr. Huang serves as Senior Vice President and Chief Strategy Officer. The agreement provides for an initial base salary of $350,000 per year and for Mr. Huang’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. In February 2009, Mr. Huang’s base salary was increased to $400,000. Effective July 1, 2009 through June 30, 2010, Mr. Huang’s base salary was voluntarily reduced by 10% and effective July 1, 2010, Mr. Huang’s base salary was restored to $400,000.

The proportion of salary to total compensation of the Named Executive Officers is explained above under “Compensation, Discussion and Analysis — Elements of Executive Compensation.”

EQUITY PLAN AWARDS

The stock awards granted in fiscal 2010 to the Named Executive Officers were granted under the 1987 Plan vest over three years, with 1/6th of the shares subject to vesting every six months after the date of grant, except for the stock award to Mr. Ribar, which was granted under the 2000 Plan as an inducement for him to accept appointment as CFO, and vests over four years and is described in footnote (10) to the Outstanding Equity Awards at 2010 Fiscal Year End table below. The stock awards granted February 8, 2010 under the 1987 Plan were also subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code. The stock options granted in fiscal 2010 to the Named Executive Officers were granted under the 1987 Plan and vest over four years, with 1/48th of the shares subject to vesting at the end of each month after the date of grant, except for the grant to Mr. Ribar, which was made under the 2000 Plan and is described in footnote (9) to the Outstanding Equity Awards at 2010 Fiscal Year End table below. The exercise price of stock options granted under the 1987 Plan and the 2000 Plan in fiscal 2010 was the closing price of Cadence common stock on the date of grant. Dividends, if any, are payable to the holders of restricted stock issued under Cadence’s equity plans, subject to the same restrictions and vesting conditions as the stock award with respect to which they were distributed.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

	Option Awards						Stock Awards
	Number of	Number of
	Securities	Securities							Market Value
	Underlying	Underlying					Number of		of Shares of
	Unexercised	Unexercised					Shares of Stock		Stock that
	Options	Options		Option	Option		that have not		have not
	(#)	(#)		Exercise Price	Expiration		Vested		Vested
Name	Exercisable(1)	Unexercisable		($)	Date		(#)		($)(2)

Lip-Bu Tan	6,250	—		$18.30	2/04/14		—		$—
	25,000	—		14.87	4/01/14		—		—
	25,000	—		14.59	4/01/15		—		—
	25,000	—		18.08	4/01/16		—		—
	25,000	—		20.53	4/02/17		—		—
	25,000	—		10.94	4/01/18		—		—
	100,000 (3)	—		2.61	12/15/15		—		—
	431,250	468,750	(4)	4.12	1/08/16		—		—
	327,708	387,292	(5)	4.20	2/05/16		—		—
	166,666	633,334	(5)	5.60	2/08/17		—		—
	—	—		—	—		225,000	(6)	1,858,500
	—	—		—	—		99,999	(7)	825,992
	—	—		—	—		83,332	(8)	688,322
Geoffrey G. Ribar	—	200,000	(9)	8.24	11/15/17		—		—
	—	—		—	—		40,000	(10)	330,400
Kevin S. Palatnik	125,000	—		21.99	6/15/11	(11)	—		—
	25,000	—		22.35	12/28/11	(11)	—		—
	44,791	5,209	(5)	21.58	5/15/14	(11)	—		—
	66,666	33,334	(5)	11.24	4/23/15	(11)	—		—
	126,041	148,959	(5)	4.20	2/05/16	(11)	—		—
	27,083	102,917	(5)	5.60	2/08/17	(11)	—		—
	—	—		—	—		6,250	(12)	51,625
	—	—		—	—		3,750	(13)	30,975
	—	—		—	—		24,999	(7)	206,492
	—	—		—	—		33,333	(8)	275,331
John J. Bruggeman II	62,500	137,500	(4)	7.07	9/15/16		—		—
	27,083	102,917	(5)	5.60	2/08/17		—		—
	—	—		—	—		20,000	(14)	165,200
	—	—		—	—		33,333	(8)	275,331

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market Value
	Underlying	Underlying				Number of		of Shares of
	Unexercised	Unexercised				Shares of Stock		Stock that
	Options	Options		Option	Option	that have not		have not
	(#)	(#)		Exercise Price	Expiration	Vested		Vested
Name	Exercisable(1)	Unexercisable		($)	Date	(#)		($)(2)

Thomas A. Cooley	9,687	5,313	(5)	11.25	5/15/15	—		—
	6,459	—		17.89	12/09/15	—		—
	91,666	108,334	(5)	4.20	2/05/16	—		—
	27,083	102,917	(5)	5.60	2/08/17	—		—
	—	—		—	—	12,500	(15)	103,250
	—	—		—	—	15,000	(7)	123,900
	—	—		—	—	33,333	(8)	275,331
Charlie Huang	20,000	—		24.00	3/09/11	—		—
	53,500	—		15.49	9/21/11	—		—
	8,000	—		12.63	7/31/12	—		—
	5,000	—		9.59	2/07/13	—		—
	44,791	5,209	(5)	21.58	5/15/14	—		—
	43,750	16,250	(5)	10.61	2/01/15	—		—
	91,666	108,334	(5)	4.20	2/05/16	—		—
	50,000	—		16.80	2/15/16	—		—
	27,083	102,917	(5)	5.60	2/08/17	—		—
	—	—		—	—	15,000	(16)	123,900
	—	—		—	—	17,499	(7)	144,542
	—	—		—	—	33,333	(8)	275,331

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and were fully vested on January 1, 2011.

(2)	The market value of the stock awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of Cadence common stock on December 31, 2010 (the last business day of Cadence’s fiscal 2010) of $8.26 per share.

(3)	Stock option was granted on the date seven years prior to the expiration date and was fully vested on January 1, 2011.

(4)	Stock option was granted on the date seven years prior to the expiration date and 1/4th of the shares vests on the first anniversary of the date of grant and 1/36th of the remaining shares vests monthly thereafter.

(5)	Stock option was granted on the date seven years prior to the expiration date and vests at a rate of 1/48th per month each month after the date of grant.

(6)	Restricted stock was granted on January 8, 2009 and vests at a rate of 1/4th on each anniversary of the date of grant, subject to the achievement of specific performance goals.

(7)	Restricted stock was granted on February 5, 2009 and vests at a rate of 1/6th every six months from the date of grant over three years, subject to the achievement of specific performance goals.

(8)	Restricted stock was granted on February 8, 2010 and vests at a rate of 1/6th every six months from the date of grant over three years, subject to the achievement of specific performance goals.

(9)	Stock option was granted on November 15, 2010 and 1/4th of the shares vests on the first anniversary of the date of grant and 1/36th of the remaining shares vest monthly thereafter.

(10)	Restricted stock was granted on November 15, 2010 and vests at a rate of 1/4th on each anniversary of the date of grant.

(11)	Due to the resignation of Mr. Palatnik from his executive position, each of his unexercised stock options will terminate upon the earlier of May 28, 2012 or the original expiration date set forth above.

(12)	Restricted stock was granted on February 15, 2007 and vests at a rate of 1/4th on each anniversary of the date of grant.

(13)	Restricted stock was granted on August 15, 2007 and vests at a rate of 1/4th on each anniversary of the date of grant.

(14)	Restricted stock was granted on September 15, 2009 and vests at a rate of 1/4th on each anniversary of the date of grant.

(15)	Restricted stock was granted on May 15, 2008 and vests at a rate of 1/4th on each anniversary of the date of grant.

(16)	Restricted stock was granted on February 1, 2008 and vests at a rate of 1/4th on each anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010(1)

The following table sets forth information with respect to the stock awards vested during fiscal 2010.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
	Vesting	Vesting
Name	(#)	($)(2)

Lip-Bu Tan	158,335	$1,016,844
Geoffrey G. Ribar	—	—
Kevin S. Palatnik	42,084	267,837
John J. Bruggeman II	16,667	117,452
Thomas A. Cooley	25,917	178,422
Charlie Huang	30,834	195,512

(1)	No stock options were exercised by the Named Executive Officers during fiscal 2010.

(2)	Amount reflects the value realized on vesting computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

Executive officers may elect to defer up to 80% of their base salary and up to 100% of the non-equity incentive plan compensation payable to them under the Deferred Compensation Plan. These deferred compensation payments are held in accounts with values indexed to the performance of selected mutual funds or money market accounts. Executive officers may elect to receive distributions from their account upon termination of employment with Cadence, the passage of a specified number of years or the attainment of a specified age, whichever event occurs first. In addition, executive officers may elect a lump-sum payment or monthly installments over a five or ten year period.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Last FY	Distributions	at Last FYE
Name	($)(1)	($)	($)	($)	($)(2)

Lip-Bu Tan	$ —	$—	$119	$—	$84,731
Kevin S. Palatnik	106,096	—	330,402	—	2,836,333
Geoffrey G. Ribar	—	—	—	—	—
John J. Bruggeman II	21,355	—	1,434	—	22,789
Thomas A. Cooley	—	—	—	—	—
Charlie Huang	—	—	—	—	—

(1)	Mr. Palatnik contributed $106,096 and Mr. Bruggeman contributed $21,355 to the Deferred Compensation Plan during fiscal 2010 and such amounts were reported in the Summary Compensation Table as fiscal 2010 compensation.

(2)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements beginning with the fiscal 2006 proxy statement: Mr. Tan — $0; Mr. Palatnik — $499,536;

Mr. Ribar — $0; Mr. Bruggeman — $0; Mr. Cooley — $0; and Mr. Huang — $0. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AND
EMPLOYMENT CONTRACTS

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment or assuming a change in control that is combined with a termination of employment had occurred on January 1, 2011 (based upon the closing price of Cadence common stock on December 31, 2010 (the last business day of Cadence’s fiscal 2010) of $8.26 per share), given the compensation and service levels of the Named Executive Officers, other than Mr. Palatnik. In addition to the benefits described below, upon any termination of employment, each of the Named Executive Officers, other than Mr. Palatnik, would also be entitled to the amount shown in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation for Fiscal Year 2010 table above. Because Mr. Palatnik terminated his employment with Cadence during the fiscal year, the actual terms of his separation are discussed separately, following the narrative discussion and tables describing the arrangements for the other Named Executive Officers.

Employment Terms

Messrs. Bruggeman, Cooley, Huang and Tan

As of January 1, 2011, Cadence had an employment agreement with each of Messrs. Bruggeman, Cooley, Huang and Tan. The employment agreements generally provide for the payment of benefits if the executive’s employment with Cadence is terminated either by Cadence without “cause” (as defined below) or by the executive in connection with a “constructive termination” (as defined below). In addition, the employment agreements provide for certain benefits upon a termination of employment due to death or “permanent disability” (as defined below). The employment agreements also provide for enhanced benefits upon a termination either by Cadence without “cause” or by the executive in connection with a “constructive termination” that occurs during the period commencing three months before a “change in control” (as defined below) of Cadence and ending 13 months following such “change in control.” The employment agreements do not provide for any benefits upon a termination by Cadence for “cause” or upon the executive’s resignation other than in connection with a “constructive termination.”

For purposes of the employment agreements, “cause,” “constructive termination,” “change in control” and “permanent disability” are defined as follows.

“Cause” generally means an executive’s:

•	gross misconduct or fraud in the performance of his duties under the employment agreement;

•	conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude;

•	engaging in any material act of theft or material misappropriation of company property in connection with his employment;

•	material breach of the employment agreement, after written notice is delivered to the executive of such breach;

•	material breach of Cadence’s Employee Proprietary Information and Inventions Agreement (as defined in the employment agreement);

•	material failure/refusal to perform the assigned duties, and, where such failure/refusal is curable; or

•	material breach of the Code of Business Conduct, as such code may be revised from time to time.

“Constructive termination” generally means the occurrence of any one of the following events:

•	for Messrs. Huang and Tan, a material adverse change, without the executive’s written consent, in the executive’s authority, duties or title causing the executive’s position to be of materially less stature or responsibility (for Mr. Tan such material adverse change shall be deemed to occur if he is removed from his current position);

•	for Messrs. Bruggeman and Cooley, it is if he is removed from his executive position and ceases to be identified as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act;

•	for Messrs. Bruggeman, Cooley and Huang, any change, without the executive’s written consent, to the executive’s reporting structure causing the executive to no longer report to the CEO;

•	for Messrs. Bruggeman, Cooley, Huang and Tan a reduction, without the executive’s written consent, in the executive’s base salary in effect by more than 10% or a reduction by more than 10% in the executive’s stated target bonus in effect under a bonus plan;

•	a relocation of the executive’s principal place of employment by more than 30 miles, unless the executive consents in writing to such relocation;

•	any material breach by Cadence of any provision of the employment agreement;

•	any failure by Cadence to obtain the written assumption of the employment agreement by any successor to Cadence; or

•	for Messrs. Bruggeman, Cooley and Tan, in the event the executive, prior to a “change in control,” is identified as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act and following a “change in control” in which Cadence or any successor remains a publicly traded entity, the executive is not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one year after the “change in control.”

“Change in control” generally means the occurrence of any one of the following events:

•	any person acquires more than 50% of the total voting power represented by Cadence’s then outstanding voting securities;

•	any person acquires in one transaction (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) more than 30% of the total voting power represented by Cadence’s then outstanding voting securities;

•	if a majority of the members of the Board are replaced in any two-year period other than in specific circumstances;

•	the consummation of a merger or consolidation of Cadence with any other corporation if such merger or consolidation is approved by the stockholders of Cadence, other than a merger or consolidation in which the holders of Cadence’s outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 80% of the total voting power represented by the outstanding voting securities of the surviving entity immediately after such merger or consolidation; or

•	the consummation of the liquidation, sale or disposition by Cadence of all or substantially all of Cadence’s assets if such liquidation, sale or disposition is approved by the stockholders of Cadence.

“Permanent disability” generally means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than 12 months and that renders the executive unable to perform effectively all of the essential functions of his position pursuant to his employment agreement, with or without reasonable accommodation.

Under the employment agreements, if the executive’s employment is terminated by Cadence without “cause” (and not due to death or “permanent disability”) or if the executive terminates his employment in connection with a “constructive termination,” the executive will be entitled to the benefits provided for in an Executive Transition and

Release Agreement in exchange for his execution and delivery of that agreement. These transition agreements provide for the following payments and benefits:

•	continued employment by Cadence, for up to one year after the executive’s termination, as a non-executive employee at a monthly salary of $4,000 per month, payable for up to six months commencing on the first pay date that is more than 30 days following the date that is six months following the date of his termination;

•	provided the executive elects COBRA coverage, continued coverage for up to one year under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense;

•	accelerated vesting, as of the date of the executive’s termination, of his outstanding and unvested equity compensation awards, other than awards with performance-based vesting criteria, that would have vested over the succeeding 12-month period (or, in the case of Mr. Tan, the succeeding 18-month period); provided that, if the executive remains employed pursuant to his transition agreement through the end of the applicable performance period, unvested equity compensation awards that are subject to performance-based vesting criteria and that are outstanding as of the date of his termination shall continue to vest through the end of the applicable performance period; provided any such performance period ends within 12 months (or, in the case of Mr. Tan, 18 months) of his termination and only to the extent the applicable performance conditions are satisfied;

•	a lump-sum payment equal to one year’s base salary at the highest rate in effect during the executive’s employment, payable on the 30th day following the date that is six months after the date of his termination; and

•	a lump-sum payment equal to 75% (or, in the case of Mr. Tan, 100%) of one year’s base salary at the highest rate in effect during the executive’s employment, payable 30 days following termination of the transition agreement.

In addition, the employment agreements provide that if, within three months before or 13 months after a “change in control,” an executive’s employment is terminated without “cause” or the executive terminates his employment in connection with a “constructive termination” (any such termination, a “Change in Control Termination”), then, in exchange for the executive’s execution and delivery of the transition agreement, all of the executive’s outstanding and unvested equity compensation awards will immediately vest in full. All other provisions of the transition agreement described in the paragraph above remain unchanged, except that the executives shall receive, in addition: (i) a lump-sum payment equal to 50% of one year’s base salary at the highest rate in effect during the executive’s employment, payable on the 30th day following the date that is six months after the date of his termination and (ii) a lump-sum payment equal to 37.5% (or, in the case of Mr. Tan, 50%) of one year’s base salary at the highest rate in effect during the executive’s employment, payable 30 days following termination of the transition agreement. As discussed in more detail in “Compensation Discussion and Analysis — Section 280G of the Internal Revenue Code of 1986,” the executives are not entitled to a tax gross-up in connection with any “excess parachute payments” paid upon a “change in control,” but instead are entitled to the best after-tax alternative.

Under the employment agreements, if the executive’s employment is terminated due to the executive’s death or “permanent disability,” the executive will be entitled to the following payments and benefits if his estate executes and delivers a release agreement:

•	accelerated vesting, as of the date of the executive’s termination of employment, of his outstanding and unvested equity compensation awards that would have vested over the succeeding 12-month period, and such awards and all previously vested equity awards shall remain exercisable for 24 months from the date of the executive’s termination of employment (but not later than the expiration of the term of the applicable award); and

•	solely in the case of termination due to “permanent disability,” and provided the executive elects COBRA coverage, continued coverage for 12 months under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense.

Under the employment agreement with Mr. Tan, with respect to any equity awards granted in the first year of his service as CEO (including his sign-on grants), the vesting of such awards (to the extent then unvested) shall continue after he ceases to serve as CEO if he voluntarily resigns his position as CEO other than in the event of a “constructive termination” so long as he continues to serve Cadence as an employee, director or consultant, with such additional vesting continuing until the lesser of 18 months or the number of full months he served as CEO.

The receipt of benefits following termination under each of the employment agreements is contingent upon the affected executive delivering and not revoking a general release in favor of Cadence. In addition, the post-termination benefits provided for under these employment agreements, except upon death or “permanent disability,” are contingent upon the affected executive complying with the terms of an Executive Transition and Release Agreement. These transition agreements provide that the affected executive will continue to provide services to Cadence for a one-year transition period. During this one-year transition period, the executive is entitled to receive the termination payments described above, is prohibited from competing with Cadence, soliciting employees of Cadence or interfering with Cadence’s relationship with its current or prospective clients, customers, joint-venture partners or financial backers, and must provide Cadence with continued cooperation in matters related to his employment. Any violation of the provisions of the transition agreement would result in the cessation of Cadence’s obligation to provide the then unpaid portion of the affected executive’s termination benefits.

Mr. Ribar

Mr. Ribar became a Cadence employee in September 2010. As of January 1, 2011, Cadence did not have an employment agreement with Mr. Ribar. Mr. Ribar’s offer letter does not contain any provisions relating to payment upon termination of employment or a change in control combined with a termination of employment.

In addition to the benefits described above and quantified below, Cadence provides each of its benefits-eligible US-based employees, including each of the Named Executive Officers, with life insurance in an amount equal to the lesser of two times the employee’s annual target cash compensation (base salary plus target bonus) or $2,000,000, which, as of January 1, 2011, for Messrs. Tan, Ribar, Bruggeman, Cooley and Huang was $2,000,000, $1,225,000, $1,225,000, $1,488,000, and $1,400,000, respectively.

The tables below set forth the estimated value of the potential payments to the Named Executive Officers, assuming the executive’s employment had terminated on January 1, 2011 (based upon the closing price of Cadence common stock on December 31, 2010 (the last business day of Cadence’s fiscal 2010) of $8.26 per share) under an employment agreement or offer letter agreement in effect at that time, and, for purposes of the second table below, that a change in control of Cadence had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Potential Payments and Benefits Upon a Termination of Employment by Cadence
Without Cause or by Executive in Connection with a Constructive Termination Not in Connection with a Change in Control

		Lump Sum	Lump Sum
		Payment	Payment	Company-		Vesting of
	Transition	(7 Months	(13 Months	Paid	Vesting of	Restricted
	Period	After	After	COBRA	Stock	Stock	Pre-Tax
	Salary	Termination)	Termination)	Premiums	Options	Awards	Total
Name	($)	($)	($)	($)	($)(1)	($)(2)	($)

Lip-Bu Tan	$24,000	$600,000	$600,000	$27,964	$3,283,838	$2,477,992	$7,013,794
Geoffrey G. Ribar	—	—	—	—	—	—	—
John J. Bruggeman II	24,000	350,000	262,500	31,054	145,950	192,739	1,066,243
Thomas A. Cooley	24,000	425,000	318,750	31,054	289,450 (3)	244,364	1,332,618
Charlie Huang	24,000	400,000	300,000	1,908	289,450 (4)	268,450	1,283,808

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the difference between the closing price of Cadence common stock on

December 31, 2010 (the last business day of Cadence’s fiscal 2010) of $8.26 per share (assuming it was the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the closing price of Cadence common stock on December 31, 2010 of $8.26 per share.

(3)	This amount does not include Mr. Cooley’s “out of the money” option to purchase 3,750 shares of Cadence common stock that would have been subject to acceleration because the stock option has an exercise price significantly higher than $8.26 per share (the closing price of Cadence common stock on December 31, 2010) and the acceleration would have had no value.

(4)	This amount does not include Mr. Huang’s “out of the money” options to purchase 20,209 shares of Cadence common stock that would have been subject to acceleration because these stock options have an exercise price significantly higher than $8.26 per share (the closing price of Cadence common stock on December 31, 2010) and the acceleration would have had no value.

Potential Payments and Benefits Upon a Termination of Employment by Cadence
Without Cause or by Executive in Connection with a Constructive Termination for
Good Reason Within 3 Months Prior to or 13 Months Following a Change in Control

		Lump Sum	Lump Sum
		Payment	Payment	Company-		Vesting of
	Transition	(7 Months	(13 Months	Paid	Vesting of	Restricted
	Period	After	After	COBRA	Stock	Stock	Pre-Tax
	Salary	Termination)	Termination)	Premiums	Options	Awards	Total
Name	($)	($)	($)	($)	($)(1)	($)(2)	($)

Lip-Bu Tan	$24,000	$900,000	$900,000	$27,964	$5,197,699	$3,372,814	$10,422,477
Geoffrey G. Ribar	—	—	—	—	—	—	—
John J. Bruggeman II	24,000	525,000	393,750	31,054	437,384	440,531	1,851,719
Thomas A. Cooley	24,000	637,500	478,125	31,054	713,595 (3)	502,481	2,386,755
Charlie Huang	24,000	600,000	450,000	1,908	713,595 (4)	543,772	2,333,275

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration upon a change in control multiplied by the difference between the closing price of Cadence common stock on December 31, 2010 (the last business day of Cadence’s fiscal 2010) of $8.26 per share (assuming it was equal to the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the closing price of Cadence common stock on December 31, 2010 of $8.26 per share.

(3)	This amount does not include Mr. Cooley’s “out of the money” option to purchase 5,313 shares of Cadence common stock that would have been subject to acceleration upon a change in control because the stock option has an exercise price significantly higher than $8.26 per share (the closing price of Cadence common stock on December 31, 2010) and the acceleration would have had no value.

(4)	This amount does not include Mr. Huang’s “out of the money” options to purchase 21,459 shares of Cadence common stock that would have been subject to acceleration upon a change in control because these stock options have an exercise price significantly higher than $8.26 per share (the closing price of Cadence common stock on December 31, 2010) and the acceleration would have had no value.

Potential Payments and Benefits Upon a Termination of Employment by Reason of Death or
due to Permanent Disability

The table below sets forth the estimated value of the potential payments to each Named Executive Officer, assuming the executive’s employment had terminated on January 1, 2011 by reason of the executive’s death or “permanent disability.” Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

	Company- Paid
	COBRA Premiums			Pre-Tax Total
	(Upon Termination		Vesting of	(Upon Termination of	Pre-Tax Total
	of Employment due	Vesting of	Restricted	Employment due	(Upon Termination of
	to Permanent	Stock	Stock	to Permanent	Employment due
	Disability)	Options	Awards	Disability)	to Death)
Name	($)	($)(1)	($)(2)	($)	($)

Lip-Bu Tan	$27,964	$3,283,838	$2,477,992	$5,789,794	$5,761,830
Geoffrey G. Ribar	—	—	—	—	—
John J. Bruggeman II	31,054	145,950	192,739	369,743	338,689
Thomas A. Cooley	31,054	289,450 (3)	244,364	564,868	533,814
Charlie Huang	1,908	289,450 (4)	268,450	559,808	557,900

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the difference between the closing price of Cadence common stock on December 31, 2010 (the last business day of Cadence’s fiscal 2010) of $8.26 per share (assuming it was equal to the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the closing price of Cadence common stock on December 31, 2010 of $8.26 per share.

(3)	This amount does not include Mr. Cooley’s “out of the money” option to purchase 3,750 shares of Cadence common stock that would have been subject to acceleration because the stock option has an exercise price significantly higher than $8.26 per share (the closing price of Cadence common stock on December 31, 2010) and the acceleration would have had no value.

(4)	This amount does not include Mr. Huang’s “out of the money” options to purchase 20,209 shares of Cadence common stock that would have been subject to acceleration because these stock options have an exercise price significantly higher than $8.26 per share (the closing price of Cadence common stock on December 31, 2010) and the acceleration would have had no value.

EXECUTIVE TRANSITION AND RELEASE AGREEMENT WITH MR. PALATNIK

On September 24, 2010, Cadence entered into an Executive Transition and Release Agreement with Mr. Palatnik, referred to in this proxy statement as the Transition Agreement. The Transition Agreement provides for the termination of his position as Senior Vice President and Chief Financial Officer at Cadence as of November 1, 2010, and that from November 1, 2010 through February 28, 2011, Mr. Palatnik remain a full-time employee of Cadence unless such period were terminated earlier. Effective March 1, 2011, Mr. Palatnik transitioned into part-time status, and will be paid a monthly salary of $4,000 (commencing on the first payroll date after October 1, 2011) until the “Termination Date,” which is the earliest to occur of (i) the date on which Mr. Palatnik resigns from all employment with Cadence, (ii) the date on which Cadence terminates Mr. Palatnik’s employment due to the breach of his duties or obligations under the Transition Agreement, or (iii) February 28, 2012. Until the Termination Date, Mr. Palatnik is required to comply with non-solicitation and non-competition provisions in favor of Cadence.

In exchange for Mr. Palatnik’s services through February 28, 2011, a release of claims and return of certain documents, materials and files related to Cadence, the Transition Agreement provides for Mr. Palatnik’s continued receipt of his base salary and eligibility to receive bonus compensation for fiscal year 2010, the immediate vesting on March 1, 2011 of all of his outstanding, unvested equity compensation awards that otherwise would have vested on or before February 28, 2012, and the forfeiture of all of his other outstanding, unvested equity compensation awards

In addition, should Mr. Palatnik elect to continue coverage under Cadence’s medical, dental and vision insurance plans pursuant to COBRA, Cadence will pay his COBRA premium from March 1, 2011 until the Termination Date.

Further, provided that Mr. Palatnik does not resign from employment with Cadence and Cadence does not terminate his employment due to the breach of his duties or obligations under the Transition Agreement, and provided the former executive delivers additional releases to Cadence, the following lump-sum payments will be made: (i) on or about the thirtieth (30th) day following the date that is six months after the Transition Commencement Date, a $450,000 lump-sum payment and (ii) on or about the thirtieth (30th) day following the Termination Date, a $337,000 lump-sum payment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Cadence’s equity compensation plans, including its equity incentive plans and employee stock purchase plans, as of January 1, 2011.

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued Upon	Exercise Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,718,898 (1)	$7.61	15,797,343 (2)
Equity compensation plans not approved by security holders	17,208,947 (3)	13.99	8,309,976

Total	23,927,845	$12.20	24,107,319

(1)	This amount excludes purchase rights accruing under the ESPP, for which remaining available rights are included in column (c). Under the ESPP, each eligible employee may purchase shares of Cadence common stock at six-month intervals at a purchase price per share equal to 85% of the lower of the fair market value of Cadence common stock on (i) the first day of an offering period (currently, six months in duration), or (ii) the last day of the offering period.

(2)	This amount includes 7,328,154 shares available for issuance under the ESPP as of January 1, 2011.

(3)	This amount excludes 1,949,174 shares subject to issuance upon exercise of options assumed in connection with acquisitions at a weighted average exercise price of $11.72. Cadence does not grant additional options under the assumed plans.

Cadence’s 1993 Nonstatutory Stock Incentive Plan, which is referred to in this proxy statement as the 1993 Plan, its 1997 Nonstatutory Stock Incentive Plan, which is referred to in this proxy statement as the 1997 Plan, and its 2000 Plan (which collectively are referred to below as the Plans) provide for the issuance of nonstatutory stock options, restricted stock, restricted stock units, stock bonuses and rights to acquire restricted stock to Cadence employees and consultants who are not executive officers (other than in limited cases of grants to individuals not then employed by Cadence as a material inducement to such person becoming an employee and executive officer of Cadence), directors or beneficial owners of 10% or more of Cadence common stock. As of January 1, 2011:

•	Under the 1993 Plan, there were options to purchase 10,000 shares outstanding with a weighted average exercise price of $4.20, no shares subject to unvested restricted stock grants and 845,932 shares remaining available for grant of the 24,750,000 shares reserved for issuance;

•	Under the 1997 Plan, there were options to purchase 4,073,740 shares outstanding with a weighted average exercise price of $9.34, 1,347,479 shares subject to unvested restricted stock grants and 1,203,457 shares remaining available for grant of the 30,000,000 shares reserved for issuance; and

•	Under the 2000 Plan, there were options to purchase 13,125,207 shares outstanding with a weighted average exercise price of $15.44, 6,200,654 shares subject to unvested restricted stock grants and 6,260,587 shares remaining available for grant of the 50,000,000 shares reserved for issuance.

Taken together, the three Cadence equity compensation plans not approved by security holders, the 1993 Plan, the 1997 Plan, and the 2000 Plan, had options to purchase 17,208,947 shares outstanding with a weighted average exercise price of $13.99, 7,584,133 shares subject to unvested restricted stock grants and 8,309,976 shares remaining available for grant of the total 104,750,000 shares reserved for issuance under the Plans.

The exercise price of options granted under the Plans may not be less than the fair market value of a share of Cadence common stock on the grant date. Prior to January 1, 2007, the fair market value was the average of the high and low price of Cadence common stock on the grant date. For grants made since January 1, 2007, the fair market value is the closing price of Cadence common stock on the grant date. Options granted to new employees under the Plans generally become exercisable over a four-year period, with one-fourth of the shares vesting one year from the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments thereafter. Options granted to current employees under the Plans generally become exercisable over a four-year period, vesting in 48 equal monthly installments. Options granted under the Plans prior to October 1, 2006 generally expire ten years from the grant date, and options granted under the Plans since October 1, 2006 expire seven years from the grant date. Awards of restricted stock granted under the Plans vest at the times and in installments determined by the Board. The vesting of options and restricted stock may be subject to continued employment, the passage of time and/or performance criteria deemed appropriate by the Board. Stock bonus awards and restricted stock awards granted under the Plans are subject to the terms and conditions determined by the Board.

CERTAIN TRANSACTIONS

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted written Related Party Transaction Policies and Procedures which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification in accordance with the procedures set forth therein.

An “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which:

•	The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	Cadence is a participant; and

•	Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

A “related party” covered by the policy is any:

•	Person who was or is (since the beginning of the last fiscal year for which Cadence has filed an Annual Report on Form 10-K or proxy statement) an executive officer, director or nominee for election as a director;

•	Greater than 5% beneficial owner of Cadence common stock; or

•	Immediate family member of the foregoing, which includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters- in law and anyone residing in such person’s home (other than tenants or employees).

The Corporate Governance and Nominating Committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction. If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at that committee’s next scheduled meeting. In determining whether to approve or ratify an interested transaction, the Corporate Governance and Nominating Committee takes into account, among other appropriate factors, the extent of the related party’s interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances. Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The Corporate Governance and Nominating Committee has pre-approved or ratified the following categories of interested transactions:

•	Any employment by Cadence of an executive officer of Cadence if:

•	The related compensation is required to be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements, or

•	The executive officer is not an immediate family of another executive officer or director of Cadence, the related compensation would be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements if the executive officer was a named executive officer and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements;

•	Any transaction with another company in which the related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•	Any charitable contribution by Cadence to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, if the amount involved does not exceed the lesser of $100,000 or 2% of the charitable organization’s total annual receipts;

•	Any transaction where the related person’s interest arises solely from the ownership of Cadence common stock and all holders of Cadence common stock received the same benefit on a pro rata basis; and

•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture or similar services.

In addition, the Board has delegated to the Chairman of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000.

TRANSACTIONS WITH RELATED PARTIES

The spouse of Mr. Huang has been employed by Cadence since 1990 and has held various engineering positions during her employment, and is presently an architect. The total compensation of Mr. Huang’s spouse for the services provided to Cadence in fiscal 2010 as an employee was $186,148, which was calculated in the same manner as total compensation in the Summary Compensation Table and included the calculation of the fair value of her equity grant pursuant to FASB ASC 718 based on the price of Cadence common stock on the date the stock award was granted.

INDEMNIFICATION AGREEMENTS

Cadence’s Bylaws provide that Cadence will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Cadence’s Bylaws also authorize the Board to cause Cadence to enter into indemnification agreements with its directors, officers and employees and to purchase insurance on behalf of any person it is permitted to indemnify. Pursuant to these Bylaw provisions, Cadence has entered into indemnity agreements with each of its directors and executive officers, and has also purchased insurance on behalf of its directors and executive officers.

Each indemnity agreement provides, among other things, that Cadence will indemnify each signatory to the extent provided in the agreement for expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that the individual becomes legally obligated to pay because of any claim or claims made against or by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, to which the individual is or may be made a party by reason of his or her position as a director, officer, employee or other agent of Cadence, and otherwise as may be provided to the individual by Cadence under the non-exclusivity provisions of the Delaware General Corporation Law and Cadence’s Bylaws.

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, which is referred to in this proxy statement as Section 16(a), requires the directors and executive officers of Cadence, and persons who beneficially own more than 10% of a registered class of Cadence’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Cadence with copies of all Section 16(a) forms they file.

To Cadence’s knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were complied with on a timely basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS

From time to time, Cadence stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board. Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in Cadence’s proxy statement and form of proxy in connection with the annual meeting of stockholders. Stockholder proposals must be submitted in writing to the Corporate Secretary of Cadence no later than November 29, 2011 to be included in the proxy statement and form of proxy relating to Cadence’s 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in Cadence’s proxy statement and form of proxy.

Alternatively, under Cadence’s Bylaws, any director nominations or other business proposals which the stockholder does not seek to include in Cadence’s 2012 proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to Cadence’s Corporate Secretary no later than February 10, 2012, nor earlier than January 11, 2012, and must otherwise satisfy the requirements set forth in Cadence’s Bylaws. If the date of the 2012 Annual Meeting of Stockholders changes by more than 30 days from the anniversary date of the 2011 Annual Meeting of Stockholders, stockholder proposals or nominations must be submitted in writing to Cadence’s Corporate Secretary no later than ten days following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, Cadence may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

A stockholder’s notice must include: (A) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the candidate that is required to be disclosed in proxy solicitations for a contested election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, accompanied by the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Cadence’s books, and of such beneficial owner, (ii) the class and number of shares of Cadence common stock owned directly and indirectly and of record by such stockholder and beneficial owner, (iii) a representation that the stockholder intends to appear in person or proxy at the meeting to propose the nomination for director or other business, (iv) the class and number of shares of Cadence common stock beneficially owned (within the meaning of

Section 13(d) of the Exchange Act) by such stockholder and beneficial owner as of the date of the notice, and a representation that such stockholder will notify Cadence in writing within five business days after the record date for such meeting of the class and number of Cadence shares beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (v) a description of any agreement, arrangement or understanding with respect to the nomination for director or other business between or among such stockholder or beneficial owner and any other person, (vi) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner with the effect or intent to mitigate loss to, manage risk or benefit from changes in Cadence’s share price, or increase or decrease the voting power of the stockholder or beneficial owner, and (vii) a representation as to whether the stockholder or beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Cadence’s outstanding shares required to elect the director nominee or approve the other business and/or otherwise to solicit proxies from stockholders in support of the nomination or other business. If a stockholder intending to make a nomination of a director or to propose other business (other than matters brought under Rule 14a-8 under the Exchange Act) at an annual meeting pursuant to the terms set forth in Cadence’s Bylaws does not provide the information described in clause (C) above within five business days following the record date for the annual meeting, or the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination of a director or other business, such nomination of a director or other business shall not be presented for stockholder action at the annual meeting and shall be disregarded, although the proxies in respect of such nomination or other business may have been received by Cadence.

Only candidates nominated in accordance with the procedures set forth above are eligible to serve as directors. Except as otherwise provided by law, the Chairman of a meeting determines whether a nomination or any business proposed to be brought before the annual meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in Cadence’s Bylaws and, if any proposed nomination or business is not in compliance with Cadence’s Bylaws, whether to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2011 Annual Meeting of Stockholders. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James J. Cowie
Sr. Vice President, General Counsel and Secretary

March 28, 2011

A COPY OF CADENCE’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2011 CAN BE FOUND ON THE INTERNET AT HTTP://WWW.CADENCE.COM/COMPANY/INVESTOR_RELATIONS/INDEX.ASPX OR, IF A STOCKHOLDER REQUESTED A PAPER COPY, IT IS BEING DELIVERED WITH THIS PROXY STATEMENT, AND IS ALSO AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, BUILDING 5, SAN JOSE, CALIFORNIA 95134.

APPENDIX A

CADENCE DESIGN SYSTEMS, INC.

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

Adopted January 1, 2000
Amended and Restated February 2, 2007
Amended July 30, 2007 (stockholder approval not required)
Amended and Restated March 16, 2011 (pending approval by stockholders)
Termination Date: March 16, 2021

1.  Purposes of the Plan.  The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and its Affiliates, and to promote the success of the Company’s business.

2.  Definitions.  As used herein, the following definitions shall apply:

(a) “Affiliate” shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” shall mean the Committee, if one has been appointed, or the Board of Directors, if no Committee is appointed.

(c) “Board of Directors” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(e) “Committee” shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

(f) “Common Stock” shall mean the common stock of the Company.

(g) “Company” shall mean Cadence Design Systems, Inc., a Delaware corporation.

(h) “Consultant” shall mean any consultant, independent contractor or adviser rendering services to the Company or an Affiliate (provided that such person renders bona fide services not in connection with the offering and sale of securities in capital raising transactions). However, the term “Consultant” shall not include members of the Board of Directors.

(i) “Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service, whether as an Employee or Consultant. The Board or the chief executive officer of the Company shall determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any approved leave of absence, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors. Continuous Status as an Employee or Consultant shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Affiliate, provided that there is no interruption or termination thereof.

(j) “Employee” shall mean any person employed by the Company or any Affiliate.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l) “Fair Market Value” means the closing price of the Common Stock on such date, as reported on the NASDAQ Global Select Market or such other primary national exchange on which the Common Stock is listed. In the event the Common Stock is not listed on an exchange as described in the previous sentence, Fair Market Value with respect to any relevant date shall be determined in good faith by the Board.

(m) “Incentive Stock” means shares of Common Stock granted to a Participant pursuant to Section 10 hereof.

(n) “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(o) “Nonstatutory Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Option” shall mean a stock option granted pursuant to the Plan, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, at the discretion of the Board and as reflected in the terms of the applicable Stock Award Agreement.

(q) “Optioned Stock” shall mean the Common Stock subject to an Option.

(r) “Parent” shall mean a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(s) “Participant” shall mean an Employee or Consultant who receives a Stock Award.

(t) “Plan” shall mean this Amended and Restated 2000 Equity Incentive Plan, as amended from time to time.

(u) “Prior Plans” shall mean the Cadence Design Systems, Inc. 1993 Nonstatutory Stock Incentive Plan, as amended, and the Cadence Design Systems, Inc. 1997 Nonstatutory Stock Incentive Plan, as amended.

(v) “Restricted Stock Unit” means a Stock Award granted to a Participant pursuant to Section 10 hereof pursuant to which shares of Common Stock or cash in lieu thereof may be issued in the future.

(w) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(x) “Share” shall mean a share of Common Stock, as may be adjusted in accordance with Section 12 of the Plan.

(y) “Stock Award” shall mean any right granted under the Plan, including an Option, an award of Incentive Stock or a Restricted Stock Unit.

(z) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award or other instrument evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(aa) “Subsidiary” shall mean a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Sections 3(b) and 12, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 57,500,000 shares of Common Stock, together with reserved shares of Common Stock that are not subject to a grant or as to which the Stock Award granted has been forfeited under the Prior Plans as of March 16, 2011.

(b) Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having vested or been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. If the Company repurchases any unvested shares of Common Stock acquired pursuant to a Stock Award, such repurchased shares of Common Stock shall revert to and again become available for issuance under the Plan. Additionally, Shares subject to a Stock Award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares used to pay the exercise price of an Option, (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to a Stock Award or (iii) shares repurchased on the open market with the proceeds of an Option exercise.

(c) Source of Shares.  The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(d) Tax Code Limits.  The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 57,500,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

4.  Administration of the Plan.

(a) Procedure.  The Plan shall be administered by the Board of Directors. The Board of Directors may appoint a Committee consisting of one or more members of the Board of Directors to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. In such event, any references in the Plan to the Board of Directors shall be deemed to refer to the Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time the Board of Directors may increase or decrease the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused and remove all members of the Committee, and thereafter directly administer the Plan. Notwithstanding anything in this Section 4 to the contrary, at any time the Board of Directors or the Committee may delegate to a committee of one or more members of the Board of Directors the authority to grant Stock Awards to all Employees and Consultants or any portion or class thereof. In addition, the Board of Directors or the Committee may by resolution authorize one or more officers of the Company to perform any or all tasks that the Board is authorized and empowered to do or perform under the Plan, to the extent permitted by applicable law, and for all purposes under the Plan, such officer or officers shall be treated as the Board; provided, however, that the resolution so authorizing such officer or officers shall specify the maximum number of Shares per Stock Award (if any) and the total number of Shares (if any) such officer or officers may award pursuant to such delegated authority, and any such Stock Award shall be subject to the form of Stock Award Agreement theretofore approved by the Board of Directors or the Committee. No such officer shall designate himself or herself as a recipient of any Stock Awards granted under authority delegated to such officer.

(b) Powers of the Board.  Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Stock Awards under the Plan; (ii) to determine the exercise, sales or purchase price per share of Stock Awards to be granted, which exercise price shall be determined in accordance with Sections 8(a) and 10(c) of the Plan, as applicable; (iii) to determine the Employees or Consultants to whom, and the time or times at which, Stock Awards shall be granted, the number of Shares to be represented by each Stock Award, and the terms of such Stock Awards; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Stock Award granted (which need not be identical) in accordance with the Plan, and, with the consent of the holder thereof with respect to any adverse change, modify or amend each Stock Award; (vii) to accelerate or defer (the latter with the consent of the Participant) the exercise date and vesting of any Stock Award; (viii) to adopt any sub-plan to the Plan for grants of Stock Awards to Employees residing outside the United States to comply with tax, securities or other non-U.S. legal requirements or to provide favorable tax treatment for Stock Awards; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a Stock Award previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c) Effect of Board’s Decision.  All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of any Stock Awards granted under the Plan.

5.  Eligibility.  Stock Awards may be granted only to Employees or Consultants. An Employee or Consultant who has been granted a Stock Award may, if he or she is otherwise eligible, be granted an additional Stock Award. Notwithstanding the foregoing, no Employee or Consultant who is an executive officer of the Company within the meaning of Section 16 of the Exchange Act, who is a member of the Board of Directors or who beneficially owns 10% or more of the Company’s Common Stock shall be entitled to receive the grant of a Stock Award under the Plan unless the Stock Award will be granted to a person not previously employed by the Company as a material inducement to such person’s becoming an employee of the Company. Incentive Stock Options may only be granted to Employees. The aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000. To the extent that the grant of an Option exceeds this limit, the portion of the Option that exceeds such limit shall be treated as a Nonstatutory Stock Option.

The Plan shall not confer upon any Participant any right with respect to continuation of employment or consultancy by the Company or any Affiliate, as applicable, nor shall it interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate the Participant’s employment at any time, except as provided otherwise in an employment agreement or under applicable law, or the Participant’s consultancy pursuant to the terms of the Consultant’s agreement with the Company or any Affiliate.

6.  Term of the Plan.  The Plan became effective upon its adoption by the Board of Directors on March 16, 2011. The Plan shall continue in effect until the tenth anniversary of its adoption by the Board of Directors unless sooner terminated under Section 14 of the Plan.

7.  Term of Option; Vesting Provisions.

(a) Option Term.  The term of each Option shall be seven (7) years from the date of grant thereof or such shorter term as may be provided in the applicable Stock Award Agreement.

(b) Vesting Provisions.  The terms on which each Option shall vest shall be determined by the Board in its discretion, and shall be set forth in the Stock Award Agreement relating to each such Option. Without limiting the discretion of the Board, vesting provisions may include time-based vesting or vesting based on achievement of performance or other criteria. The provisions of this Section 7(b) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.

8.  Option Exercise Price and Consideration.

(a) Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

(i) In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the provisions of Section 8(a), an Option (whether an Incentive Stock Option or Nonstatutory Stock Option) may be granted with an exercise price lower than set forth in this Section 8(a) if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(b) Consideration.  Subject to applicable law, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, promissory note, shares of Common Stock having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares as may be determined by the Board. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(c) No Repricing without Stockholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company shall not, without stockholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Stock Award or a new Option with a lower exercise price or (iii) otherwise reprice such Option.

9.  Exercise of Options.

(a) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Status as an Employee or Consultant.  If a Participant ceases to serve as an Employee or Consultant for any reason other than death or disability, the Participant may, but only within such period of time ending on the earlier of (i) three (3) months (or such other period of time as is determined by the Board) after the date the Participant ceases to be an Employee or Consultant or (ii) the expiration of the term of the Option, exercise the Option to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Participant does not exercise such Option (which the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.

(c) Extension of Termination Date.  A Participant’s Stock Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Service as an Employee or Consultant (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the expiration of a period of three (3) months after the termination of the Participant’s Continuous Service as an Employee or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

(d) Death of Participant.  In the event of the death of a Participant during the term of the Option who is at the time of the Participant’s death an Employee or Consultant and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised at any time within the period of time ending on the earlier of (i) twelve (12) months (or such other period of time as is determined by the Board) following the date of death or (ii) the expiration of the term of the Option, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Option is not exercised (to the extent the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.

(e) Disability of Participant.  In the event of the disability of a Participant during the term of the Option who is at the time of his or her disability an Employee or Consultant and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Participant (or the Participant’s legal guardian or conservator) may, but only within the period of time ending on the earlier of (i) twelve (12) months (or such other period of time as is determined by the Board) after the date the Participant ceases to be an Employee or Consultant on account of such disability or (ii) the expiration of the term of the Option, exercise the Option to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Participant does not exercise such Option (which the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.

10.  Incentive Stock and Restricted Stock Units.

(a) General.  Incentive Stock is an award or issuance of shares of Common Stock under the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as the Board deems appropriate. Restricted Stock Units are awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance criteria) and terms as the Board deems appropriate. Unless determined otherwise by the Board, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares.

(b) Stock Award Agreement.  Each Stock Award Agreement relating to Incentive Stock or Restricted Stock Units shall contain provisions regarding (i) the number of shares of Common Stock subject to such award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement of these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Board, (v) restrictions on the transferability of the Shares and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined from time to time by the Board. Shares of Incentive Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Board may provide.

(c) Sales Price.  Subject to the requirements of applicable law, the Board shall determine the price, if any, at which shares of Incentive Stock or Shares underlying Restricted Stock Units shall be sold or awarded to a Participant, which price may vary from time to time and among Participants and which may be above or below the Fair Market Value of such shares at the date of grant or issuance.

(d) Share Vesting.  The grant, issuance, retention and/or vesting of shares of Incentive Stock and Restricted Stock Units, as applicable, shall be at such time and in such installments as determined by the Board. The Board shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares of Incentive Stock and Restricted Stock Units subject to continued service, passage of time and/or such performance criteria as deemed appropriate by the Board. Notwithstanding the foregoing, the Board may accelerate vesting (in a Stock Award Agreement or otherwise) of any Stock Award in the event of a Participant’s termination of service as an Employee or Consultant, a Change in Control or other similar event.

(e) Transferability.  Shares of Incentive Stock and Restricted Stock Units shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Stock Award Agreement, as the Board shall determine in its discretion, so long as the Incentive Stock or Restricted Stock Units, as applicable, awarded under the Stock Award Agreement remains subject to the terms of the Stock Award Agreement.

(f) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under an award of Incentive Stock or Restricted Stock Units, as applicable, on account of either financial performance or personal performance evaluations may be reduced by the Board on the basis of such further considerations as the Board shall determine.

(g) Voting Rights.  Unless otherwise determined by the Board, Participants holding shares of Incentive Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. With respect to Shares underlying Restricted Stock Units, Participants shall have no voting rights unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(h) Dividends and Distributions.  Participants in whose name an Award of Incentive Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Board. Participants in whose name an Award of Restricted Stock Units is granted shall not be entitled to receive dividends or other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Board. The Board will determine whether any such dividends or distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall be subject to the same restrictions and vesting conditions as the Award with respect to which they were distributed. Notwithstanding anything herein to the contrary, in no event shall dividends or dividend equivalents be currently payable with respect to unvested or unearned Awards subject to performance criteria.

11.  Non-Transferability of Stock Awards.  Except as otherwise expressly provided in the terms of the applicable Stock Award Agreement, a Stock Award may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant or the Participant’s legal representative. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Stock Award.

12.  Adjustments upon Changes in Capitalization or Change in Control.  The number of Shares covered by each outstanding Stock Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Stock Awards have yet been granted or which have been returned to the Plan upon cancellation, expiration, forfeiture or other termination of a Stock Award, as well as the price per Share covered by each such outstanding Stock Award, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Stock Award. Such adjustment shall be designed to comply with Section 409A and 424 of the Code or, except as otherwise expressly provided in Section 3(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders.

For purposes of the Plan, a “Change in Control” shall be deemed to occur upon the consummation of any one of the following events: (a) a sale of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least 50% of the voting securities of the controlling acquiring corporation); (c) a merger or consolidation in which the Company is the surviving corporation and less than 50% of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (d) any transaction or series of related transactions after which any person (as such term is defined in Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner of voting securities of the Company representing 40% or more of the combined voting power of all of the voting securities of the Company; (e) during any period of two consecutive years, individuals who at the beginning of such period constitute the membership of the Company’s Board of Directors (“Incumbent Directors”) cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board of Directors are entitled to cast, unless the election, or the nomination for election by the Company’s stockholders, of a new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the Incumbent Directors, in which case such director shall also be treated as an Incumbent Director in the future; or (f) the liquidation or dissolution of the Company.

In the event of a Change in Control, then: (a) any surviving or acquiring corporation shall assume Stock Awards outstanding under the Plan or shall substitute similar awards (including an option to acquire the same consideration paid to stockholders in the transaction described in this Section 12 for those outstanding Options under the Plan), or (b) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar awards for those outstanding under the Plan, (i) with respect to Stock Awards held by persons then performing services as Employees or Consultants, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (ii) with respect to any other Options outstanding under the Plan, such Options shall be terminated if not exercised prior to such event.

13.  Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest. If the Board, at its sole discretion, permits acceleration as to all or any part of a Stock Award, the aggregate Fair Market Value (determined at the time Stock Award is granted) of stock with respect to which Incentive Stock Options first become exercisable in the year of such dissolution, liquidation, sale of assets or merger cannot exceed $100,000. Any remaining accelerated Incentive Stock Options shall be treated as Nonstatutory Stock Options.

(b) Additional Restrictions on Stock Awards.  Either at the time a Stock Award is granted or by subsequent action, the Board may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by an Participant of any Shares issued under a Stock Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until such Participant has satisfied all requirements for exercise and/or vesting of the Stock Award pursuant to its terms and said Shares have been issued to the Participant.

(d) Investment Assurances.  The Company may require a Participant, as a condition to exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon exercise of the Option or acquisition of Common Stock under the Plan has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock represented thereby.

(e) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state, local or foreign income, social insurance, payment on account or other tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

14.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time terminate the Plan or amend the Plan from time to time in such respects as the Board may deem advisable; provided, however, that no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy any listing requirements of any securities exchange or national market system on which the Common Stock is traded or any other applicable law.

(b) Effect of Amendment or Termination.  Any such amendment or termination of the Plan shall not adversely affect Stock Awards already granted and such Stock Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company.

15.  Conditions Upon Issuance of Shares.  Shares shall not be issued pursuant to a Stock Award unless the exercise of the Option, if applicable, and the issuance and delivery of such Shares pursuant the Stock Award shall comply with all relevant provisions of the law, including without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange or national market system upon which the Shares may then be listed, foreign securities and exchange control laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.  Liability of Company.  The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or other persons as to:

(a) The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; or

(b) Any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Award granted hereunder.

17.  Reservation of Shares.  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.  Stock Award Agreement.  All Stock Awards shall be evidenced by written award agreements in such form as the Board shall approve.

19.  Choice of Law.  The law of the State of Delaware, without regard to its conflict of laws rules, shall govern all questions concerning the construction, validity and interpretation of the Plan.

20.  Section 409A.  It is intended that any Stock Awards issued to U.S. taxpayers pursuant to this Plan and any Stock Award Agreement shall not constitute “deferrals of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. The Plan and each Stock Award Agreement or other written document establishing the terms and conditions of a Stock Award are to be interpreted and administered in a manner consistent with these intentions. However, no guarantee or commitment is made that the Plan, any Stock Award Agreement or any other written document establishing the terms and conditions of a Stock Award shall be administered in accordance with the requirements of Section 409A of the Code, with respect to amounts that are subject to such requirements, or that the Plan, any Stock Award Agreement or any other written document establishing the terms and conditions of a Stock Award shall be administered in a manner that avoids the application of Section 409A of the Code, with respect to amounts that are not subject to such requirements.

21.  Required Delay in Payment on Account of a Separation from Service.  Notwithstanding any other provision in this Plan, any Stock Award Agreement or any other written document establishing the terms and conditions of a Stock Award, if any Stock Award recipient is a “specified employee” (as defined in Treasury Regulations Section 1.409A-1(i)), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Section 409A of the Code), then, to the extent required by Treasury Regulations Section 1.409A-3(i)(2), any payment made to the Stock Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Board may elect any of the methods of applying this rule that are permitted under Treasury Regulations Section 1.409A-3(i)(2)(ii).

APPENDIX B

SENIOR EXECUTIVE BONUS PLAN

1.  Purpose.

The purpose of the Senior Executive Bonus Plan (the “Plan”) is to motivate and reward that individual who is serving as the Chief Executive Officer (the “CEO”) of Cadence Design Systems, Inc. (the “Company”) and the individuals who are part of the senior executive staff as designated by the CEO (collectively, the “Executives”) in order to improve the Company’s profitability and achieve the established corporate goals of the Company. Under the Plan, an Executive may be awarded for each fiscal year of the Company, or a portion thereof, a performance bonus, described in Section 4 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.  Eligibility.

In addition to the CEO, those individuals who are part of the senior executive staff as designated by the CEO, at the CEO’s discretion, shall be eligible to participate in the Plan. Other than the CEO, no person is automatically entitled to participate in the Plan in any fiscal year, or portion thereof. Participation in the Plan during any fiscal year, or portion thereof, does not entitle a participant to participate in the Plan or any similar plan in the future.

3.  Administration of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) which shall consist of at least two independent directors of the Company who satisfy the requirements of Section 162(m) of the Code. The Compensation Committee shall have the sole discretion and authority to: (i) administer and interpret the Plan in accordance with Section 162(m) of the Code as appropriate; (ii) prescribe the terms and conditions of any awards granted under the Plan; (iii) adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and (iv) interpret, amend or revoke any such rules and guidelines. The decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.

4.  Performance Bonus Amounts.

For each fiscal year, the performance bonus amount payable to each Executive under this Section 4 is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code and shall be based on a target bonus, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized. The Compensation Committee shall, for each fiscal year, approve the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules;

(i) The relevant performance criteria shall include, either individually or in combination, applied to the Company as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of companies or relative to a pre-established target or a previous year’s results (and in each case on a GAAP or non-GAAP basis, if applicable): (a) cash flow (including measures of operating or free cash flow), (b) earnings per share (diluted or basic), (c) earnings per share from continuing operations, (d) earnings (including but not limited to earnings before interest, taxes, depreciation and amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) customer loyalty or satisfaction as measured by a customer loyalty or satisfaction index determined by an independent consultant or expert in measuring such matters, (q) return on investment, (r) stock price, (s) market capitalization, (t) cash from operations, (u) product innovation or release schedule, (v) capital expenditure , (w) working capital, (x) cost of capital, (y) cost reductions, (z) bookings and segments of bookings such as net product bookings, (aa) market penetration, and (bb) technology development or proliferation.

(ii) To the extent consistent with Section 162(m) of the Code, the Compensation Committee (A) may appropriately adjust any evaluation of performance under a performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with the applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a performance criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(iii) As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the fiscal year. If for a fiscal year the Compensation Committee determines to use only performance criteria measurable over the entire fiscal year, then it must identify in writing within ninety (90) days after the beginning of the fiscal year the target bonus, and the selected performance criteria and targets. If for any fiscal year the Compensation Committee determines to use at least one performance criterion to be measured over less than the entire fiscal year, then the performance bonus for the fiscal year shall be the bonus calculated for such short performance period or, if more than one performance period per fiscal year is involved, then the sum of the bonuses calculated separately for each short performance period ending with or within the fiscal year. In that case, on or before the date which represents 25 percent of the total number of days in such short performance period, the Compensation Committee shall identify in writing the target bonus, the selected performance criteria, and the targets applicable to such period.

(iv) The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above. Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any Executive upon satisfaction of the designated targets if such Executive is not covered by Section 162(m) of the Code.

5.  The Payment of Bonuses.

Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Executive for any fiscal year as a performance bonus shall be $5,000,000. The bonus or bonuses for a fiscal year (including all short performance periods ending with or within such year) shall be paid as soon as practicable following the approval of such bonuses following the end of such year or short performance period, as the case may be. No performance bonus under Section 4 hereof shall be paid unless and until the Compensation Committee makes a certification in writing that the performance criteria and targets have been satisfied as required by Section 162(m) of the Code. Further, unless otherwise provided in a written agreement with an Executive, the Executive must be employed by the Company on the date that bonus payments are distributed for a fiscal year or short performance period, as the case may be, or have terminated employment prior to that time solely on account of death or disability. If an Executive is entitled to payment of a performance bonus under Section 4 hereof, but was not employed by the Company for the entire fiscal year or short performance period, as the case may be, he or she may, at the discretion of the Compensation Committee, receive a prorated amount of the bonus amount payable as though he or she were employed for the entire year determined as follows: (i) if the performance period for such bonus is the entire fiscal year, the full year bonus amount shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year and the denominator of which is the number of days in the entire fiscal year; or (ii) if the bonus for the fiscal year represents the bonus or sum of bonuses computed separately for each short period within the fiscal year, then the bonus otherwise payable for each short period shall be multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such short period and the denominator of which is the total number of days in such short period.

6.  Amendment and Termination.

The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any Executive’s bonus payments at any time, for any or no reason.

7.  Cadence Design Systems, Inc. Clawback Policy.

All amounts earned under the Plan and paid on or after January 1, 2010 are subject to the Cadence Design Systems, Inc. Clawback Policy as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Plan.

8.  Section 409A of the Code.

To the extent applicable, it is intended that this Plan and any awards granted hereunder either be exempt from the requirements of, or else comply with the requirements of, Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

9.  No Right to Employment, Reelection or Continued Service.

Nothing in this Plan or a bonus granted hereunder shall interfere with or limit in any way the right of the Company to terminate any participant’s employment, service on the Board of Directors or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or a bonus granted hereunder itself confer upon any participant any right to continue his or her employment or service for any specified period of time. Neither a bonus awarded hereunder nor any benefits arising under this Plan shall constitute an employment contract with the Company.

10.  Unfunded Plan.

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their bonus awards, if any. If the Compensation Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

APPENDIX C

CADENCE DESIGN SYSTEMS, INC.

AMENDED AND RESTATED 1987 STOCK INCENTIVE PLAN

Adopted April 24, 1987
Amended and Restated February 2, 2007 (approved by stockholders)
Amended February 2, 2007 (approved by stockholders)
Amended July 30, 2007 (stockholder approval not required)
Amended March 16, 2011 (pending approval by stockholders)
Termination Date: March 16, 2021

1.  Purposes of the Plan.  The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and its Affiliates, and to promote the success of the Company’s business.

2.  Definitions.  As used herein, the following definitions shall apply:

(a) “Affiliate” shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” shall mean the Committee, if one has been appointed, or the Board of Directors, if no Committee is appointed.

(c) “Board of Directors” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

(e) “Committee” shall mean the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan, if one is appointed.

(f) “Common Stock” shall mean the common stock of the Company.

(g) “Company” shall mean Cadence Design Systems, Inc., a Delaware corporation.

(h) “Consultant” shall mean any consultant, independent contractor or adviser rendering services to the Company or an Affiliate (provided that such person renders bona fide services not in connection with the offering and sale of securities in capital raising transactions).

(i) “Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service, whether as an Employee or Consultant. The Board shall determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any approved leave of absence, including sick leave, military leave, or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors. Continuous Status as an Employee or Consultant shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Affiliate, provided that there is no interruption or termination thereof.

(j) “Employee” shall mean any person, including officers and directors, employed by the Company or any Affiliate. The payment of a director’s fee or other compensation paid solely on account of service as a director by the Company shall not be sufficient to constitute “employment” by the Company.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(l) “Fair Market Value” means, with respect to any relevant date prior to January 1, 2007, the average of the high and low prices of the Common Stock on such date, as reported on the NASDAQ Global Select Market or such other primary national exchange on which the Common Stock is listed, and, with respect to any relevant date on or after January 1, 2007, the closing price of the Common Stock on such date, as reported on the NASDAQ Global Select Market or such other primary national exchange on which the Common Stock is listed. In the event the Common Stock is not listed on an exchange as described in the previous sentence, Fair Market Value with respect to any relevant date shall be determined in good faith by the Board.

(m) “Incentive Stock” means shares of Common Stock granted to a Participant pursuant to Section 10 hereof.

(n) “Incentive Stock Agreement” means a written agreement between the Company and a holder of an award of Incentive Stock evidencing the terms and conditions of an individual Incentive Stock grant. Each Incentive Stock Agreement shall be subject to the terms and conditions of the Plan.

(o) “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Nonstatutory Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(q) “Option” shall mean a stock option granted pursuant to the Plan, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, at the discretion of the Board and as reflected in the terms of the applicable Stock Option Agreement.

(r) “Optioned Stock” shall mean the Common Stock subject to an Option.

(s) “Parent” shall mean a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Participant” shall mean an Employee or Consultant who receives a Stock Award.

(u) “Plan” shall mean this Amended and Restated 1987 Stock Incentive Plan, as amended from time to time.

(v) “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria as determined pursuant to an objective formula, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, segment or Affiliate, either individually, alternatively or in any combination, and measured over a performance period determined by the Board, on an absolute basis or relative to a pre-established target, or compared to previous results or to a designated comparison group, in each case as specified by the Board in a Stock Award (and in each case on a GAAP or non-GAAP basis, if applicable): (a) cash flow (including measures of operating or free cash flow), (b) earnings per share (diluted or basic), (c) earnings per share from continuing operations, (d) earnings (including but not limited to earnings before interest, taxes, depreciation and amortization), (e) return on equity, (f) total stockholder return, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin, (n) return on operating revenue, (o) market share, (p) customer loyalty or satisfaction as measured by a customer loyalty or satisfaction index determined by an independent consultant or expert in measuring such matters, (q) return on investment, (r) stock price, (s) market capitalization, (t) cash from operations, (u) product innovation or release schedule, (v) capital expenditure, (w) working capital, (x) cost of capital, (y) cost reductions, (z) bookings and segments of bookings such as net product bookings, (aa) market penetration, and (bb) technology development or proliferation.

(w) “Restricted Stock Unit” means a Stock Award granted to a Participant pursuant to Section 10 hereof pursuant to which shares of Common Stock or cash in lieu thereof may be issued in the future.

(x) “Restricted Stock Unit Agreement” means a written agreement between the Company and a holder of an award of Restricted Stock Units evidencing the terms and conditions of an individual Restricted Stock Unit grant. Each Restricted Stock Unit Agreement shall be subject to the terms and conditions of the Plan.

(y) “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act, or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(z) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(aa) “Share” shall mean a share of Common Stock, as may be adjusted in accordance with Section 12 of the Plan.

(bb) “Stock Award” shall mean any right granted under the Plan, including an Option, an award of Incentive Stock, or a Restricted Stock Unit.

(cc) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Stock Option Agreement” means a written agreement between the Company and a holder of an Option award evidencing the terms and conditions of an individual Option grant. Each Stock Option Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Subsidiary” shall mean a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.

(a) Share Reserve.  Subject to the provisions of Sections 3(b) and 12 of the Plan, the number of shares reserved for issuance under the Plan is seventy-nine million three hundred seventy thousand one hundred (79,370,100) shares of Common Stock; provided, however, that no more than five million (5,000,000) shares of Common Stock authorized under the Plan may be issued pursuant to Awards of Incentive Stock or Restricted Stock Units.

(b) Issuance of Shares.  If a Stock Award should expire, become unexercisable, be forfeited or otherwise terminate for any reason without having been exercised in full, the then unpurchased or forfeited Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan; provided, however, that if a Stock Award is canceled, forfeited or treated as having been canceled for purposes of Section 162(m) of the Code, then the canceled Stock Award shall count against the maximum number of shares for which a Stock Award may be granted to any person under the terms of the Plan. Additionally, Shares subject to a Stock Award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares used to pay the exercise price of an Option, (ii) shares delivered to or withheld by the Company to pay the withholding taxes related to a Stock Award or (iii) shares repurchased on the open market with the proceeds of an Option exercise.

(c) Source of Shares.  Shares issued under the Plan may be authorized, but unissued, or reacquired Common Stock.

(d) Tax Code Limits.  The aggregate number of Shares subject to Stock Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,216,702, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Stock Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 79,370,100, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

4.  Administration of the Plan.

(a) Procedure.  The Plan shall be administered by the Board of Directors. The Board of Directors may appoint a Committee consisting of one or more members of the Board of Directors, to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. In such event, any references in the Plan to the Board of Directors shall be deemed to refer to the Committee. To the extent required to satisfy the requirements of Rule 16b-3 or Section 162(m) of the Code, the Committee shall consist of two or more “Non-Employee Directors” (i.e., a director who is receiving no compensation from the Company other than for service on the Board of Directors or who does not receive such additional compensation which exceeds the limits specified in the definition of such term under Rule 16b-3 and otherwise meets the requirement under Rule 16b-3 for “non-employee directors”) or “Outside Directors” (i.e., a director who is not either a current or former officer of the Company nor a current employee of the Company, and who is receiving no compensation from the Company other than for service on the Board of Directors or who does not receive such additional compensation which exceeds the limits specified in the definition of such term under Section 162(m) of the Code). Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time the Board of Directors may increase or decrease the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused and remove all members of the Committee, and thereafter directly administer the Plan. Notwithstanding anything in this Section 4 to the contrary, at any time the Board of Directors or the Committee may delegate to a committee of one or more members of the Board of Directors the authority to grant Stock Awards to all Employees and Consultants or any portion or class thereof. Members of the Board of Directors who are either eligible for Stock Awards or have been granted Stock Awards may vote on any matters affecting the administration of the Plan or grant of any Stock Awards pursuant to the Plan, except that no such member shall act upon the granting of a Stock Award to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting of Stock Awards to him or her.

(b) Powers of the Board.  Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Stock Awards under the Plan; (ii) to determine the exercise or sales price per share of Stock Awards to be granted, which exercise price shall be determined in accordance with Sections 8(a) and 10(c) of the Plan, as applicable; (iii) to determine the Employees or Consultants to whom, and the time or times at which, Stock Awards shall be granted, the number of Shares to be represented by each Stock Award, and the terms of such Stock Awards; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Stock Award granted (which need not be identical) in accordance with the Plan, and, with the consent of the holder thereof with respect to any adverse change, modify or amend each Stock Award; (vii) to accelerate or defer (the latter with the consent of the Participant) the exercise date and vesting of any Stock Award; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of a Stock Award previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c) Effect of Board’s Decision.  All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of any Stock Awards granted under the Plan.

5.  Eligibility.  Stock Awards may be granted only to Employees or Consultants. An Employee or Consultant who has been granted a Stock Award may, if he or she is otherwise eligible, be granted an additional Stock Award.

Incentive Stock Options may only be granted to Employees. The aggregate Fair Market Value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by such individual during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000. To the extent that the grant of an Option exceeds this limit, the portion of the Option that exceeds such limit shall be treated as a Nonstatutory Stock Option.

The Plan shall not confer upon any Participant any right with respect to continuation of employment or consultancy by the Company or any Affiliate, as applicable, nor shall it interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate the Participant’s employment at any time or the Participant’s consultancy pursuant to the terms of the Consultant’s agreement with the Company or any Affiliate.

6.  Term of the Plan.  The Plan became effective upon its adoption by the Board of Directors. Subsequently amended, the Plan shall continue in effect until March 16, 2021 unless sooner terminated under Section 14 hereof.

7.  Term of Option; Vesting Provisions.

(a) Option Term.  The term of each Option shall be seven (7) years from the date of grant thereof or such shorter term as may be provided in the applicable Stock Option Agreement. However, in the case of an Incentive Stock Option granted to an Employee, who immediately before the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter time as may be provided in the applicable Stock Option Agreement.

(b) Vesting Provisions.  The terms on which each Option shall vest shall be determined by the Board in its discretion, and shall be set forth in the Stock Option Agreement relating to each such Option. Without limiting the discretion of the Board, vesting provisions may include time-based vesting or vesting based on achievement of performance or other criteria. Performance criteria may, but need not, be based on Qualifying Performance Criteria. The provisions of this Section 7(b) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised.

8.  Option Exercise Price and Consideration.

(a) Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

(i) In the case of an Incentive Stock Option:

(1) Granted to an Employee who, immediately before the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(2) Granted to any Employee to whom Section 8(a)(i)(1) hereof is not applicable, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of an Option granted on or after the effective date of registration of any class of equity security of the Company pursuant to Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the provisions of this Section 8(a), an Option (whether an Incentive Stock Option or Nonstatutory Stock Option) may be granted with an exercise price lower than set forth in this Section 8(a) if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(b) Consideration.  Subject to applicable law, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares as may be determined by the Board. In making its determination as to the type of consideration to accept, the Board shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(c) No Repricing without Stockholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company shall not, without stockholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Stock Award or a new Option with a lower exercise price or (iii) otherwise reprice such Option.

9.  Exercise of Options.

(a) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board, including performance criteria with respect to the Company and/or the Participant, and as shall be permissible under the terms of the Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Status as an Employee or Consultant.  If a Participant ceases to serve as an Employee or Consultant for any reason other than death, the Participant may, but only within such period of time ending on the earlier of (i) three (3) months (or such other period of time as is determined by the Board) after the date the Participant ceases to be an Employee or Consultant or (ii) the expiration of the term of the Option, exercise the Option to the extent that the Participant was entitled to exercise it at the date of such termination. To the extent that the Participant was not entitled to exercise the Option at the date of such termination, or if the Participant does not exercise such Option (which the Participant was entitled to exercise) within the time specified herein, the Option shall terminate.

(c) Death of Participant.  In the event of the death of a Participant:

(i) during the term of the Option who is at the time of the Participant’s death an Employee or Consultant and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised at any time during the period ending on the earlier of the date that is three (3) months (or such longer period of time as determined by the Board) following the date of death or the date the Option would otherwise terminate, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Participant continued living three (3) months (or such longer period of time as determined by the Board) after the date of death. Any and all Options that are not exercised during such period shall terminate as of the end of such period; or

(ii) within one (1) month (or such longer period of time as determined by the Board) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time during the period ending on the earlier of the date that is three (3) months (or such longer period of time as determined by the Board) following the date of death or the date the Option would otherwise terminate, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination. Any and all of the deceased Participant’s Options that are not exercised during such period shall terminate as of the end of such period.

10.  Incentive Stock and Restricted Stock Units.

(a) General.  Incentive Stock is an award or issuance of shares of Common Stock under the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued service or performance conditions) and terms as the Board deems appropriate. Restricted Stock Units are awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance criteria) and terms as the Board deems appropriate. Unless determined otherwise by the Board, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. The Board may specify that the grant, vesting or retention of any or all Incentive Stock and/or Restricted Stock Units is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. To the extent that any Incentive Stock and/or Restricted Stock Unit Award is

designated by the Board as “performance-based compensation” under Section 162(m) of the Code, (i) the performance criteria for the grant, vesting or retention of any such Incentive Stock and/or Restricted Stock Unit Award shall be a measure based on one or more Qualifying Performance Criteria selected by the Board, specified at the time the Incentive Stock and/or Restricted Stock Unit Award is granted, and shall be a preestablished goal under Treasury Regulation Section 1.162-27(e)(2)(i), (ii) the Board shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Stock and/or Restricted Stock Unit Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, and (iii) the award shall comply with all other applicable requirements relating to “performance based compensation” under Section 162(m) of the Code. To the extent a performance-based award is not intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria for the grant, vesting or retention of any such Incentive Stock and/or Restricted Stock Unit Award may be a measure based on one or more Qualifying Performance Criteria selected by the Board, or any other criteria deemed appropriate by the Board.

(b) Incentive Stock Agreement; Restricted Stock Unit Agreement.  Each Incentive Stock Agreement and Restricted Stock Unit Agreement shall contain provisions regarding (i) the number of shares of Common Stock subject to such award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement of these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Board, (v) restrictions on the transferability of the Shares and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined from time to time by the Board. Shares of Incentive Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Board may provide.

(c) Sales Price.  Subject to the requirements of applicable law, the Board shall determine the price, if any, at which shares of Incentive Stock or Shares underlying Restricted Stock Units shall be sold or awarded to a Participant, which price may vary from time to time and among Participants and which may be above or below the Fair Market Value of such shares at the date of grant or issuance.

(d) Share Vesting.  Except as set forth herein, the grant, issuance, retention and/or vesting of shares of Incentive Stock and Restricted Stock Units, as applicable, shall be at such time and in such installments as determined by the Board. The Board shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of shares of Incentive Stock and Restricted Stock Units subject to continued service, passage of time and/or such performance criteria as deemed appropriate by the Board; provided that, in no event shall an award of Incentive Stock or Restricted Stock Units vest sooner than (i) three (3) years after the date of grant, if the vesting of the Incentive Stock or Restricted Stock Units is based solely on Continuous Status as an Employee or Consultant and the grant of Incentive Stock or Restricted Stock Units is not a form of payment of earned incentive compensation or other performance-based compensation, provided, however, that notwithstanding the foregoing vesting limitations, shares of Incentive Stock and awards of Restricted Stock Units vesting under this clause (i) may vest in installments so long as the vesting schedule, at any point in time, is not more favorable than what would be vested under a monthly pro rata installment schedule (i.e., 1/36 per month for 3 years), or (ii) one (1) year after the date of grant, if the vesting of Incentive Stock or Restricted Stock Units is subject to the achievement of performance goals. Notwithstanding the foregoing, the Board may accelerate vesting (in a Stock Award Agreement or otherwise) of any Stock Award in the event of a Participant’s termination of service as an Employee or Consultant, a Change in Control or similar event, provided that, in the case of award of Incentive Stock or Restricted Stock Units that is intended to qualify as “performance based compensation” under Section 162(m), such acceleration shall comply with the requirements set forth in Treasury Regulation Section 1.162-27(e)(2)(iii).

(e) Transferability.  Shares of Incentive Stock and Restricted Stock Units shall be transferable by the Participant only upon such terms and conditions as are set forth in the applicable Stock Award Agreement, as the Board shall determine in its discretion, so long as the Incentive Stock or Restricted Stock Units, as applicable, awarded under the Stock Award Agreement remain subject to the terms of the Stock Award Agreement.

(f) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under an award of Incentive Stock or Restricted Stock Units, as applicable, on account of either financial performance or personal performance evaluations may be reduced by the Board on the basis of such further considerations as the Board shall determine, but may not be increased. In addition, the Board may appropriately adjust any evaluation of performance under the Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

(g) Voting Rights.  Unless otherwise determined by the Board, Participants holding shares of Incentive Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. With respect to Shares underlying Restricted Stock Units, Participants shall have no voting rights unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(h) Dividends and Distributions.  Participants in whose name an Award of Incentive Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Board. Participants in whose name an Award of Restricted Stock Units is granted shall not be entitled to receive dividends or other distributions paid with respect to the Shares underlying such Award, unless determined otherwise by the Board. The Board will determine whether any such dividends or distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall be subject to the same restrictions and vesting conditions as the Award with respect to which they were distributed. Notwithstanding anything herein to the contrary, in no event shall dividends or dividend equivalents be currently payable with respect to unvested or unearned Awards subject to performance criteria.

11.  Non-Transferability of Stock Awards.  Except as otherwise expressly provided in the terms of the applicable Stock Award Agreement, a Stock Award may not be sold, pledged, assigned, hypothecated, transferred or otherwise disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant or the Participant’s legal representative. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Stock Award.

12.  Adjustments upon Changes in Capitalization or Change in Control.  The number of Shares covered by each outstanding Stock Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Stock Awards have yet been granted or which have been returned to the Plan upon cancellation, expiration, forfeiture or other termination of a Stock Award, as well as the price per Share covered by each such outstanding Stock Award, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Stock Award. Such adjustment shall be designed to comply with Section 409A and 424 of the Code or, except as otherwise expressly provided in Section 3(d) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders.

For purposes of the Plan, a “Change in Control” shall be deemed to occur upon the consummation of any one of the following events: (a) a sale of all or substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least 50% of the voting securities of the controlling acquiring corporation); (c) a merger or consolidation in which the Company is the surviving corporation and less than 50% of the voting securities of the Company that are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; (d) any transaction or series of related transactions after which any person (as such term is defined in Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner of voting securities of the Company representing 40% or more of the combined voting power of all of the voting securities of the Company; (e) during any period of two consecutive years, individuals who at the beginning of such period constitute the membership of the Company’s Board of Directors (“Incumbent Directors”) cease for any reason to have authority to cast at least a majority of the votes which all directors on the Board of Directors are entitled to cast, unless the election, or the nomination for election by the Company’s stockholders, of a new director was approved by a vote of at least two-thirds of the votes entitled to be cast by the Incumbent Directors, in which case such director shall also be treated as an Incumbent Director in the future; or (f) the liquidation or dissolution of the Company.

In the event of a Change in Control, then: (a) any surviving or acquiring corporation shall assume Stock Awards outstanding under the Plan or shall substitute similar awards (including an option to acquire the same consideration paid to stockholders in the transaction described in this Section 12 for those outstanding Options under the Plan), or (b) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar awards for those outstanding under the Plan, (i) with respect to Stock Awards held by persons then performing services as Employees or Consultants, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (ii) with respect to any other Options outstanding under the Plan, such Options shall be terminated if not exercised prior to such event.

13.  Miscellaneous.

(a) Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest. If the Board, at its sole discretion, permits acceleration as to all or any part of a Stock Award, the aggregate Fair Market Value (determined at the time Stock Award is granted) of stock with respect to which Incentive Stock Options first become exercisable in the year of such dissolution, liquidation, sale of assets or merger cannot exceed $100,000. Any remaining accelerated Incentive Stock Options shall be treated as Nonstatutory Stock Options.

(b) Additional Restrictions on Stock Awards.  Either at the time a Stock Award is granted or by subsequent action, the Board may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by an Participant of any Shares issued under a Stock Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants, and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

(c) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until such Participant has satisfied all requirements for exercise and/or vesting of the Stock Award pursuant to its terms and said Shares have been issued to the Participant.

(d) Investment Assurances.  The Company may require a Participant, as a condition to exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon exercise of the Option or acquisition of Common Stock under the Plan has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock represented thereby.

(e) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the Stock Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

14.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time terminate the Plan or amend the Plan from time to time in such respects as the Board may deem advisable; provided, however, that no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any listing requirements of any securities exchange or national market system on which the Common Stock is traded.

(b) Effect of Amendment or Termination.  Any such amendment or termination of the Plan shall not adversely affect Stock Awards already granted and such Stock Awards shall remain in full force and effect as if the Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company.

15.  Conditions Upon Issuance of Shares.  Shares shall not be issued pursuant to a Stock Award unless the exercise of the Option, if applicable, and the issuance and delivery of such Shares pursuant the Stock Award shall comply with all relevant provisions of the law, including without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange or national market system upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.  Liability of Company.  The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or other persons as to:

(a) The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; or

(b) Any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Award granted hereunder.

17.  Reservation of Shares.  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18.  Stock Award Agreement.  All Stock Awards shall be evidenced by written award agreements in such form as the Board shall approve.

19.  Choice of Law.  The law of the State of Delaware, without regard to its conflict of laws rules, shall govern all questions concerning the construction, validity and interpretation of the Plan.

20.  Section 409A.  It is intended that any Options and Incentive Stock issued pursuant to this Plan and any award agreement shall not constitute “deferrals of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. It is further intended that any Restricted Stock Units issued pursuant to this Plan and any award agreement or other written document establishing the terms and conditions of the Stock Award (which may or may not constitute “deferrals of compensation,” depending on the terms of each Stock Award) shall avoid any “plan failures” within the meaning of Section 409A(a)(1) of the Code. The Plan and each award agreement or other written document establishing the terms and conditions of a Stock Award are to be interpreted and administered in a manner consistent with these intentions. However, no guarantee or commitment is made that the Plan, any award agreement or any other written document establishing the terms and conditions of a Stock Award shall be administered in accordance with the requirements of Section 409A of the Code, with respect to amounts that are subject to such requirements, or that the Plan, any award agreement or any other written document establishing the terms and conditions of a Stock Award shall be administered in a manner that avoids the application of Section 409A of the Code, with respect to amounts that are not subject to such requirements.

21.  Required Delay in Payment on Account of a Separation from Service.  Notwithstanding any other provision in this Plan, any award agreement or any other written document establishing the terms and conditions of a Stock Award, if any stock Award recipient is a “specified employee” (as defined in Treasury Regulations Section 1.409A-1(i)), as of the date of his or her “Separation from Service” (as defined in authoritative IRS guidance under Section 409A of the Code), then, to the extent required by Treasury Regulations Section 1.409A-3(i)(2), any payment made to the Stock Award recipient on account of his or her Separation from Service shall not be made before a date that is six months after the date of his or her Separation from Service. The Board may elect any of the methods of applying this rule that are permitted under Treasury Regulations Section 1.409A-3(i)(2)(ii).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time on May 9, 2011. INTERNET http://www.proxyvoting.com/cdns Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Fulfillment 96239 96241 FOLD AND DETACH HERE THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 6 AND 8 AND “1 YEAR” ON PROPOSAL 7. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE DESIGN SYSTEMS, INC. Please mark your votes as X 1. ELECTION OF DIRECTORS indicated in this example FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1.1 Susan L. 1.5 John B. 4. Re-approval of the performance goals under the 1987 Stock Incentive Bostrom Shoven Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. 1.2 Donald L. 1.6 Roger S. 5. Approval of an amendment to the 1987 Stock Incentive Plan, including an Lucas Siboni increase in the number of shares of common stock reserved for issuance thereunder. 1.3 Alberto 1.7 John A.C. 6. Vote on a non-binding advisory resolution regarding executive Sangiovanni- Swainson compensation. Vincentelli 1.4 George M. 1.8 Lip-Bu Scalise Tan 1 YEAR 2 YEARS 3 YEARS ABSTAIN 7. Vote on a non-binding advisory resolution regarding the 2. Approval of the 2000 Equity Incentive Plan, including an increase in the frequency of non-binding stockholder votes regarding executive number of shares of common stock reserved for issuance thereunder. compensation. 3. Re-approval of the performance goals under the Senior Executive Bonus Plan for compliance with Section 162(m) of the Internal Revenue FOR AGAINST ABSTAIN Code of 1986, as amended. 8. Ratification of the selection of KPMG LLP as the independent registered public accounting firm of Cadence for its fiscal year ending December 31, 2011. Authority is hereby given to the proxies identified on the front of this card to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned hereby acknowledges receipt of: (a) Notice of Internet Availability of Proxy Materials, (b) Notice of Annual Meeting of Stockholders of Cadence Design Systems, Inc., (c) accompanying Proxy Statement, and (d) Annual Report on Form 10-K for the fiscal year ended January 1, 2011. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

You can now access your Cadence Design Systems, Inc. account online. Access your Cadence Design Systems, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Cadence Design Systems, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Eastern Time Monday-Friday Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-877-899-9107 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the 2011 Annual Meeting of Stockholders of Cadence Design Systems, Inc. The 2011 Proxy Statement and the Annual Report for the fiscal year ended January 1, 2011 of Cadence Design Systems, Inc. are available at: http://www.proxyvoting.com/cdns FOLD AND DETACH HERE PROXY CADENCE DESIGN SYSTEMS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2011 The undersigned hereby appoints Lip-Bu Tan, Geoffrey G. Ribar and James J. Cowie, or any of them, each with power of substitution, to attend and to represent the undersigned at the 2011 Annual Meeting of Stockholders of Cadence Design Systems, Inc., to be held at the offices of Cadence Design Systems, Inc. located at 2655 Seely Avenue, Building 10, San Jose, California 95134, on May 10, 2011 at 1:00 p.m. Pacific time and any continuation or adjournment thereof, and to vote the number of shares of common stock of Cadence Design Systems, Inc. that the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy previously given by the undersigned with respect to such shares of common stock is hereby revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE DESIGN SYSTEMS, INC. THE SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE EIGHT DIRECTOR NOMINEES FOR ELECTION, AND FOR PROPOSALS 2, 3, 4, 5, 6 AND 8 AND “1 YEAR” ON PROPOSAL 7. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE 2011 ANNUAL MEETING OF STOCKHOLDERS, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED ABOVE MAY DETERMINE IN THEIR SOLE DISCRETION. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Fulfillment (Continued and to be marked, dated and signed, on the other side) 96239 96241